                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              THERMO VOLTEK CORP.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies: Common Stock, par value $.05 per share.

   2) Aggregate number of securities to which transaction applies: 2,677,850.

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $3,749 represents 1/50 of 1.0% of the product of (a) 2,677,850 shares of Common Stock of the Registrant times (b) $7.00 per share, which is the cash amount per share to be received by the stockholders in the merger proposal to which this Proxy Statement relates.

   4) Proposed maximum aggregate value of transaction: $18,744,950.

   5) Total fee paid: $3,749.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

[Thermo Voltek Corp. Logo]
470 WILDWOOD STREET
P.O. BOX 2878
WOBURN, MASSACHUSETTS 01888-1578

Dear Stockholder:

     I am pleased to invite you to a Special Meeting of the stockholders of Thermo Voltek Corp., at which you will be asked to approve the proposed merger of Voltek with a newly-formed subsidiary of Thermedics Inc. (Voltek's parent
company). The Special Meeting will take place at 10:00 a.m. on        , 1999 at
the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. The merger, if approved by Voltek's stockholders, would result in the public stockholders of Voltek receiving $7.00 in cash, without interest, per share for their stock and Voltek becoming a private company.

     If Voltek's stockholders approve the merger, the merger would be accomplished under an Agreement and Plan of Merger by and among Voltek, TV Acquisition Corporation and Thermedics. Please carefully read the Merger Agreement, which is attached as Appendix A to the enclosed Proxy Statement. In addition, if you choose to dissent from the proposed merger and wish to seek appraisal of the fair value of your stock, please refer to the sections of the Proxy Statement regarding the rights of dissenting stockholders.

     After comparing the proposed merger to various strategic alternatives, including the sale of Voltek to an unaffiliated third party, a special committee of the Voltek Board of Directors has concluded that the proposed merger represents the best available course for Voltek and its public stockholders. The Special Committee has received an opinion from its financial advisor, HSBC Securities, Inc., as to the fairness of the merger from a financial point of view to the Voltek stockholders (other than Thermedics and its affiliates). Please read carefully the written opinion of HSBC Securities, Inc., dated November 24, 1998, which is attached as Appendix B to the enclosed Proxy Statement.

     Voltek's Board of Directors and the Special Committee of the Board of Directors believe that the proposed merger with Thermedics is both substantively and procedurally fair to the public stockholders of Voltek, and unanimously recommend that stockholders vote "FOR" approval of the proposed merger. In considering the recommendations of the Board of Directors with respect to the merger, stockholders should be aware that four of the six members of the Voltek Board of Directors are either directors or employees of Thermedics or Thermo Electron and thus have interests that are in addition to, or different from, your interests as stockholders of Voltek.

     Delaware law requires that a majority of the outstanding shares of Voltek Common Stock entitled to vote at the Special Meeting vote in favor of the merger for the merger to be approved. Thermedics, which owns approximately 66% of the outstanding Common Stock, and Thermo Electron, which owns approximately 3% of the outstanding Common Stock, intend to vote their shares in favor of the Merger Agreement, thus assuring that the merger will be approved for purposes of Delaware law. However, under the Merger Agreement, approval of the merger also requires the affirmative vote of a majority of the outstanding shares of Common Stock voted at the Special Meeting that are not owned by Thermedics, Thermo Electron or the officers and directors of Voltek, Thermedics and Thermo
Electron. Only stockholders of record at the close of business on        , 1999
will receive notice of and be able to vote at the Special Meeting or any adjournment or adjournments thereof.

     The accompanying Proxy Statement provides you with a summary of the proposed merger and additional information about the parties involved and their interests. Please give all this information your careful attention. You can also obtain other information about Voltek, Thermedics and Thermo Electron from documents filed with the Securities and Exchange Commission.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US TODAY. IF YOU DATE, SIGN AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

     Your Board of Directors believes that the transaction with Thermedics is in the best interests of Voltek and its public stockholders and has unanimously approved it. Your Board of Directors unanimously recommends that stockholders vote for the approval of the Merger Agreement. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy today.

     Please do not send any stock certificates to us now. If the merger is approved, we will send you instructions concerning the surrender of your shares.

     Thank you for your interest and participation.

                                          Yours very truly,

                                          COLIN I.W. BAXTER
                                          President and Chief Operating Officer

                           [Thermo Voltek Corp. Logo]

                           NOTICE OF SPECIAL MEETING
                                                                          , 1999

To the Holders of the Common Stock of
THERMO VOLTEK CORP.

     I am pleased to give you notice of and cordially invite you to attend in person or by proxy the Special Meeting of the stockholders of Thermo Voltek Corp., a Delaware corporation (the "Company" or "Voltek"), which will be held on
               ,             , 1999, at 10:00 a.m., at the offices of Thermo
Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof (the "Special Meeting"). At the Special Meeting, stockholders will:

     1. Consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of November 24, 1998 (the "Merger Agreement") pursuant to which TV Acquisition Corporation, a newly-formed company (the "Merger Sub"), will be merged with and into Voltek (the "Merger"). Upon the Merger, each stockholder of the Company (other than stockholders who perfect their dissenters' rights, Thermedics Inc. ("Thermedics")and Thermo Electron Corporation) will become entitled to receive $7.00 in cash, without interest, for each outstanding share of common stock, $.05 par value, of the Company (the "Common Stock") owned by such stockholder immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying Proxy Statement.

     2. Transact such other business as may properly come before the Special Meeting.

     Only stockholders of record at the close of business on             , 1999
will receive notice of and be able to vote at the Special Meeting.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. The Company's Bylaws require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be present or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Special Meeting regardless of the number of shares you hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy Card in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

     Stockholders who properly demand appraisal prior to the stockholder vote at the Special Meeting, who do not vote in favor of adoption of the Merger Agreement and who otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will be entitled, if the Merger is completed, to statutory appraisal of the "fair value" of their shares of Common Stock. See "RIGHTS OF DISSENTING STOCKHOLDERS" in the accompanying Proxy Statement and the full text of Section 262 of the DGCL, which is attached as Appendix C to and is described in the accompanying Proxy Statement, for a description of the procedures that you must follow in order to exercise your appraisal rights.

     This Notice, the Proxy Card and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                          Secretary

     WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE AFFIRMATIVE VOTE OF (I) A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON AND (II) A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK THAT ARE VOTED AT THE SPECIAL MEETING BY STOCKHOLDERS OTHER THAN THERMEDICS, THERMO ELECTRON CORPORATION AND THE DIRECTORS AND OFFICERS OF THE COMPANY, THERMEDICS AND THERMO ELECTRON CORPORATION (THE "PUBLIC STOCKHOLDERS"), IS REQUIRED. YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN CONSIDERING THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO THE MERGER, THE PUBLIC STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY HAVE CERTAIN INTERESTS THAT ARE IN ADDITION TO, OR DIFFERENT FROM, THE INTERESTS OF THE PUBLIC STOCKHOLDERS. SEE "SPECIAL FACTORS -- CONFLICTS OF INTEREST."

     IF A PROPERLY EXECUTED PROXY CARD IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE SHARES OF COMMON STOCK REPRESENTED BY THAT PROXY WILL BE VOTED "FOR" THE PROPOSED MERGER.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES TO THE COMPANY AT THIS TIME.

                                PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of Thermo Voltek Corp., a Delaware corporation (the "Company" or "Voltek"), in connection with the solicitation by its Board of Directors (the "Board" or the "Board of Directors") of proxies to be used at a Special Meeting of stockholders to be
held on                ,               , 1999, at 10:00 a.m., at the offices of
Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or adjournments thereof (the "Special Meeting"). The Board of
Directors has fixed the close of business on             , 1999 as the record
date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

     The Special Meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of November 24, 1998 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement, TV Acquisition Corporation (the "Merger Sub"), a newly formed Delaware corporation, will be merged with and into Voltek (the "Merger"), with Voltek being the surviving corporation (the "Surviving Corporation"). Voltek is a majority-owned subsidiary and the Merger Sub is a wholly owned subsidiary of Thermedics Inc., a Massachusetts corporation ("Thermedics"), which in turn is a majority-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"). The Merger Sub was organized by Thermedics solely to facilitate the Merger.

     In the Merger, each outstanding share of common stock, $.05 par value, of Voltek (the "Common Stock") (other than shares held by stockholders who are entitled to and who have perfected their Dissenters' Rights (as defined below), shares held by Voltek in treasury and shares held by Thermedics and Thermo Electron) will be canceled and converted automatically into the right to receive $7.00 in cash, payable to the holder thereof, without interest. The directors and officers of Voltek immediately prior to the Merger shall be the initial directors and officers of the Surviving Corporation; however, Thermedics intends to appoint a board of directors comprised solely of the Surviving Corporation's management after the Merger. All options to purchase Common Stock immediately prior to the Merger shall be assumed by Thermedics and converted into options to purchase the common stock, $.10 par value, of Thermedics. See "THE MERGER."

     Under Delaware law, approval of the Merger at the Special Meeting will require the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Thermedics, which owns approximately 66% of the outstanding Common Stock, and Thermo Electron, which owns approximately 3% of the outstanding Common Stock, intend to vote their shares in favor of the Merger Agreement, thus assuring that the Merger will be approved under Delaware law. However, pursuant to the Merger Agreement, approval of the Merger will also require the affirmative vote of a majority of the outstanding shares of Common Stock that are voted at the Special Meeting by stockholders other than Thermedics, Thermo Electron and the directors and officers of the Company, Thermedics and Thermo Electron (the "Public Stockholders").

     The Board of Directors recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement. In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "SPECIAL FACTORS -- Conflicts of Interest."

     Stockholders should read and consider carefully the information contained in this Proxy Statement. The consummation of the Merger is subject to certain conditions. Accordingly, even if the stockholders approve the Merger, there can be no assurance that the Merger will be consummated. This Proxy Statement, the Notice of Special Meeting and the enclosed Proxy Card are first being mailed to
stockholders of the Company on or about             , 1999.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THERMEDICS, THERMO ELECTRON OR THE MERGER SUB. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     5
SUMMARY.....................................................     7
  Date, Time and Place of the Special Meeting...............     7
  Purpose of the Special Meeting............................     7
  Record Date and Quorum....................................     7
  Vote Required and Revocation of Proxies...................     8
  Parties to the Merger.....................................     8
  The Merger................................................     9
  Effective Time of the Merger and Payment for Shares.......     9
  Assumption of Voltek Stock Options by Thermedics..........     9
  The Special Committee's and the Board's Recommendation....    10
  Opinion of Financial Advisor..............................    10
  Purpose and Reasons of Thermedics and Thermo Electron for
     the Merger.............................................    11
  Position of Thermedics and Thermo Electron as to Fairness
     of the Merger..........................................    11
  Conflicts of Interest.....................................    12
  Certain Effects of the Merger.............................    13
  Stockholder Litigation....................................    13
  Conditions to the Merger, Termination and Expenses........    14
  Federal Income Tax Consequences...........................    15
  Rights of Dissenting Stockholders.........................    15
  Accounting Treatment......................................    15
  Market Prices of Common Stock and Dividends...............    15
SPECIAL FACTORS.............................................    17
  Background of the Merger..................................    17
  The Special Committee's and the Board's Recommendation....    19
  Opinion of Financial Advisor..............................    20
  Purpose and Reasons of Thermedics and Thermo Electron for
     the Merger.............................................    25
  Position of Thermedics and Thermo Electron as to Fairness
     of the Merger..........................................    26
  Conflicts of Interest.....................................    26
  Certain Effects of the Merger.............................    28
  Conduct of Voltek's Business After the Merger.............    28
  Conduct of the Business of the Company if the Merger is
     Not Consummated........................................    29
  Stockholder Litigation....................................    29
THE SPECIAL MEETING.........................................    30
  Proxy Solicitation........................................    30
  Record Date and Quorum Requirement........................    30
  Voting Procedures.........................................    30
  Voting and Revocation of Proxies..........................    31
  Effective Time............................................    31
THE MERGER..................................................    31
  Conversion of Securities..................................    31
  Assumption of Voltek Stock Options by Thermedics..........    32
  Transfer of Shares........................................    32
  Conditions................................................    32
  Representations and Warranties............................    33
  Covenants.................................................    33
  Indemnification and Insurance.............................    34
  Termination, Amendment and Waiver.........................    35
  Source of Funds...........................................    35
  Expenses..................................................    36
  Accounting Treatment......................................    36

  Regulatory Approvals......................................    36
RIGHTS OF DISSENTING STOCKHOLDERS...........................    37
FEDERAL INCOME TAX CONSEQUENCES.............................    38
BUSINESS OF THE COMPANY.....................................    40
  Overview..................................................    40
  Testing Instruments.......................................    40
  Power Products............................................    40
  Sales and Marketing.......................................    41
  Sale of Universal Voltronics Division.....................    41
  Properties................................................    41
SELECTED QUARTERLY FINANCIAL DATA...........................    42
RATIO OF EARNINGS TO FIXED CHARGES..........................    42
SELECTED FINANCIAL INFORMATION..............................    43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    44
  Overview..................................................    44
  Results of Operations.....................................    44
  Liquidity and Capital Resources...........................    46
  Year 2000.................................................    47
CERTAIN PROJECTED FINANCIAL DATA............................    48
  August Projections........................................    50
  November Projections......................................    51
FORWARD-LOOKING STATEMENTS..................................    52
MANAGEMENT..................................................    53
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    54
  Principal Stockholder.....................................    54
  Management................................................    55
CERTAIN TRANSACTIONS........................................    56
CERTAIN INFORMATION CONCERNING THE MERGER SUB, THERMEDICS
  AND THERMO ELECTRON.......................................    58
  The Merger Sub............................................    58
  Thermedics................................................    58
  Thermo Electron...........................................    59
INDEPENDENT PUBLIC ACCOUNTANTS..............................    59
STOCKHOLDER PROPOSALS.......................................    59
ADDITIONAL INFORMATION......................................    59
AVAILABLE INFORMATION.......................................    60
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    60
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................   F-1
                            APPENDICES
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Opinion of HSBC Securities, Inc...............   B-1
APPENDIX C -- Text of Section 262 of the General Corporation
  Law of the State of Delaware..............................   C-1
APPENDIX D -- Information Concerning Directors and Executive
  Officers of the Company, Thermedics, the Merger Sub and
  Thermo Electron...........................................   D-1
APPENDIX E -- Information Concerning Transactions in the
  Common Stock of the Company...............................   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

1.  WHEN AND WHERE IS THE VOLTEK SPECIAL MEETING?

     The Voltek Special Meeting will take place on                , 1999, at
10:00 a.m., at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

2.  WHAT PROPOSALS ARE VOLTEK STOCKHOLDERS VOTING ON?

     Voltek stockholders are being asked to approve the Merger Agreement. The Merger Agreement provides that a wholly-owned subsidiary of Thermedics will merge with and into Voltek and, as a result, Thermedics and Thermo Electron will collectively own all of the outstanding Common Stock of Voltek.

3.  WHAT WILL VOLTEK STOCKHOLDERS RECEIVE IN THE MERGER?

     In the Merger, Voltek stockholders will receive $7.00 in cash per share of Voltek Common Stock. The amount of cash consideration to be paid to Voltek stockholders will equal approximately $18.7 million in the aggregate.

     On March 30, 1998 (the last trading day before the public announcement of the proposed Merger), the closing price of Voltek Common Stock reported in the
consolidated transaction reporting system was $4 13/16 and on                ,
1999 (the most recent practicable date prior to the printing of this Proxy Statement), the closing price of Voltek Common Stock reported in the
consolidated transaction reporting system was $       .

4.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

     In general, each stockholder's receipt of $7.00 per share in the Merger will be a taxable transaction. Each stockholder's gain or loss per share will be equal to the difference between $7.00 and the stockholder's basis per share in the Common Stock. Voltek stockholders should consult their tax advisors for a full understanding of the tax consequences of the Merger. No gain or loss will be recognized by Voltek, Thermedics or the Merger Sub by reason of the Merger.

5.  WHY IS VOLTEK'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE TRANSACTION?

     Voltek's Board of Directors believes, based on the recommendation of its Special Committee, that the proposed transaction is fair to and in the best interests of, Voltek and its stockholders other than Thermedics and its affiliates.

6.  WHAT RIGHTS DO STOCKHOLDERS HAVE IF THEY OPPOSE THE MERGER?

     Stockholders who wish to dissent from the Merger may seek appraisal of the fair value of their shares, but only if they strictly comply with all of the procedures under Delaware law that are summarized on pages 37-38 of this Proxy Statement.

7.  WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

     Under Delaware law, a majority of the outstanding shares of Common Stock entitled to vote must approve the Merger. Thermedics and Thermo Electron, which collectively own approximately 69% of the outstanding Common Stock, intend to vote in favor of the Merger. Accordingly, the vote approving the Merger under Delaware law is assured. Approval of the Merger will also require the affirmative vote of a majority of the outstanding shares of Common Stock voted at the Special Meeting by stockholders other than Thermedics, Thermo Electron and the directors and officers of Voltek, Thermedics and Thermo Electron.

8. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HOLDING MY SHARES AS TO HOW TO VOTE THEM OR I ABSTAIN FROM VOTING?

     If your shares are held by a broker as nominee, your broker will not be able to vote your shares without instructions from you. If your broker is unable to vote your shares or if you abstain, it will have the effect of voting against the Merger under Delaware law; however, Thermedics and Thermo Electron own sufficient shares to satisfy the Delaware law voting requirement. The Merger Agreement also requires approval of the outstanding shares voted at the Special Meeting by stockholders other than Thermedics, Thermo Electron and the officers and directors of Thermedics, Thermo Electron and Voltek. With respect to this voting requirement, broker non-votes and abstentions are not votes cast at the Special Meeting and therefore will reduce the number, but not the percentage, of the affirmative votes necessary for approval of the Merger. In other words, abstentions and broker non-votes will have no effect on the outcome of such vote.

9.  WHO IS ENTITLED TO VOTE?

     Holders of record of Voltek Common Stock on                , 1999, the
record date for the Special Meeting, are entitled to vote at the Special
Meeting.

10.  WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

     We are working to complete all aspects of the Merger as quickly as possible. If approved by the stockholders, we currently expect the Merger to be
completed by             , 1999.

11.  WHAT DO I NEED TO DO NOW?

     After you have carefully read this Proxy Statement, please complete, sign and mail your Proxy Card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the Special Meeting. If your shares are held by a broker as nominee, you should receive a Proxy Card from your broker.

     Voltek stockholders must return their Proxy Cards before the Special Meeting in order for their votes to be counted at the Special Meeting.

12.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

     You may change your vote at any time before the vote takes place at the Special Meeting. To do so, you can attend the Special Meeting and vote in person, complete and send a new Proxy Card with a later date or send a written notice stating you would like to revoke your proxy. The notice should be sent to: Thermo Voltek Corp., c/o Thermo Electron Corporation, 81 Wyman Street, Waltham, MA 02454, Attention: Corporate Secretary.

13.  SHOULD I SEND IN MY VOLTEK STOCK CERTIFICATES NOW?

     No. You should continue to hold your certificates for Voltek Common Stock. If the Merger is approved, you will receive a package containing instructions on how to exchange your shares of Voltek Common Stock for cash.

14. WILL VOLTEK'S 3 3/4% CONVERTIBLE SUBORDINATED DEBENTURES BE EXCHANGED IN THE MERGER?

     No. However, the Merger will give holders of the debentures the right to cause Voltek to redeem the debentures at 100% of the principal amount to be received, plus accrued interest. If a holder of debentures chooses not to redeem its debentures, that holder's right to receive shares of Voltek Common Stock upon conversion of the debentures will be converted into the right to receive $7.00 in cash per share of Common Stock that the debentures would have been convertible into before the Merger.

15.  WHAT WILL HAPPEN TO THE VOLTEK STOCK OPTIONS?

     Options to purchase Voltek Common Stock outstanding on the effective date of the Merger, whether or not then exercisable, will be assumed by Thermedics and converted into options to purchase the common stock of Thermedics.

16.  WHO SHOULD I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

     You should call Voltek Investor Relations at (781) 622-1111.

17.  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

     We do not expect to ask you to vote on any other matters at the Special Meeting.

                                    SUMMARY

     Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), are made throughout this Proxy Statement. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. In addition, certain projected financial information is contained in this Proxy Statement. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements and projections, including those detailed under the heading "FORWARD-LOOKING STATEMENTS" in this Proxy Statement.

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement. Stockholders should read this Proxy Statement and its appendices in their entirety before voting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The Special Meeting of stockholders of Thermo Voltek Corp., a Delaware
corporation (the "Company" or "Voltek"), will be held on                ,
                 , 1999, at 10:00 a.m., at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company will consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of November 24, 1998 (the "Merger Agreement"), which is attached to this Proxy Statement as Appendix A. The Merger Agreement provides that TV Acquisition Corporation (the "Merger Sub"), a newly-formed Delaware corporation that is a wholly owned subsidiary of Thermedics Inc., a Massachusetts corporation ("Thermedics"), would merge with and into Voltek (the "Merger"). Voltek would be the surviving corporation (the "Surviving Corporation") in the Merger, and each outstanding share of common stock, $.05 par value, of Voltek (the "Common Stock"), other than shares held by stockholders who are entitled to and who have perfected their Dissenters' Rights (as defined below), shares held by Voltek in treasury and shares held by Thermedics and Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), will be converted automatically into the right to receive $7.00 in cash, payable to the holders thereof, without interest (the "Cash Merger Consideration"). See "THE MERGER."

RECORD DATE AND QUORUM

     The Board of Directors of the Company (the "Board" or the "Board of
Directors") has fixed the close of business on             , 1999 as the record
date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the
close of business on the Record Date, there were                shares of Common
Stock outstanding, of which      shares were held by stockholders of the Company
other than Thermedics, Thermo Electron and the directors and officers of the Company, Thermedics and Thermo Electron (the "Public Stockholders"). The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions will be counted as shares present and entitled to vote for purposes of determining a quorum; however, broker non-votes will not be counted as shares present and entitled to vote for purposes of determining a quorum. See "THE SPECIAL MEETING -- Record Date and Quorum Requirement."

VOTE REQUIRED AND REVOCATION OF PROXIES

     Under Delaware law, holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must approve the Merger. For the purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will have the same legal effect as a vote cast against approval of the Merger. Thermedics, which owns approximately 66% of the outstanding Common Stock, and Thermo Electron, which owns approximately 3% of the outstanding Common Stock, own enough shares of Common Stock to approve the Merger under Delaware law without the vote of any other holders of Common Stock and intend to vote their shares in favor of the Merger Agreement. However, the Merger Agreement also requires that the holders of a majority of the outstanding shares of Common Stock that are voted at the Special Meeting by the Public Stockholders must approve the Merger. For purposes of this vote, an abstention and a broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary to approve the Merger. In other words, abstentions and broker non-votes will not be included in the determination of the outcome of such vote. See "THE SPECIAL MEETING -- Voting Procedures."

     A stockholder who returns a proxy may revoke it at any time before the stockholder's shares are voted at the Special Meeting. The proxy may be revoked by written notice to the Secretary of the Company received prior to the Special Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Special Meeting. See "THE SPECIAL MEETING -- Voting and Revocation of Proxies."

     If a properly executed Proxy Card is submitted and no instructions are given, the shares of Common Stock represented by that proxy will be voted "FOR" the proposed Merger.

PARTIES TO THE MERGER

  The Company

     The Company designs, manufactures and markets test instruments and a range of products related to power amplification, conversion and quality. The Company's test instruments simulate pulsed electromagnetic interference, radio frequency interference and changes in AC voltage to allow manufacturers of electronic systems and integrated circuits to test for electromagnetic compatibility, to ensure product quality and to meet certain regulatory requirements. The Company's power products include radio frequency and microwave power amplifiers, power-conversion equipment and application-specific power supplies. These power products are used in communications, broadcast, research and medical imaging applications.

     The principal executive offices of the Company are located at 470 Wildwood Street, P.O. Box 2878, Woburn, Massachusetts 01888-1578, and its telephone number is (781) 938-3786. See "BUSINESS OF THE COMPANY."

  The Merger Sub

     The Merger Sub is a newly formed Delaware corporation organized at the direction of Thermedics for the sole purpose of effecting the Merger and has not conducted any prior business.

     The principal executive offices of the Merger Sub are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1578, and its telephone number is (781) 938-3786. See "CERTAIN INFORMATION CONCERNING THE MERGER SUB, THERMEDICS AND THERMO ELECTRON."

  Thermedics

     Thermedics develops, manufactures and markets precision weighing and inspection equipment, electrochemistry and microweighing products, product quality assurance systems, electronic test instruments and a range of power electronics and security devices, as well as implantable heart-assist systems, whole-blood coagulation testing equipment, skin-incision devices and other biomedical products.

     The principal executive offices of Thermedics are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799, and its telephone number is (781) 938-3786. See "CERTAIN

INFORMATION CONCERNING THE MERGER SUB, THERMEDICS AND THERMO ELECTRON."

THE MERGER

     The Merger Agreement provides that subject to satisfaction of certain conditions, the Merger Sub will be merged with and into Voltek, and that following the Merger, the separate existence of the Merger Sub will cease and Voltek will continue as the Surviving Corporation. At the effective time of the Merger, which shall be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") (and the date on which the Effective Time occurs being the "Effective Date"), and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares as to which Dissenters' Rights (as defined below) are properly perfected and not withdrawn, shares held by Voltek in treasury and shares held by Thermedics and Thermo Electron) will, by virtue of the Merger, be canceled and converted into the right to receive the Cash Merger Consideration. As a result of the Merger, Voltek's Common Stock will no longer be publicly traded and will be 100% owned by Thermedics and Thermo Electron. The aggregate consideration payable in the Merger, assuming no Dissenters' Rights (as defined below) are exercised, is approximately $18.7 million. See "THE MERGER."

EFFECTIVE TIME OF THE MERGER AND PAYMENT FOR SHARES

     The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. See "-- Conditions to the Merger, Termination and Expenses" and "THE MERGER -- Conditions." Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to stockholders by the Company's transfer agent, American Stock Transfer and Trust Company (the "Payment Agent"), promptly following the Effective Time. Stockholders should not submit their stock certificates to the Payment Agent until they have received such materials. The Payment Agent will send payment of the Cash Merger Consideration to stockholders as promptly as practicable following receipt by the Payment Agent of their stock certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of stock certificates. See "THE MERGER -- Conversion of Securities." Stockholders should not send any stock certificates to the Company or the Payment Agent at this time.

ASSUMPTION OF VOLTEK STOCK OPTIONS BY THERMEDICS

     At the Effective Time, each outstanding option to purchase shares of Common Stock (each, a "Voltek Stock Option") under the Voltek Stock Option Plans (as defined below), whether or not exercisable, will be assumed by Thermedics. Each Voltek Stock Option so assumed by Thermedics will continue to have, and be subject to, the same terms and conditions set forth in the applicable Voltek Stock Option Plan immediately prior to the Effective Time, except that (i) each Voltek Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of common stock, $.10 par value per share, of Thermedics ("Thermedics Common Stock") equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Voltek Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Cash Merger Consideration and the denominator of which is the closing price (the "Closing Price") of Thermedics Common Stock on the day immediately preceding the Effective Date as reported by the American Stock Exchange, Inc. (the "AMEX"), rounded down to the nearest whole number of shares of Thermedics Common Stock, and (ii) the per share exercise price for the shares of Thermedics Common Stock issuable upon exercise of each such assumed Voltek Stock Option will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Voltek Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. See "THE MERGER -- Assumption of Voltek Stock Options by Thermedics."

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

     In April 1998, the Board appointed a committee (the "Special Committee") of two directors (who are not executive officers or employees of the Company, Thermedics, the Merger Sub or Thermo Electron and who are not directors of Thermo Electron, Thermedics or the Merger Sub) to review and evaluate the proposed Merger and other strategic alternatives, including a possible sale of the Company. At the conclusion of its review and evaluation, the Special Committee unanimously recommended to the Company's Board that the Merger Agreement be approved and that it be recommended to the stockholders of the Company for adoption and approval. In connection with its recommendation, the Special Committee considered the opinion of its financial advisor, HSBC Securities, Inc. ("HSBC"), that the consideration of $7.00 per share in cash payable under the Merger Agreement is fair from a financial point of view to the Voltek stockholders other than Thermedics and its affiliates. See "SPECIAL FACTORS -- Opinion of Financial Advisor."

     Following the unanimous recommendation of the Special Committee, the Board of Directors unanimously approved the Merger Agreement, declared its advisability and recommended that the stockholders of the Company approve the Merger Agreement. In connection with its recommendation, the Board also considered the opinion of HSBC. In reaching their respective decisions to recommend approval of the Merger Agreement, the Special Committee and the Board also considered the factors set forth elsewhere in this Proxy Statement. See "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation." As part of their deliberations, the Special Committee and the Board of Directors each determined that the Merger is substantively and procedurally fair to the Public Stockholders.

     In considering the recommendations of the Board of Directors with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of the Company have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "SPECIAL
FACTORS -- Conflicts of Interest."

     The Special Committee and the Board recommend that the Voltek stockholders vote "FOR" approval of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     HSBC provided its oral opinion to the Special Committee on September 16, 1998, that, as of the date of such opinion, the consideration of $7.00 per share in cash payable under the Merger Agreement was fair from a financial point of view to the stockholders of the Company other than Thermedics and its affiliates. HSBC subsequently confirmed its earlier opinion in writing on September 23, 1998, and subsequently reaffirmed its opinion in writing on November 24, 1998. The full text of the written opinion of HSBC dated November 24, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, is attached hereto as Appendix B and is incorporated herein by reference. The opinions of HSBC referred to herein do not constitute a recommendation as to how any stockholder should vote with respect to the Merger. Holders of shares of Common Stock are urged to, and should, read the opinion in its entirety. See "SPECIAL FACTORS -- Opinion of Financial Advisor."

     The Special Committee retained HSBC as financial advisor to assist it in its evaluation of the proposed Merger and strategic alternatives to the Merger proposal, including a possible sale of the Company. Pursuant to the terms of HSBC's engagement letter with the Company, the Company has paid HSBC retainer fees totaling $90,000, comprised of an initial retainer fee of $30,000 and two additional monthly fees of $30,000, and has also paid HSBC a fee of $50,000 for the preparation and delivery of a written fairness opinion dated September 23, 1998, and a fee of $30,000 for the preparation and delivery of the written fairness opinion dated November 24, 1998 (which fees were payable regardless of the conclusions expressed therein). In addition, the Company had agreed to pay HSBC, upon consummation of a transaction with the Company not involving Thermedics, a transaction fee equal to the greater of (i) $500,000 or (ii) 1.0% of the aggregate consideration in connection with such transaction. No such transaction was consummated, and therefore no such transaction fee is payable to HSBC. In addition, the Company has agreed to reimburse HSBC for its out-of-pocket expenses, including the fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify HSBC to the fullest extent permitted by law against certain liabilities relating to or arising out of its engagement, except for liabilities found to have resulted primarily or directly from the gross negligence or willful misconduct of HSBC.

PURPOSE AND REASONS OF THERMEDICS AND THERMO ELECTRON FOR THE MERGER

     The purpose of Thermedics and Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermedics to acquire all of the outstanding shares of Common Stock, other than the shares held by Thermo Electron. In determining to acquire such shares of Common Stock at this time, Thermedics and Thermo Electron considered several factors, including (i) the latest market trends in the markets in which the Company competes, primarily the electromagnetic compatibility ("EMC") test market, (ii) the financial performance and profitability of the Company and (iii) the uncertainty regarding Voltek's future growth prospects, and determined that as a private company Voltek will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings.

     Thermedics also considered the advantages and disadvantages of certain alternatives to taking Voltek private, including (i) selling its equity interest in the Company and (ii) leaving Voltek as a public majority-owned subsidiary of Thermedics. Thermedics considered the number of Voltek shares held by minority stockholders, recent trends in the price of the Common Stock and the relative lack of liquidity for the Common Stock. Thermedics reviewed the net overall cost of the transaction and its benefits, including its contribution to Thermedics' earnings. Thermedics also explored alternative uses for the cash proposed to be used for this transaction. After consideration of these various factors, Thermedics decided to make a proposal to Voltek to acquire for cash, through a merger, all of the outstanding shares of Common Stock that it and Thermo Electron did not own at a price of $7.00 per share, which represented a premium of 45.5% over the closing price of the Common Stock on the AMEX on March 30, 1998, the date immediately prior to the public announcement of the proposal. Thermedics proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the stockholders other than Thermedics and Thermo Electron with prompt payment in cash in exchange for their shares. See "SPECIAL
FACTORS -- Purpose and Reasons of Thermedics and Thermo Electron for the
Merger."

     Thermo Electron beneficially owns, in the aggregate, directly and indirectly through Thermedics, approximately 76% of the outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

POSITION OF THERMEDICS AND THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

     Thermedics and Thermo Electron have considered the analyses and findings of
(i) HSBC with respect to the fairness, from a financial point of view, of the consideration of $7.00 per share in cash payable under the

Merger Agreement to the stockholders of Voltek other than Thermedics and its affiliates (see "SPECIAL FACTORS -- Opinion of Financial Advisor"), and (ii) the Special Committee and the Board with respect to the fairness of the Merger to the Public Stockholders (see "SPECIAL FACTORS -- The Special Committee's and the Board's Recommendation"). As of the date of the Merger Agreement, each of Thermedics and Thermo Electron adopts the analyses and findings of HSBC with respect to the fairness, from a financial point of view, of the consideration of $7.00 per share in cash payable under the Merger Agreement to the stockholders of Voltek other than Thermedics and its affiliates, and the Special Committee and the Board with respect to the fairness of the Merger. Thermedics and Thermo Electron believe that the Merger is both procedurally and substantively fair to the Public Stockholders and that the Cash Merger Consideration is fair to the Public Stockholders from a financial point of view. Neither Thermedics nor Thermo Electron attached specific weights to any factors in reaching its belief as to fairness. Thermedics and Thermo Electron are not making any recommendation as to how the Public Stockholders should vote on the Merger Agreement. See "SPECIAL FACTORS -- Position of Thermedics and Thermo Electron as to Fairness of the Merger."

     The Public Stockholders should be aware that certain officers and directors of Thermedics and Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "SPECIAL FACTORS -- Conflicts of Interest."

CONFLICTS OF INTEREST

     In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of Voltek have interests in connection with the Merger which present them with actual or potential conflicts of interest, which are described in more detail under "SPECIAL FACTORS -- Conflicts of Interest."

  The Special Committee

     The members of the Special Committee own in the aggregate 9,994 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $69,958 upon consummation of the Merger. In addition, the members of the Special Committee hold options to acquire an aggregate of 56,048 shares of Common Stock, with exercise prices ranging from $1.59 to $14.05, which will be assumed by Thermedics and converted into options to acquire shares of Thermedics Common Stock on the same terms as all the other holders of Voltek Stock Options. See "THE MERGER -- Assumption of Voltek Stock Options by Thermedics." Further, deferred units equal to 3,576 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Mr. Peter Richman, a member of the Special Committee, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $25,032. The members of the Special Committee also beneficially own shares of common stock of Thermedics and Thermo Electron as set forth in more detail under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Management." The Special Committee formally met five times, either in person or telephonically, from April 1998 through the date of this Proxy Statement and, in addition, had numerous informal discussions and consultations in person and telephonically. As compensation for serving on the Special Committee, the Board has authorized that each member of the Special Committee will receive a special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically. Mr. Richman is also a member of the board of directors of Thermo Sentron Inc., a majority-owned subsidiary of Thermedics. See "SPECIAL
FACTORS -- Conflicts of Interest."

  The Voltek Directors and Executive Officers

     The members of the Board of Directors, other than the members of the Special Committee, and executive officers of Voltek own in the aggregate 50,421 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $352,947 upon consummation of the Merger. In addition, such Board members and executive officers hold options to acquire an aggregate of 218,500 shares of Common Stock, with exercise prices ranging from $5.00 to $14.05, which will be assumed by Thermedics and converted into options to acquire shares of Thermedics Common Stock on the same terms as all the other holders of Voltek Stock Options. See "THE MERGER -- Assumption of Voltek Stock Options by Thermedics." Such Board members and executive officers also beneficially own shares of common stock of Thermedics and Thermo Electron as set forth in more detail under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Management." Further, certain members of the Board and certain executive officers hold directorship or officer positions with Thermedics and/or Thermo Electron. See "MANAGEMENT."

  Indemnification and Insurance

     The Merger Agreement provides that for a period of six (6) years after the Effective Time, Thermedics will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Voltek, pursuant to Voltek's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, and executive officers of Voltek at the Effective Time. In addition, the directors and executive officers of the Company will be provided with continuing directors' and officers' liability insurance coverage for a period of six (6) years following the Merger, subject to certain limitations. See "SPECIAL
FACTORS -- Conflicts of Interest" and "THE MERGER -- Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, the entire equity interest in the Company will be beneficially owned by Thermo Electron, directly and indirectly through Thermedics. Thermo Electron and Thermedics will have complete control over the conduct of the Company's business and will have 100% interest in the net book value and net earnings of the Company and any future increases in the value of the Company. The Public Stockholders will no longer have any interest in, and will not be stockholders of, Voltek and therefore will not participate in Voltek's future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. Instead, the stockholders of the Company other than Thermedics, Thermo Electron and holders who perfect their Dissenters' Rights (as defined below) will have the right to receive the Cash Merger Consideration for each share held.

     In addition, the Common Stock will no longer be traded on the AMEX and price quotations with respect to sales of shares in the public market will no longer be available. The registration of the Common Stock under the Exchange Act will be terminated, and this termination will eliminate the Company's obligation to file periodic financial and other information with the Securities and Exchange Commission (the "Commission") and will make most other provisions of the Exchange Act inapplicable. See "SPECIAL FACTORS -- Certain Effects of the Merger."

     The consummation of the Merger will also give the holders of Voltek's
3 3/4% Convertible Subordinated Debentures due 2000 (the "3 3/4% Debentures") the right to have Voltek redeem such 3 3/4% Debentures for a cash amount equal to 100% of the principal amount to be redeemed, plus accrued interest. The cost to Voltek of such redemption will be approximately $5.3 million.

STOCKHOLDER LITIGATION

     In late March and early April, 1998, four putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by stockholders of the Company. On October 6, 1998, the Court of Chancery entered an order consolidating these four actions under the caption In re Thermo Voltek Corp. Shareholders Litigation, Consolidated C.A. 16287 (the "Action"). The complaint in the Action names the Company, Thermedics, Thermo Electron and the directors of the Company as defendants and alleges, among other things, that the Company's directors violated the fiduciary duties of loyalty, good faith and fair dealing that they owed to all stockholders of the Company other than the named defendants and the affiliates of the named defendants because the proposed price of $7.00 per share to be paid to the Company's stockholders under the terms of the proposed Merger Agreement was allegedly unfair and grossly inadequate. The complaints further allege that the Company, Thermedics and Thermo Electron have violated their alleged fiduciary duty of fair dealing by proposing the merger transaction at the time. The complaints request that the

Court of Chancery, among other things, declare that the Action is a proper class action and enjoin the proposed transaction or order that any transaction be approved by a majority of the Voltek stockholders other than the named defendants and their affiliates.

     On November 17, 1998, the Company, Thermedics, Thermo Electron and the individual defendants filed an answer to the complaint in the Action in which they deny the allegations of any violation of law or breaches of any duty to the plaintiffs or the purported class set forth in the complaints. Thermedics filed a motion to dismiss the complaint for, among other things, procedural and jurisdictional defects and failure to state a claim upon which relief can be granted. See "SPECIAL FACTORS -- Stockholder Litigation."

CONDITIONS TO THE MERGER, TERMINATION AND EXPENSES

     Each party's obligation to effect the Merger is subject to satisfaction of a number of conditions, including with respect to one or both parties: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of
(a) the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "DGCL") and (b) the majority of the outstanding shares of Common Stock voted at the Special Meeting by the Public Stockholders; (ii) no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (iii) the representations and warranties of the parties shall be true and correct in all material respects as of the Effective Time, except as permitted by the Merger Agreement; and (iv) each of the parties shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed by them. Certain conditions that have not been satisfied may be waived by the other party. See "THE MERGER -- Conditions." Even if the stockholders approve the Merger Agreement, there can be no assurance that the Merger will be consummated.

     At any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, the Merger Agreement may be terminated by the mutual written consent of the board of directors of Thermedics and the Board of Directors of Voltek (upon approval of the Special Committee). In addition, any of the parties, in accordance with the provisions of the Merger Agreement, may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, if
(i) the Merger has not been consummated by June 30, 1999, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or action is final and nonappealable or (iii) the approval of the stockholders of Voltek necessary to consummate the Merger has not been obtained. See "THE MERGER -- Termination, Amendment and Waiver."

     In addition, Thermedics may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, if Voltek breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten (10) business days after written notice of such breach from Thermedics. Voltek may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, if (i) Voltek's Board of Directors, upon approval of the Special Committee, determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so or (ii) Thermedics breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten (10) business days after written notice of such breach from Voltek. See "THE MERGER -- Termination, Amendment and Waiver."

     Each of the parties has agreed to pay its own costs and expenses in connection with the Merger Agreement, whether or not the Merger is consummated. See "THE MERGER -- Expenses."

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the Cash Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. All holders of Common Stock should consult their tax advisors to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws. See "FEDERAL INCOME TAX CONSEQUENCES."

RIGHTS OF DISSENTING STOCKHOLDERS

     Any stockholder of Voltek who does not vote in favor of the proposal to approve the Merger Agreement and who complies strictly with the applicable provisions of Section 262 of the DGCL has the right to dissent and be paid cash for the "fair value" of such holder's shares of Common Stock ("Dissenters' Rights"). The applicable provisions of Section 262 of the DGCL are attached to this Proxy Statement as Appendix C. To perfect Dissenters' Rights with respect to the Merger, a Voltek stockholder must follow the procedures set forth therein precisely. Those procedures are summarized in this Proxy Statement under "RIGHTS OF DISSENTING STOCKHOLDERS."

     Shares of Common Stock held by persons properly exercising Dissenters' Rights will not be converted into the Cash Merger Consideration in the Merger and after the Effective Time will represent only the right to receive such consideration as is determined to be due such dissenting stockholder pursuant to
Section 262 of the DGCL. If after the Effective Time any dissenting stockholder
(i) fails to perfect or loses such right to payment or appraisal pursuant to
Section 262 of the DGCL or (ii) withdraws such demand for appraisal within 60 days after the Effective Date pursuant to Section 262 of the DGCL, each share of Common Stock of such stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration.

ACCOUNTING TREATMENT

     The Merger will be accounted for as the acquisition of a minority interest by Thermedics, using the purchase method of accounting.

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The Common Stock is traded on the AMEX (symbol: TVL). The following table sets forth, for the periods indicated, the high and low sales prices of the Company's Common Stock as reported in the consolidated transaction reporting system. Sales prices have been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, in August 1996.

                                                              HIGH        LOW
                                                              ----        ---
1996
First Quarter...............................................  $14 1/12    $10 1/4
Second Quarter..............................................   15          12 1/12
Third Quarter...............................................   14 1/8      10 1/3
Fourth Quarter..............................................   14           9 3/4
1997
First Quarter...............................................   12 7/8       9 3/8
Second Quarter..............................................    9 5/8       6 7/8
Third Quarter...............................................    7 9/16      6
Fourth Quarter..............................................    7 3/16      5
1998
First Quarter...............................................    7 3/8       4 1/8
Second Quarter..............................................    7 3/16      6 7/8
Third Quarter...............................................    7           6
Fourth Quarter (through December 1, 1998)...................    6 3/4       6 1/16

     On March 30, 1998, the last trading day prior to the public announcement of the proposed Merger, the high, low and closing sales price per share of Common
Stock was $4 15/16, $4 13/16 and $4 13/16, respectively. On             , 1999,
the last trading day prior to the printing of this Proxy Statement, the closing
price per share of Common Stock was $          .

     At             , 1999, there were                holders of record of
Common Stock and approximately                persons or entities holding in
nominee name.

     The Company has never paid any cash dividends on its Common Stock. Pursuant to the Merger Agreement, the Company has agreed not to pay any dividends on the Common Stock prior to the Effective Time.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     On March 30, 1998, the board of directors of Thermedics held a special meeting to discuss the possibility of taking Voltek private by acquiring all of the outstanding shares of Common Stock that Thermedics and Thermo Electron did not own. The Thermedics board discussed several factors regarding this proposal, including the latest market trends in the markets in which Voltek competes, primarily the EMC test market, the financial performance and profitability of Voltek, including uncertainty regarding Voltek's future growth prospects, and the market price and relative lack of liquidity for Voltek's Common Stock. The Thermedics board also considered the advantages and disadvantages of certain alternatives to taking Voltek private, including selling its equity interest in Voltek to an unaffiliated third party and leaving Voltek as a public majority-owned subsidiary. The Thermedics board discussed the number of Voltek shares held by minority stockholders, recent trends in the stock price and a proposed offer price. The Thermedics board reviewed the net overall cost of the transaction to Thermedics and its benefits, including its contribution to Thermedics' earnings. The Thermedics board also explored alternative uses for the cash proposed to be used for this proposal. After consideration of these various factors, the Thermedics board voted to make a proposal to Voltek to acquire, through a merger, all of the outstanding shares of Voltek Common Stock that it and Thermo Electron did not own at a cash purchase price of $7.00 per share (the "Offer"), which represented a premium of 45.5% over the closing price of Voltek's Common Stock on March 30, 1998, the last trading day prior to the public announcement of the Offer. This Offer was promptly communicated to Voltek. On March 31, 1998, Thermedics issued a press release announcing the Offer.

     On April 1, 1998, the Board of Directors of Voltek held a special meeting to discuss the Offer. All members of the Board of Directors, except Dr. Elias P. Gyftopoulos and Mr. Theo Melas-Kyriazi, were present at the meeting. The Board determined that because Thermedics owned approximately 66% of the Company's outstanding Common Stock, it was desirable to appoint a special committee to evaluate the merits of the Offer, including consideration of alternatives to the Offer and to make a recommendation to the full Board on whether to approve any such transaction. Mr. William Hoover and Mr. Peter Richman were then appointed to serve as members of the Special Committee and were authorized to retain a financial advisor, a legal advisor and any other advisors that they deemed appropriate to assist them in carrying out their responsibilities. Further, the Board voted to grant the Special Committee and its advisors access to all officers and members of management of the Company and its subsidiaries and to all other information and materials regarding the Company, including its books, records, projections and financial statements deemed necessary by the Special Committee for its review. The Board noted that Mr. Richman was also a director of Thermo Sentron Inc., a majority-owned subsidiary of Thermedics, but determined that this position did not prevent him from fulfilling his duties as a member of the Special Committee. After the Board meeting, the Special Committee met with and interviewed Stanley Keller, Esq. of Palmer and Dodge LLP to serve as special counsel to the Special Committee. The meeting included a discussion of the role of the Special Committee and the selection of a financial advisor. Over the next several days, the Special Committee explored alternatives for special counsel to the Special Committee. After considering alternatives, the Special Committee retained Palmer & Dodge LLP to serve as its special counsel.

     On April 2, 1998, the Company announced that a lawsuit had been filed on March 31, 1998 in the Court of Chancery of the State of Delaware by a stockholder of Voltek seeking to act on behalf of all stockholders of Voltek other than the named defendants and the affiliates of the named defendants alleging, among other things, that the proposed price of $7.00 per share was unfair and grossly inadequate and seeking, among other things, injunctive and other appropriate relief. The Company subsequently learned that three similar lawsuits had also been filed in the Court of Chancery of the State of Delaware. See " -- Stockholder Litigation."

     During April and May 1998, the Special Committee met or had telephonic discussions with its special counsel regarding a number of matters, including its role in the process, the stockholder litigation and preparation for the selection of a financial advisor. Also during that period, the Special Committee, through its special counsel, proposed to Thermedics to add as a condition to the proposed Merger the requirement that the Merger be approved by a majority of the Public Stockholders voting on the Merger and also inquired whether Thermedics would support the sale of the Company to an unaffiliated third party as an alternative to the Merger proposal. Thermedics agreed to the proposed additional condition to the Merger and also indicated it would be willing to consider the sale of the Company to an unaffiliated third party.

     The Special Committee, with the assistance of special counsel, developed a list of potential financial advisors and solicited proposals from these candidates. Because the engagement of the financial advisor would involve seeking alternatives to the Merger proposal that could include the sale by Thermedics of its interest in the Company, the Special Committee sought the views of Thermedics as to appropriate candidates. Thermedics identified three firms, including HSBC, and the Special Committee identified two others. On June 9, 1998, the Special Committee interviewed representatives of the five candidates. On June 12, 1998, the Special Committee formally retained HSBC as its financial advisor to assist it in evaluating the Thermedics Merger proposal and to consider alternatives to the proposal, including selling the Company to an unaffiliated third party. On June 12, 1998, the Company issued a press release announcing that the Special Committee had retained HSBC as its financial advisor, that the Merger was further conditioned on approval by the Public Stockholders and that Thermedics was willing to consider the sale of the Company to an unaffiliated third party. The Special Committee selected HSBC primarily because of its reputation internationally as an investment banking firm with substantial experience in acquisitions involving public companies and its specific knowledge of the Company and the markets in which it competes. The Special Committee considered HSBC's prior work for other Thermo Electron companies which consisted of acting as an underwriter in Thermo Electron's equity offering in April 1998 and in Thermo Vision Corporation's initial public offering in December 1997, as placement agent for the private placement of Thermo Trilogy Corporation's common stock in December 1997, and for Trex Communications Corporation's common stock in June 1997, both indirect subsidiaries of Thermo Electron, and as placement agent for ThermoLase Corporation's sale of convertible debentures in August 1997 and for certain consulting services. HSBC received aggregate fees of approximately $1,992,906 in connection with its work on those transactions. The Special Committee concluded that HSBC's substantial experience and its familiarity with the Company and its markets, among other factors, outweighed any concerns that might arise from HSBC's prior work with Thermo Electron.

     Following its selection in June and through July, HSBC undertook its diligence efforts and, working with management of the Company, prepared a confidential offering memorandum relating to the sale of the Company. During this period it also sought to identify potential buyers and sent out a letter soliciting interest to 95 potential domestic and international buyers, including 78 strategic and 17 financial potential buyers.

     Based on these efforts, HSBC identified 13 potential buyers, eight of which were strategic and five financial, who indicated interest and entered into confidentiality agreements. In late July and early August, HSBC provided the confidential offering memorandum to these 13 potential buyers and established August 15, 1998 as the deadline for submitting a written preliminary non-binding proposal to acquire the Company. As of that date, no proposals were received by HSBC; however, given that several potential buyers were unavailable during the month of August, HSBC, with the approval of the Special Committee, extended the deadline to September 15, 1998.

     HSBC kept the Special Committee informed of the progress of its efforts. On September 9, 1998, the Special Committee met with HSBC to review the progress of its search for a buyer for the Company and the status of its evaluation of the Offer. HSBC reported that it had not yet received a proposal to acquire the Company. On the same day, HSBC also met with the full Board of Voltek to review the progress of its search for a buyer for the Company and the status of its evaluation of the Offer. Also on September 9, 1998, the Special Committee requested that Voltek ask Thermedics to consider increasing its Offer, but stated that it believed the Offer as currently formulated was acceptable and recommended to the full Voltek Board that it accept the Thermedics proposal even if the Offer was not increased. The request to increase the Offer was communicated to Thermedics management, which took it under advisement.

     On September 15, 1998, HSBC reported to the Special Committee that no proposals to acquire the Company had been received by the deadline. On September 16, 1998, HSBC met with the Special Committee to give a final report on the outcome of its efforts to sell the Company and then rendered its oral opinion to the Special Committee that the proposal by Thermedics of $7.00 per share in cash was fair, from a financial point of view, to the Voltek stockholders other than Thermedics and its affiliates. HSBC reviewed the various factors it considered in rendering its opinion, which are described below under "-- Opinion of Financial Advisor." The full Board of Voltek then met and heard the report of HSBC. At this time, Thermedics management communicated to Voltek that it did not wish to increase its Offer. The Special Committee then recommended to the full Voltek Board that it accept the Thermedics proposal. On September 17, 1998, following the Board meeting, Voltek issued a press release announcing that, based on the recommendation of the Special Committee, its Board approved proceeding with the Thermedics Merger proposal.

     Following the September 16 Voltek Board meeting, special counsel for the Special Committee and counsel for Thermedics prepared the Merger Agreement and negotiated the final terms of the transaction. On November 24, 1998, a meeting of the Special Committee was held, at which HSBC updated its report on the fairness, from a financial point of view, of the $7.00 per share cash consideration payable to the Voltek stockholders other than Thermedics and its affiliates under the Merger Agreement, and confirmed its earlier opinion. The terms of the Merger Agreement were also reviewed. The Merger Agreement was then presented to the full Board of Voltek for their approval and, based on the recommendation of the Special Committee, the Board of Voltek unanimously voted to approve the Merger Agreement. In addition, the Voltek Board confirmed its determination that the Merger was fair, from a financial point of view, to the Voltek stockholders other than Thermedics and its affiliates and voted to recommend to the stockholders that they approve the Merger. Also on November 24, 1998, the final proposed Merger Agreement was presented to the board of directors of Thermedics, which unanimously approved the Agreement. The Merger Agreement was then duly executed by the parties.

THE SPECIAL COMMITTEE'S AND THE BOARD'S RECOMMENDATION

     The Special Committee and the Voltek Board believe that the terms of the Merger are fair to, and in the best interests of, the Voltek stockholders other than Thermedics and its affiliates. In reaching this conclusion, the Special Committee and the Board have determined that the Merger is both substantively and procedurally fair to the stockholders of Voltek other than Thermedics and its affiliates. Accordingly, the Voltek Board has unanimously approved the Merger Agreement and unanimously recommends its approval by the stockholders.

     In reaching their decisions to approve the Merger Agreement and recommend its approval to the stockholders, the Special Committee and the Voltek Board considered the following factors:

     - The current and historical market prices of the Common Stock.

     - Information concerning the financial performance, condition, business operations and prospects of Voltek.

     - The effects of the Merger on Voltek's stockholders other than Thermedics and Thermo Electron, including the premium over the market price of the Common Stock immediately prior to the public announcement of Thermedics' proposal.

     - The terms of the Merger Agreement.

     - Current market trends in the markets in which Voltek competes, primarily the EMC test market.

     - The financial performance and profitability of Voltek, including declining sales and profitability and uncertainty regarding its future growth prospects.

     - The market price and relative lack of liquidity for the Common Stock and the liquidity that would be realized by stockholders from the all cash offer.

     - The absence of a third party buyer for the Company.

     - The positive aspects of the Company, including its high quality products, highly regarded management team, leading market position in certain product areas, diversified customer base and its strong existing product portfolio. However, these positive aspects were offset by the other considerations.

     - The opportunity of the Voltek stockholders to vote on the Merger and the requirement that the Merger be approved by a majority of the stockholders other than Thermedics, Thermo Electron and the officers and directors of Voltek, Thermedics and Thermo Electron.

     - The opinion of HSBC that the consideration of $7.00 per share in cash is fair from a financial point of view to the Voltek stockholders other than Thermedics and its affiliates.

     In determining that the Merger is fair to the stockholders other than Thermedics and its affiliates, the Special Committee and the Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Special Committee and the Board, each of the factors listed above reinforced their belief that the transaction was in the best interests of the stockholders other than Thermedics and its affiliates.

     THE SPECIAL COMMITTEE AND THE VOLTEK BOARD, BY A UNANIMOUS VOTE, HAVE APPROVED THE MERGER AGREEMENT, BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO THE STOCKHOLDERS OTHER THAN THERMEDICS AND ITS AFFILIATES AND UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

     In considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, stockholders should be aware that certain members of the Special Committee and the Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders generally and that represent actual or potential conflicts of interest. The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement. See
" -- Conflicts of Interest."

OPINION OF FINANCIAL ADVISOR

     The Special Committee, on behalf of the Board of Directors, retained HSBC under an engagement letter dated June 17, 1998 to act as the Special Committee's financial advisor in connection with evaluating Thermedics' proposal to acquire all of the Common Stock of the Company that it and Thermo Electron did not own and to consider alternative proposals. HSBC and its affiliates are internationally recognized investment banking firms and, as a customary part of their investment banking businesses, are engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Special Committee selected HSBC because of its expertise and reputation and because of its knowledge of the Company. HSBC rendered its oral opinion to the Special Committee on September 16, 1998, that, as of such date, and based upon and subject to various considerations and assumptions stated at such time, the consideration of $7.00 per share to be paid pursuant to the proposed Merger is fair, from a financial point of view, to the stockholders of the Company other than Thermedics and its affiliates. This opinion was confirmed in writing on September 23, 1998, and subsequently reaffirmed on November 24, 1998. The Special Committee did not limit HSBC's discretion regarding the investigations to be made or procedures to be followed by it in rendering its opinions. Although HSBC evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, HSBC did not recommend the amount of consideration to be paid in the Merger.

     THE FULL TEXT OF THE WRITTEN OPINION OF HSBC DATED NOVEMBER 24, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THIS OPINION IS SUBSTANTIALLY SIMILAR TO HSBC'S SEPTEMBER 23, 1998 OPINION. HSBC'S WRITTEN OPINIONS ARE ADDRESSED TO THE SPECIAL COMMITTEE, ARE DIRECTED ONLY TO THE CONSIDERATION TO BE PAID TO STOCKHOLDERS OF THE COMPANY (OTHER THAN THERMEDICS AND ITS AFFILIATES) PURSUANT TO THE MERGER AGREEMENT AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF HSBC SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF THE COMPANY SHOULD READ THE OPINION IN ITS ENTIRETY.

     In arriving at its opinions, HSBC:

     - reviewed the Merger Agreement (in connection with the September opinions, HSBC reviewed the then current drafts of the Merger Agreement);

     - reviewed certain publicly available financial statements and other information of the Company;

     - reviewed certain internal business plans and financial forecasts of the Company, as prepared by senior management of the Company;

     - conducted discussions with senior management of the Company concerning the financial statements and internal business plans and forecasts of the Company;

     - reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that it deemed to be relevant;

     - considered the financial terms, to the extent publicly available, of certain other transactions that it deemed to be relevant; and

     - reviewed the stock market trading price ranges and valuation multiples for the shares of Common Stock and compared them with those of certain publicly traded companies that it deemed to be relevant.

In addition, HSBC conducted such other financial studies, analyses and investigations as it deemed appropriate.

     In preparing its opinions, HSBC assumed and relied on the accuracy and completeness of all information reviewed by it or conveyed to it in discussions with the Company and assumed no responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company and was not furnished with any such evaluation or appraisal. In addition, HSBC did not conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with HSBC by the Company, HSBC assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. In rendering its September 16, 1998 oral opinion and its September 23, 1998 written opinion, HSBC also assumed that the final form of the Merger Agreement would be substantially similar to the September 23, 1998 draft reviewed by it. In connection with HSBC's engagement to provide financial advisory services to the Special Committee concerning strategic alternatives, HSBC was authorized to solicit, and did solicit, interest from other parties with respect to an acquisition of, or other business combination involving, the Company. In arriving at its opinions, HSBC considered the nature, scope and results of such solicitation.

     HSBC's opinions are based on economic, market and other conditions on, and the information made available to HSBC as of, the date of its respective opinions. Subsequent developments may affect the opinions of HSBC, and HSBC does not have any obligation to update, revise, or reaffirm such opinions.

  Summary of Analyses

     The following is a brief summary of the material financial analyses HSBC used in connection with providing its opinion dated November 24, 1998.

     Stock Price Performance. HSBC reviewed the historical stock prices and trading volume history for the shares of Common Stock. This review showed that prices ranged from $4.38 to $7.19 during the one-year period from November 21, 1997, to November 24, 1998, and from $4.38 to $9.50 during the one-year period from March 27, 1997, to March 30, 1998. This review also showed that the market price for the shares of Common Stock was up approximately 1% for the one-year period ended November 23, 1998, as compared to the S&P Small Cap Index which was down by approximately 7% over the same period; and that the market price for the shares of Common Stock was down approximately 48% for the one-year period ended March 30, 1998, as compared to the S&P Small Cap Index which was up by approximately 46% over the same period. HSBC also compared the relative stock price performance of the shares of Common Stock with an index of certain companies HSBC believed to be relevant (the "Comparable Companies", which included Advanced Industries, Inc., Artesyn Technologies, Inc., Del Global Technologies Corp., IFR Systems, Inc. and Vicor Corp.) for the one-year periods from March 27, 1997 to March 30, 1998, and from November 21, 1997 to November 23, 1998. HSBC selected the Comparable Companies for comparison purposes because such companies were publicly traded companies in the electronic components, test equipment, power conversion and power amplifier industries. This review showed that the market price for the shares of Common Stock was up approximately 1% for the one-year period ended November 23, 1998, as compared to a decline of approximately 34% for the index of Comparable Companies, and was down approximately 48% for the one-year period ended March 30, 1998, as compared to an increase of approximately 79% for the index of Comparable Companies.

     HSBC also reviewed the closing prices of the Common Stock on the dates which were four weeks, one week and one day prior to Thermedics' announcement on March 31, 1998 of its proposal to acquire the Common Stock. This review indicated that, based on a $7.00 per share price to be paid in the Merger:

     - at four weeks prior to the announcement, the closing price per share of Common Stock was $5.00 and the consideration represented a premium of 40.0% over the price of a share of Common Stock on that date;

     - at one week prior to the announcement, the closing price per share of Common Stock was $4.38 and the consideration represented a premium of 60.0% over the price of a share of Common Stock on that date; and

     - at one day prior to the announcement, the closing price per share of Common Stock was $4.81 and the consideration represented a premium of 45.5% over the price of a share of Common Stock on that date.

     Review of Selected Publicly Traded Companies. HSBC reviewed and compared certain actual and estimated financial, operating and stock market information of the Company with that of certain publicly traded companies in the electronic components, test equipment, power conversion and power amplifier industries (the "Selected Public Companies"). The companies included in HSBC's analysis were Advanced Energy Industries, Inc., Artesyn Technologies, Inc., Del Global Technologies Corp., Delta Electronics, Inc., IFR Systems, Inc., Schaffner Holding AG and Vicor Corp.

     HSBC calculated certain financial multiples for the Company and each of the Selected Public Companies including, among others:

     - price to earnings ("P/E") multiples based on estimated calendar 1998 earnings per share ("EPS");

     - P/E multiples based on estimated calendar 1999 EPS;

     - price to tangible book value ("P/Book") multiples based on shareholders' investment minus intangible assets as reported on the most recent available financial statements;

     - enterprise value (market capitalization plus debt minus cash) multiples based on the latest twelve months ended September 30, 1998 ("LTM") revenues;

     - enterprise value multiples based on LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"); and

     - enterprise value multiples based on LTM earnings before interest and taxes ("EBIT").

The calendar 1998 and 1999 EPS estimates for the Selected Public Companies were based on publicly available earnings estimates as provided by First Call Investor Service or, in the case of Delta Electronics, Inc. and Schaffner Holding AG, HSBC's research analysts. HSBC excluded certain outlying values that differed from the relative groupings of the other values. HSBC believes that these outlying values for certain companies reflect differing accounting principles or temporary market aberrations that can skew average values.

     The results, based on a per share price of $7.00, were as follows:

 ANALYSIS OF FINANCIAL MULTIPLES FOR THE COMPANY AND SELECTED PUBLIC COMPANIES

                                              SELECTED PUBLIC   AVERAGE OF SELECTED
                  ANALYSIS                    COMPANIES RANGE    PUBLIC COMPANIES     COMPANY
                  --------                    ---------------   -------------------   -------
Estimated 1998 P/E..........................   9.8x to 28.8x           17.7x          154.6x
Estimated 1999 P/E..........................   8.4x to 54.3x           13.0x           37.3x
P/Book......................................    1.5x to 6.9x            4.6x            4.2x
Enterprise Value to LTM Revenues............    1.0x to 3.8x            1.7x            1.9x
Enterprise Value to LTM EBITDA..............   6.9x to 52.4x            8.6x           28.5x
Enterprise Value to LTM EBIT................  8.7x to 406.4x           11.5x          160.8x

     None of the Selected Public Companies is identical to the Company. Accordingly, any analysis by HSBC of the Selected Public Companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the public trading values of the Selected Public Companies.

     Analysis of Selected Acquisition Transactions. Using publicly available information, HSBC reviewed and compared eight selected mergers and acquisitions transactions in the electronic components, test equipment, power conversion and power amplifier industries since May 1995 (the "Selected Acquisition Transactions"). The Selected Acquisition Transactions were: (i) General Signal Corporation's acquisition of Best Power Technology, Inc.; (ii) Exide Electronics Group, Inc.'s acquisition of Deltec Power Systems, Inc.; (iii) CVC Capital Partners Ltd.'s acquisition of Trench Group S.A.; (iv) BTR plc's acquisition of Exide Electronics Group, Inc.; (v) Artesyn Technologies, Inc.'s acquisition of Zytec Corporation; (vi) Applied Power Inc.'s acquisition of VERO Group plc;
(vii) Communications Instruments, Inc.'s acquisition of Corcom, Inc.; and (viii) Danaher Corporation's acquisition of Fluke Corporation.

     HSBC calculated certain financial multiples for the Company at a price per share of Common Stock of $7.00 and, to the extent that relevant information was publicly available, for each of the targets in the Selected Acquisition Transactions, including, among others, equity value (the purchase price of the common equity) as a multiple of tangible book value and historical net income, and enterprise value as a multiple of revenues, EBITDA and EBIT.

     The results, based on a per share price of $7.00, were as follows:

 ANALYSIS OF FINANCIAL MULTIPLES FOR SELECTED ACQUISITION TRANSACTIONS AND THE
                                    COMPANY

                                                             SELECTED       AVERAGE OF
                                                           ACQUISITION       SELECTED
                                                           TRANSACTION     ACQUISITION
                        ANALYSIS                              RANGE        TRANSACTIONS       COMPANY
                        --------                          --------------   ------------   ----------------
Equity Value to Historical Net Income...................  17.2x to 32.0x      22.6x            103.0x
Equity Value to Tangible Book Value.....................    2.2x to 8.3x       4.1x              4.2x
Enterprise Value to Revenues............................    1.1x to 1.5x       1.3x              1.9x
Enterprise Value to EBITDA..............................   7.3x to 14.1x      10.0x             28.5x
Enterprise Value to EBIT................................   9.1x to 20.1x      14.0x            160.8x

     HSBC also reviewed the premiums paid over the closing price of the shares of the targets in the Selected Acquisition Transactions at one day, one week and four weeks prior to the announcement of each of the Selected Acquisition Transactions. HSBC excluded certain outlying values that differed from the relative groupings of the other values. HSBC believes that these outlying values for certain companies reflect temporary market aberrations that can skew average and median values.

     The review of such premiums implied the following per share equity values as such premiums were applied to the shares of Common Stock on dates prior to the March 31, 1998 announcement of Thermedics' proposal:

 AVERAGE SHARE PREMIUMS IN SELECTED ACQUISITION TRANSACTIONS AND IMPLIED SHARE
                                     VALUES

                                      AVERAGE PER SHARE PREMIUM IN         IMPLIED SHARE VALUE
               TIME                 SELECTED ACQUISITION TRANSACTIONS         OF THE COMPANY
               ----                 ---------------------------------      -------------------
One Day prior to Announcement.....                44.9%                           $6.97
One Week prior to Announcement....                46.5%                           $6.41
Four Weeks prior to
  Announcement....................                52.8%                           $7.64

     Discounted Cash Flow Analysis. HSBC performed a discounted cash flow analysis for the Company for the fourth quarter of fiscal year 1998 through the end of fiscal year 2003. HSBC estimated the present value of the free cash flows of the Company set forth in these projections for the fourth quarter of fiscal year 1998 through the end of fiscal year 2003 using discount rates ranging from 15.0% to 27.5%. HSBC also calculated estimated terminal values for the Company (as of December 31, 2003) by applying multiples ranging from 7.0x to 11.0x to the Company's estimated fiscal 2003 EBIT, multiples ranging from 5.0x to 9.0x to the Company's estimated fiscal 2003 EBITDA and terminal growth rates of 6% to 8% for the Company's estimated fiscal 2003 free cash flow. The range of terminal values was then discounted to present value using discount rates ranging from 15% to 27.5%.

     The midpoints of the discounted cash flow analysis indicated:

     - a present value of the Company's per share equity of $4.88 on the basis of a terminal value EBIT multiple of 9.0x using a discount rate of 20%,

     - a present value of the Company's per share equity of $4.70 on the basis of a terminal value EBITDA multiple of 7.0x using a discount rate of 20%, and

     - a present value of the Company's per share equity of $3.58 on the basis of a 7% terminal growth rate of terminal free cash flow and a discount rate of 20%.

     Minority Interest Buy-Out Analysis. HSBC reviewed the premiums paid in fifteen completed minority interest acquisitions by majority interest holders since January 1994. Such transactions were (i) Holderbank Financiere Glarus AG/Holnam Inc.; (ii) Wassall PLC/General Cable PLC; (iii) Ogden Corp/Ogden Projects Inc; (iv) LinPac Mouldings Ltd/Ropak Corp; (v) Novartis AG/SyStemix, Inc; (vi) Gold Kist Inc/ Golden Poultry Co. Inc; (vii) Electromagnetic Sciences Inc/LXE Inc.; (viii) Renco Group Inc/WCI Steel Inc.; (ix) Ansaldo Transporti SpA/Union Switch & Signal Inc; (x) Mafco Holdings Inc/Mafco Consolidated Group, Inc.; (xi) Texas Industries Inc/Chaparral Steel Co; (xii) FH Faulding & Co Ltd/Faulding Inc; (xiii) Waste Management Inc/Wheelabrator Technologies Inc;
(xiv) Rhone-Poulenc SA/ Rhone-Poulenc Rorer Inc; and (xv) ISP Holdings Inc/International Specialty Products, Inc.

     HSBC reviewed the premiums paid based on the closing price of the target's shares at one day, one week and four weeks prior to the announcement of the respective transactions. The premiums calculated and the implied per share equity values for the Company prior to the March 31, 1998, announcement of Thermedics' proposal were as follows:

  AVERAGE SHARE PREMIUMS IN MINORITY INTEREST BUY-OUT TRANSACTIONS AND IMPLIED
                                  SHARE VALUES

                                                    AVERAGE PER SHARE PREMIUM IN
                                                      MINORITY INTEREST BUY-OUT      IMPLIED SHARE VALUE
TIME                                                        TRANSACTIONS               OF THE COMPANY
----                                                ----------------------------     -------------------
One Day prior to Announcement.....................            17.6%                         $5.66
One Week prior to Announcement....................            23.4%                         $5.40
Four Weeks prior to Announcement..................            27.8%                         $6.39

     While the summary set forth above contains the material analyses performed by HSBC, it does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. HSBC believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinions. HSBC based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. As described above, certain of the analyses performed by HSBC relied on estimates of future financial performance provided by the management of the Company. Analyses based on forecasts of future results are not necessarily indicative of actual future results, and actual future results may be significantly more or less favorable than suggested by such analyses. Accordingly, because such forecasts are inherently subject to substantial uncertainty, none of the Company, Thermedics, HSBC or any other person assumes responsibility for their accuracy. The other principal assumptions upon which HSBC based its analyses are set forth above under the description of each such analysis. HSBC's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. No company or transaction used in the above analyses as a comparison is identical to the Company or the Merger. Moreover, HSBC's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which the shares of Common Stock could actually be bought or sold.

     HSBC and its affiliates regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Pursuant to the terms of HSBC's engagement letter with the Company, the Company has paid HSBC retainer fees totaling $90,000, comprised of an initial retainer fee of $30,000 and two additional monthly fees of $30,000, and has paid HSBC a fee of $50,000 for the preparation and delivery of a written fairness opinion dated September 23, 1998, and a fee of $30,000 for the preparation and delivery of the written fairness opinion dated November 24, 1998 (which fees were payable regardless of the conclusions expressed therein). In addition, the Company had agreed to pay HSBC, upon consummation of a transaction with the Company not involving Thermedics, a transaction fee equal to the greater of (i) $500,000 or (ii) 1.0% of the aggregate consideration in connection with such transaction. No such transaction was consummated, and therefore no such transaction fee is payable to HSBC. In addition, the Company has agreed to reimburse HSBC for its out-of-pocket expenses, including the fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify HSBC to the fullest extent permitted by law against certain liabilities relating to or arising out of its engagement, except for liabilities found to have resulted primarily or directly from the gross negligence or willful misconduct of HSBC.

     HSBC has, in the past, provided financial advisory and financing services to Thermo Electron and certain of its affiliates including acting as underwriter or placement agent in connection with equity and debt financings, and may continue to do so and has received, and may receive, fees for the rendering of such services. During the last two years, HSBC has received fees for such services from Thermo Electron and certain of its affiliates of $1,992,906 in the aggregate. Also, in the ordinary course of business, HSBC may actively trade the securities of Thermo Electron, as well as securities of affiliates of Thermo Electron, including Thermedics, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, HSBC has, from time to time, acted as broker on behalf of Thermo Electron in connection with its purchases in the open market of its common stock.

PURPOSE AND REASONS OF THERMEDICS AND THERMO ELECTRON FOR THE MERGER

     The purpose of Thermedics and Thermo Electron for engaging in the transactions contemplated by the Merger Agreement is for Thermedics to acquire all of the outstanding shares of Common Stock, other than the shares held by Thermo Electron. In determining to acquire such shares of Common Stock at this time, Thermedics and Thermo Electron considered several factors, including (i) the latest market trends in the markets in which the Company competes, primarily the EMC test market that has been affected by the declining influence of IEC 801, the European directive on electromagnetic compatibility that took effect

January 1, 1996, (ii) the financial performance and profitability of the Company and (iii) the uncertainty regarding Voltek's future growth prospects. Thermedics and Thermo Electron also determined that as a private company Voltek will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings.

     Thermedics also considered the advantages and disadvantages of certain alternatives to taking Voltek private, including (i) selling its equity interest in the Company and (ii) leaving Voltek as a public majority-owned subsidiary of Thermedics. Thermedics considered the number of Voltek shares held by minority stockholders, recent trends in the price of the Common Stock and the relative lack of liquidity for the Common Stock. Thermedics reviewed the net overall cost of the transaction and its benefits, including its contribution to Thermedics' earnings. Thermedics also explored alternative uses for the cash proposed to be used for this transaction. After consideration of these various factors, Thermedics decided to make a proposal to Voltek to acquire, through a merger, all of the outstanding shares of Common Stock that it and Thermo Electron did not own at a price of $7.00 per share. This price represented a premium of 45.5% over the closing price of the Common Stock on the AMEX on March 30, 1998, the date immediately prior to the public announcement of the proposal. Thermedics proposed to structure the transaction as a cash merger in order to transfer ownership of the equity interest in the Company in a single transaction and provide the stockholders other than Thermedics and Thermo Electron with prompt payment in cash in exchange for their shares.

     Thermo Electron beneficially owns, directly and indirectly through Thermedics, approximately 76% of the outstanding Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

POSITION OF THERMEDICS AND THERMO ELECTRON AS TO FAIRNESS OF THE MERGER

     Thermedics and Thermo Electron have considered the analyses and findings of
(i) HSBC with respect to the fairness, from a financial point of view, of the consideration of $7.00 per share in cash payable under the Merger Agreement to the stockholders of Voltek other than Thermedics and its affiliates (see "-- Opinion of Financial Advisor"), and (ii) the Special Committee and the Board with respect to the fairness of the Merger to the Public Stockholders (see "-- The Special Committee's and the Board's Recommendation"). As of the date of the Merger Agreement, each of Thermedics and Thermo Electron adopts the analyses and findings of HSBC with respect to the fairness, from a financial point of view, of the consideration of $7.00 per share in cash payable under the Merger Agreement to the stockholders of Voltek other than Thermedics and its affiliates, and the Special Committee and the Board with respect to the fairness of the Merger. Thermedics and Thermo Electron believe that the Merger is both procedurally and substantively fair to the Public Stockholders and that the Cash Merger Consideration is fair to the Public Stockholders from a financial point of view. Neither Thermedics nor Thermo Electron attached specific weights to any factors in reaching its belief as to fairness. Thermedics and Thermo Electron are not making any recommendation as to how the Public Stockholders should vote on the Merger Agreement.

     Certain officers and directors of Thermedics and Thermo Electron are also officers and directors of the Company and have certain interests that are in addition to, or different from, the interests of the Public Stockholders. See "-- Conflicts of Interest."

CONFLICTS OF INTEREST

     In considering the recommendations of the Board with respect to the Merger, the Public Stockholders should be aware that certain officers and directors of Voltek have interests in connection with the Merger which present them with actual or potential conflicts of interest as summarized below. The Special Committee and the Board were aware of these interests and considered them among the other matters described above under "-- The Special Committee's and the Board's Recommendation."

     Following consummation of the Merger, the current executive officers and directors of Voltek will continue as the initial executive officers and directors of the Surviving Corporation; however, Thermedics intends to appoint a board of directors comprised solely of the Surviving Corporation's management after the

Merger. Officers and directors who own Common Stock will receive the Cash Merger Consideration on the same terms as all the other stockholders.

  Special Committee

     As compensation for serving on the Special Committee, which formally met on five occasions, either in person or telephonically, from April 1998 through the date of this Proxy Statement, the Board has authorized that each member of the Special Committee will receive a special retainer fee of $20,000 and additional fees of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.

     Mr. Hoover and Mr. Richman, members of the Special Committee, hold options to acquire an aggregate of 56,048 shares of Common Stock. The options have exercise prices ranging from $1.59 to $14.05. Under the terms of the Merger Agreement, the options held by the members of the Special Committee will be treated on the same terms as all the other holders of Voltek Stock Options and therefore will be assumed by Thermedics and converted into options to acquire shares of Thermedics Common Stock. See "THE MERGER -- Assumption of Voltek Stock Options by Thermedics." In addition, the members of the Special Committee own in the aggregate 9,994 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $69,958 upon consummation of the Merger. Further, deferred units equal to 3,576 shares of Common Stock have accumulated under the Company's deferred compensation plan for directors for the benefit of Mr. Richman, which units will be converted into the right to receive the Cash Merger Consideration per unit for an aggregate cash payment of $25,032. Members of the Special Committee also beneficially own shares of common stock of Thermedics and Thermo Electron. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Management," for information regarding beneficial ownership of Common Stock and common stock of Thermedics and Thermo Electron by members of the Special Committee.

     Mr. Richman is also a member of the Board of Directors of Thermo Sentron Inc., a majority-owned subsidiary of Thermedics and had been a consultant to Thermedics and its subsidiaries on corporate development and acquisition strategies from March 1993 to March 1995. See "MANAGEMENT."

  The Voltek Directors and Executive Officers

     The members of the Board of Directors, other than the members of the Special Committee, and executive officers of Voltek own in the aggregate 50,421 shares of Common Stock and will receive a payment for their shares of Common Stock in the aggregate amount of $352,947 upon consummation of the Merger. In addition, such Board members and executive officers hold options to acquire an aggregate of 218,500 shares of Common Stock, with exercise prices ranging from $5.00 to $14.05, which will be assumed by Thermedics and converted into options to acquire shares of Thermedics Common Stock on the same terms as all the other holders of Voltek Stock Options. See "THE MERGER -- Assumption of Voltek Stock Options by Thermedics." Such Board members and executive officers also beneficially own shares of common stock of Thermedics and Thermo Electron. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Management," for information regarding beneficial ownership by the Board and executive officers of Common Stock and common stock of Thermedics and Thermo Electron.

     Further, certain members of the Board and certain executive officers hold directorship or officer positions with Thermedics and/or Thermo Electron. For a description of such positions, see "MANAGEMENT."

  Indemnification and Insurance

     The Merger Agreement provides that for a period of six (6) years after the Effective Time, Thermedics will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Voltek, pursuant to Voltek's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, and executive officers of Voltek at the Effective Time. The Surviving Corporation's Certificate of Incorporation and Bylaws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in Voltek's Certificate of Incorporation and

Bylaws and such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors and executive officers of Voltek at the Effective Time, unless such modification is required by law. See "THE MERGER -- Indemnification and Insurance."

     In addition, Thermedics will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six (6) years after the Effective Time, a directors' and officers' liability insurance policy covering the Voltek executive officers and directors who, at the Effective Time, were then covered by Thermo Electron's liability insurance policy with coverage in amount and scope at least as favorable as such officer's and director's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of premiums currently allocable to and paid by Voltek. See "THE MERGER -- Indemnification and Insurance."

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, Thermo Electron, directly and indirectly through Thermedics, will beneficially own the entire equity interest in the Company. Thermo Electron and Thermedics will have complete control over the conduct of the Company's business and will have a 100% interest in the net book value and net earnings of the Company and any future increases in the value of the Company. The Public Stockholders of Voltek will not have an opportunity to continue their equity interest in Voltek as an ongoing corporation and therefore will not share in the future earnings and potential growth of Voltek and will no longer bear the risk of any decrease in the value of the Company. Upon consummation of the Merger, the Common Stock will no longer be traded on the AMEX, price quotations will no longer be available and the registration of the Common Stock under the Exchange Act will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable.

     The consummation of the Merger will also give the holders of Voltek's
3 3/4% Debentures the right to have Voltek redeem such 3 3/4% Debentures for a cash amount equal to 100% of the principal amount to be redeemed, plus accrued interest. The cost to Voltek of such redemption will be approximately $5.3 million. If a holder elects not to redeem its 3 3/4% Debentures, its right to receive shares of Common Stock upon conversion of such 3 3/4% Debentures will be converted into the right to receive $7.00 in cash per share of Common Stock that such 3 3/4% Debentures would have been convertible into prior to the Merger. The conversion price of the 3 3/4% Debentures is $7.83; therefore, the Company does not expect any holder to elect to convert its 3 3/4% Debentures. The 3 3/4% Debentures are listed for trading on the Luxembourg Stock Exchange. The Company does not intend to take any action to provide that the right to receive cash upon conversion of the 3 3/4% Debentures will be eligible for trading on any securities exchange or an automated inter-dealer quotation system.

     The receipt of cash pursuant to the Merger will be a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES."

CONDUCT OF VOLTEK'S BUSINESS AFTER THE MERGER

     Thermedics and Thermo Electron are continuing to evaluate Voltek's business, assets, practices, operations, properties, corporate structure, capitalization, management and personnel and discuss what changes, if any, will be desirable. After the Merger, Thermedics currently intends to sell its entire equity interest in the Company to Thermo Electron. Subject to the foregoing, for the foreseeable future, Thermedics and Thermo Electron expect that the day-to-day business and operations of Voltek will be conducted substantially as they are currently being conducted by Voltek. Except for the Company's real estate located in Mount Kisco, New York, which is under agreement to be sold, the Parent and Thermo Electron do not currently intend to dispose of any material assets of Voltek, other than in the ordinary course of business. Additionally, Thermo Electron and Thermedics do not currently contemplate any material change in the composition of Voltek's current management except that Thermedics intends to appoint a board of directors comprised of the Surviving Corporation's management after the Merger.

CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED

     If the Merger is not consummated, the Board of Directors expects that the Company's current management will continue to operate the Company's business substantially as presently operated. Thermedics, however, currently intends to sell its equity interest in the Company to Thermo Electron. No other alternatives are presently being considered.

STOCKHOLDER LITIGATION

     In late March and early April, 1998, four putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by stockholders of the Company. On October 6, 1998, the Court of Chancery entered an order consolidating these four actions under the caption In re Thermo Voltek Corp. Shareholders Litigation, Consolidated C.A. 16287 (the "Action"). The complaint in the Action names the Company, Thermedics, Thermo Electron and directors of the Company as defendants and alleges, among other things, that the Company's directors violated the fiduciary duties of loyalty, good faith and fair dealing that they owed to all stockholders of the Company other than the named defendants and the affiliates of the named defendants because the proposed price of $7.00 per share to be paid to the Company's stockholders under the terms of the proposed Merger Agreement was allegedly unfair and grossly inadequate. The complaints further allege that the Company, Thermedics and Thermo Electron have violated their alleged fiduciary duty of fair dealing by proposing the merger transaction at the time. The complaints request that the Court of Chancery, among other things, declare that the Action is a proper class action and enjoin the proposed transaction or order that any transaction be approved by a majority of the Voltek stockholders other than the named defendants and their affiliates.

     On November 17, 1998, the Company, Thermedics, Thermo Electron and the individual defendants filed an answer to the complaint in the Action in which they deny the allegations of any violation of law or breaches of any duty to the plaintiffs or the purported class set forth in the complaints. Thermedics filed a motion to dismiss the complaint for, among other things, procedural and jurisdictional defects and failure to state a claim upon which relief can be granted.

     The parties' obligations to proceed with the Merger will not be relieved if the Action is still pending immediately prior to the Effective Time unless a court order or injunction is in effect prohibiting consummation of the Merger. See "THE MERGER -- Conditions."

                              THE SPECIAL MEETING

PROXY SOLICITATION

     This Proxy Statement is being delivered to Voltek's stockholders in connection with the solicitation by the Board of proxies to be voted at the
Special Meeting to be held on                ,          , 1999 at 10:00 a.m.,
local time, at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement and the accompanying Proxy Card are first being mailed to
stockholders of the Company on or about          , 1999.

RECORD DATE AND QUORUM REQUIREMENT

     The Common Stock is the only outstanding voting security of the Company.
The Board has fixed the close of business on             , 1999 as the Record
Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the close of business on the
Record Date, there were                shares of Common Stock issued and
outstanding held by                holders of record and by approximately
               persons or entities holding in nominee name. Of such outstanding
shares,           shares were held by the Public Stockholders.

     The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted as shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business.

VOTING PROCEDURES

     Under Delaware law, holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must approve the Merger Agreement. The Merger Agreement is attached to this Proxy Statement as Appendix
A. For the purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will have the same legal effect as a vote cast against approval of the Merger. Thermedics, which owns approximately 66% of the outstanding Common Stock, and Thermo Electron, which owns approximately 3% of the outstanding Common Stock, own enough shares of Common Stock to approve the Merger under Delaware law without the vote of the Public Stockholders and intend to vote their shares in favor of the Merger Agreement. However, the Merger Agreement also requires that the holders of a majority of the outstanding shares of Common Stock that are voted at the Special Meeting by the Public Stockholders must approve the Merger Agreement. For purposes of this vote, an abstention and a broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the Merger. In other words, abstentions and broker non-votes will have no effect on the outcome of such vote.

     If a properly executed Proxy Card is submitted and no instructions are given, the shares of Common Stock represented by that proxy will be voted "FOR" the proposed Merger.

     Under Delaware law, holders of Common Stock who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares as finally determined in accordance with the procedures under Delaware law. The "fair value," as finally determined, may be more or less than the consideration to be received by other stockholders of Voltek under the terms of the Merger Agreement. Failure to follow such procedures under Delaware law precisely will result in the loss of Dissenters' Rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."

VOTING AND REVOCATION OF PROXIES

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of Voltek an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Secretary of Voltek will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, will be voted to approve the Merger. The shares represented by the accompanying Proxy Card and entitled to vote will be voted if the Proxy Card is properly signed and received by the Secretary of the Company prior to the Special Meeting.

EFFECTIVE TIME

     The Merger will be effective as soon as practicable following stockholder approval of the Merger Agreement and upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement. See "THE MERGER -- Conditions."

                                   THE MERGER

     The Merger Agreement provides that the Merger Sub, a newly-formed Delaware corporation that is a wholly owned subsidiary of Thermedics, will be merged with and into Voltek, and that following the Merger, the separate existence of the Merger Sub will cease and Voltek will continue as the Surviving Corporation.

     The terms of and conditions to the Merger are contained in the Merger Agreement that is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the summary description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the Merger Agreement.

CONVERSION OF SECURITIES

     At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, shares held in treasury by Voltek and shares held by Thermedics and Thermo Electron) will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. Except for the right to receive the Cash Merger Consideration, from and after the Effective Time, all shares (other than the Dissenting Shares, shares held in treasury by Voltek and shares held by Thermedics and Thermo Electron), by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a stock certificate formerly representing any shares (other than the Dissenting Shares, shares held in treasury by Voltek and shares held by Thermedics and Thermo Electron) will after the Effective Time cease to have any rights with respect to such shares other than the right to receive the Cash Merger Consideration for such shares upon surrender of the stock certificate.

     No interest will be paid or accrued on the amount payable upon the surrender of any stock certificate. Payment to be made to a person other than the registered holder of the stock certificate surrendered is conditioned upon the stock certificate so surrendered being properly endorsed and otherwise in proper form for transfer, as determined by the Payment Agent. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered or establish to the satisfaction of the Payment Agent that such tax has been paid or is not payable. Six (6) months following the Effective Time, Thermedics may require the

Payment Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Payment Agent which have not been disbursed to holders of stock certificates formerly representing shares outstanding prior to the Effective Time. After such time holders of Voltek stock certificates will be entitled to look to Thermedics only as general creditors with respect to cash payable upon due surrender of their stock certificates. Notwithstanding the foregoing, neither the Payment Agent nor any party to the Merger Agreement will be liable to any holder of stock certificates formerly representing shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     At the Effective Time, subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time held by Thermedics and Thermo Electron will, by virtue of the Merger, be converted at the Effective Time into one share of common stock of the Surviving Corporation. Each share of the Merger Sub's common stock that is issued and outstanding immediately prior to the Merger will, at the Effective Time, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist. All shares held in treasury by Voltek immediately prior to the Effective Time will, at the Effective Time, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

ASSUMPTION OF VOLTEK STOCK OPTIONS BY THERMEDICS

     Voltek has, from time to time, issued options to acquire Common Stock pursuant to its 1985 Stock Option Plan, 1990 Stock Option Plan, 1994 Equity Incentive Plan and 1994 Director Stock Option Plan, each as amended (the "Voltek Stock Option Plans"). At the Effective Time, each outstanding Voltek Stock Option under the Voltek Stock Option Plans, whether or not exercisable, will be assumed by Thermedics. Each Voltek Stock Option so assumed by Thermedics will continue to have, and be subject to, the same terms and conditions set forth in the applicable Voltek Stock Option Plan immediately prior to the Effective Time, except that (i) each Voltek Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermedics Common Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Voltek Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Thermedics Common Stock, and (ii) the per share exercise price for the shares of Thermedics Common Stock issuable upon exercise of such assumed Voltek Stock Option will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Voltek Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The Exchange Ratio is a fraction, the numerator of which is the Cash Merger Consideration and the denominator of which is the closing price of Thermedics Common Stock on the day immediately preceding the Effective Date as reported by the AMEX.

TRANSFER OF SHARES

     Shares of Common Stock will not be transferred on the stock transfer books at or after the Effective Time. If certificates representing such shares are presented to Voltek after the Effective Time, such shares will be canceled and exchanged for the Cash Merger Consideration.

CONDITIONS

     Each party's obligation to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective Time:

       (i) the Merger Agreement and the transactions contemplated therein shall have been approved and adopted by the affirmative vote of (a) the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in accordance with the DGCL and (b) the majority of the outstanding shares of Common Stock voted at the Special Meeting by the Public Stockholders; and

       (ii) no court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     The obligations of Voltek to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived by Voltek (upon approval of the Special Committee):

        (i) the representations and warranties of the Merger Sub and Thermedics in the Merger Agreement shall be true and correct on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

       (ii) the Merger Sub and Thermedics shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time; and

      (iii) Voltek shall have received a certificate of the President, Chief Executive Officer or Chief Operating Officer of Thermedics certifying to the effect of above clauses (i) and (ii).

     The obligations of the Merger Sub and Thermedics to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, unless waived by Thermedics:

        (i) the representations and warranties of Voltek in the Merger Agreement shall be true and correct on and as of the Effective Time, except as otherwise permitted by the Merger Agreement;

       (ii) Voltek shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

      (iii) Thermedics shall have received a certificate of the President, Chief Executive Officer or Chief Operating Officer of Voltek certifying to the effect of above clauses (i) and (ii).

REPRESENTATIONS AND WARRANTIES

     Voltek has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the transaction, its capitalization, requisite governmental and other consents and approvals, the content and submission of forms and reports required to be filed by Voltek with the Commission, and its receipt of a fairness opinion from HSBC.

     Thermedics and the Merger Sub have made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter the transaction, adequacy of Thermedics' financial resources to pay the Cash Merger Consideration, accuracy of information supplied by Thermedics for submission on forms and reports required to be filed by Voltek with the Commission, and requisite governmental and other consents and approvals.

     The representations and warranties of the parties in the Merger Agreement will expire upon consummation of the Merger. After such expiration none of the parties to the Merger Agreement or their respective officers, directors or principals will have any liability for any such representations or warranties.

COVENANTS

     In the Merger Agreement, Voltek has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of termination of the Merger Agreement or the Effective Time, Voltek will carry on its business in the usual, regular and ordinary course, substantially consistent with past practice and will not, without the prior consent of Thermedics, or unless otherwise permitted by the Merger Agreement:

        (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

       (ii) enter into any material partnership arrangements, joint development agreements or strategic alliances;

      (iii) grant any severance or termination pay to any officer or employee except payments in amounts consistent with past practice or pursuant to written agreements outstanding or adopt any new severance plan;

      (iv) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

       (v) issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Common Stock pursuant to the exercise of stock options therefor or conversion of the outstanding 3 3/4% Debentures outstanding as of the date of the Merger Agreement;

      (vi) cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws;

      (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any other business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

      (viii) sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Voltek;

      (ix) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

       (x) adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with past practice;

      (xi) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business;

      (xii) make any grant of exclusive rights to any third party; or

      (xiii) agree in writing or otherwise to take any of the actions described above.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that for a period of six (6) years after the Effective Time, Thermedics will, and will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of Voltek, pursuant to Voltek's Certificate of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, to those individuals who were directors, including the members of the Special Committee, and executive officers of Voltek at the Effective Time. The Surviving Corporation's Certificate of Incorporation and Bylaws will contain the provisions with respect to indemnification and elimination of liability for monetary damages currently set forth in Voltek's Certificate of Incorporation and Bylaws and such provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of those individuals who were directors and executive officers of Voltek at the Effective Time, unless such modification is required by law.

     In addition, Thermedics will cause the Surviving Corporation, either directly or through participation in Thermo Electron's umbrella policy, to maintain in effect, for a period of six (6) years after the Effective Time, a directors' and officers' liability insurance policy covering the Voltek executive officers and directors who, at the Effective Time, were then covered by Thermo Electron's liability insurance policy with coverage in amount and scope at least as favorable as such officer's and director's existing coverage. However, in no event will the Surviving Corporation be required to pay premiums for such insurance in excess of 175% of premiums currently allocable to and payable by Voltek.

TERMINATION, AMENDMENT AND WAIVER

     At any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, the Merger Agreement may be terminated by the mutual written consent of the board of directors of Thermedics and the Board of Directors of Voltek (upon approval of the Special Committee).

     Either Voltek, with the approval of the Special Committee, or Thermedics may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, if (i) the Merger has not been consummated by June 30, 1999, unless such party's action or inaction constitutes a breach of the Merger Agreement and has been a principal cause of or resulted in the failure of the Merger to be consummated, (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or action is final and nonappealable or (iii) approval of the stockholders of Voltek necessary to consummate the Merger has not been obtained unless such party's action or inaction constitutes a breach of the Merger Agreement and has been the principal cause of or resulted in the failure to obtain the requisite stockholder approval to consummate the Merger.

     In addition, Thermedics may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, if Voltek breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten (10) business days after written notice of such breach from Thermedics.

     Voltek may terminate the Merger Agreement prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Voltek, if
(i) Voltek's Board of Directors, upon approval of the Special Committee, determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so or (ii) Thermedics breaches any representation, warranty, covenant or agreement and fails to cure such breach within ten (10) business days after written notice of such breach from Voltek.

     Subject to the provisions of applicable law, the Merger Agreement may be amended by the parties thereto at any time by written agreement of the parties; provided, however, that Voltek may not amend the Merger Agreement without the approval of the Special Committee.

SOURCE OF FUNDS

     The aggregate consideration payable in the Merger is approximately $18.7 million. Thermedics intends to finance the Merger entirely from cash on hand.

EXPENSES

     The parties have agreed to pay their own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby. Assuming the Merger is consummated, the estimated costs and fees in connection with the Merger and the related transactions, which will be paid by Voltek are as follows:

COST OR FEE                                                 ESTIMATED AMOUNT
-----------                                                 ----------------
Financial advisory fees...................................      $170,000
Legal fees................................................        35,000
Accounting fees...........................................        10,000
Special Committee fees....................................        47,000
Printing and mailing fees.................................       150,000
Commission filing fees....................................         3,749
Other regulatory filing fees..............................         5,000
Miscellaneous.............................................        59,251
                                                                --------
                                                                $480,000

     See "SPECIAL FACTORS -- Opinion of Financial Advisor" for a description of the fees to be paid to HSBC in connection with its engagement. For a description of certain fees payable to the members of the Special Committee, see "SPECIAL FACTORS -- Conflicts of Interest."

ACCOUNTING TREATMENT

     The Merger will be accounted for as the acquisition of a minority interest by Thermedics, using the purchase method of accounting.

REGULATORY APPROVALS

     No federal or state regulatory approvals are required to be obtained that have not already been obtained, nor any regulatory requirements complied with, in connection with the consummation of the Merger by any party to the Merger Agreement, except for (i) the requirements of the DGCL in connection with stockholder approvals and consummation of the Merger and (ii) the requirements of the federal securities laws.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive payment of the "fair value" of such shares together with a fair rate of interest, if any, as determined by such court. The "fair value" as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached hereto as Appendix C.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice. Any stockholder wishing to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Sandra L. Lambert, Secretary, Thermo Voltek Corp., c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker holding Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

     Within 10 calendar days after the Effective Time, the Company, as the Surviving Corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the Effective Time, the Company, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of

Chancery demanding a determination of the fair value of the shares of all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the Effective Time, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount per share that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

     The Court may require stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

     If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Cash Merger Consideration in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the Effective Time. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Time will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax considerations relevant to the Merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

     THIS TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

     The receipt of the Cash Merger Consideration in the Merger by holders of Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $7.00 and the holder's basis per share in the Common Stock. Such gain or loss generally will be a capital gain or loss provided that the holder held the Common Stock as a capital asset. Capital gain or loss will be treated as long-term capital gain or loss if the holder held the Common Stock for more than one year, and will be treated as short-term capital gain or loss if the holder held the Common Stock for one year or less.

     A holder of Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholdings rules. To prevent the possibility of backup federal income tax withholding, each holder must provide the Payment Agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of Common Stock who does not provide the Parent with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. Thermedics (or its agent) will report to the holders of Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

     Neither the Company nor Thermedics will recognize gain or loss for tax purposes as a result of the Merger.

                            BUSINESS OF THE COMPANY

OVERVIEW

     Voltek was originally incorporated in 1960 under the name Universal Voltronics Corp. Thermedics, a publicly traded subsidiary of Thermo Electron, acquired a controlling interest in the Company's Common Stock in March 1990. In November 1992, the Company's name was changed to Thermo Voltek Corp. The Company designs, manufactures and markets test instruments and a range of products related to power amplification, conversion and quality. The Company's test instruments simulate pulsed electromagnetic interference ("pulsed EMI"), radio frequency interference ("RFI") and changes in AC voltage to allow manufacturers of electronic systems and integrated circuits to test for electromagnetic compatibility ("EMC"), to ensure product quality and to meet certain regulatory requirements. These products are used in the product-development, design-verification, and quality-assurance stages, enabling customers to optimize performance, reliability, and safety in the final design, and to meet industry standards and regulatory requirements, including a European Union ("EU") directive that took effect in January 1996. The Company's power products include radio frequency ("RF") and microwave power amplifiers, power-conversion equipment and application-specific power supplies. These power products are used in communications, broadcast, research and medical imaging applications. In July 1996, the Company acquired Pacific Power Source Corporation, a manufacturer of power-conversion equipment and programmable power amplifiers. In April 1997, the Company acquired Milmega Ltd., a manufacturer of microwave amplifiers. In November 1998, the Company sold its Universal Voltronics division, which manufactured high-voltage power supply products.

TESTING INSTRUMENTS

     The Company's testing instruments fall into two main categories: (i) equipment to test completed electronic products and (ii) equipment to test individual electronic components such as integrated circuits.

  Product Testing Equipment

     The Company's EMC testing systems for electronic products simulate pulsed EMI -- including RFI, disturbances in electrical power, and natural and man-made phenomena such as lightning and static electricity -- to allow manufacturers to check for resistance to these and other forms of potentially troublesome electronic pollution. These systems perform both immunity and emissions testing -- to verify that completed electronic products are not only immune to EMI, but also that they are not emitting EMI. The Company's KeyTek Instrument division's ECAT(R) system integrates comprehensive pulsed EMI and power-quality failure simulation and testing with built-in diagnostic capabilities. KeyTek also offers a range of lower-cost instruments designed to test completed products for a particular type of pulsed EMI. KeyTek also manufactures the G-Strip, an RFI immunity tester that analyzes how effectively electronics resist the effects of radio frequency emitted by other electronic devices.

  Component-reliability Testing Equipment

     KeyTek also manufactures EMC testing instruments that allow manufacturers to test electronic components and subassemblies, particularly integrated circuits and wafer die, for immunity to electrostatic discharge ("ESD") and electrical overstress ("EOS"). These products expose electronic components and subassemblies to controlled and repeatable stress levels, thereby determining their ability to withstand ESD and EOS. These products also simulate the damage that can occur during normal handling or operating procedures associated with the manufacturing, testing, and transportation of such components.

POWER PRODUCTS

     The Company's power products, described below, have applications in both EMC and non-EMC areas. These include RF and microwave power amplifiers, power-conversion equipment and application-specific power supplies.

  Power Amplifiers

     Through its Kalmus Engineering and Milmega Ltd. divisions, the Company manufactures RF and microwave power amplifiers that have applications in EMC testing and other areas. When used in EMC test applications, the RF power amplifiers manufactured by Kalmus test products for immunity to conducted and radiated RFI. They are also suitable for a variety of laboratory and research applications where precise control over power level and frequency are required; in medical imaging applications; and in wireless communications applications, broadcasting, and mobile data communications. Milmega, acquired in April 1997, designs and manufactures microwave power amplifiers. Microwave power amplifiers have frequencies of one gigaHertz and above and RF power amplifiers have frequencies of one gigaHertz and lower. Milmega's products are suitable for EMC test and other areas, including research, communications, medical, and military applications.

  Power-conversion Equipment

     The Company's Pacific Power Source Corporation division manufactures power-conversion equipment that can be incorporated into EMC test equipment to assess how well electronics tolerate normal variations in the quality and quantity of AC voltage. The power-conversion equipment is also used in other kinds of testing equipment and in application-specific power supplies. In October 1997, the Company established a new division, Global Power Systems, to market specialized power products, particularly for use in marine applications. Its initial product line is a family of dock-to-yacht power systems that convert power from an onshore source anywhere in the world to the voltage, phase, and frequency required by luxury yachts.

SALES AND MARKETING

     The Company markets its products to customers in diverse industries throughout North America, Europe, Southeast Asia and South America primarily through distributors and manufacturers' representatives. Domestic sales channels are through manufacturers' representatives and most international sales channels are through distributors. See Note 11 to the Company's Consolidated Financial Statements included elsewhere within this Proxy Statement for financial information relating to foreign and domestic operations and export sales.

SALE OF UNIVERSAL VOLTRONICS DIVISION

     On November 5, 1998, the Company completed the sale of substantially all of the assets of its Universal Voltronics division, located in Mount Kisco, New York, excluding the real property, to Universal Voltronics Corp., a subsidiary of Pine Brook Capital, Inc. for $2.5 million in cash and the assumption of certain liabilities. The purchase price is subject to a post-closing adjustment based on the net assets of the division as of the closing date. The Universal Voltronics division designed and manufactured high-voltage power supplies, modulators, and related high-voltage equipment for industrial, medical, and security processes, and defense and scientific research applications. These systems transform utility-supplied AC power into the DC voltages and currents required by the user and allow precise control over the performance level desired for each application. The Universal Voltronics division had unaudited revenues of $4.4 million and operating income of $0.7 million in the first nine months of 1998, and in 1997 had revenues of $3.9 million and an operating loss of $0.1 million.

PROPERTIES

     The Company leases approximately 110,000 square feet of office, engineering, laboratory, and production space under leases expiring from 1998 to 2010, principally in Massachusetts, Washington, California, The Netherlands, the United Kingdom and Italy. Approximately 45,000 square feet of office, engineering, laboratory and production space that the Company owns in Mount Kisco, New York is currently under agreement to be sold. The Company believes that its facilities are in good condition and are suitable and adequate for its present operations, and that suitable space is readily available if any of its leases are not extended.

                       SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                  1998
                                                      -----------------------------
                                                       FIRST     SECOND      THIRD
                                                      -------    -------    -------
Revenues............................................  $11,440    $10,725    $ 8,671
Gross Profit........................................    5,222      4,823      3,434
Net Income (Loss)...................................      511        492       (399)
Earnings (Loss) per Share:
  Basic.............................................      .06        .06       (.05)
  Diluted...........................................      .05        .05       (.05)

                                                                         1997
                                                      ------------------------------------------
                                                       FIRST     SECOND(1)     THIRD     FOURTH
                                                      -------    ---------    -------    -------
Revenues............................................  $ 9,716     $11,888     $11,132    $11,912
Gross Profit........................................    4,265       5,446       4,983      5,094
Net Income (Loss)...................................     (333)        160         427         25
Basic and Diluted Earnings (Loss) per Share.........     (.03)        .02         .05         --

                                                                        1996
                                                      -----------------------------------------
                                                       FIRST     SECOND     THIRD(2)    FOURTH
                                                      -------    -------    --------    -------
Revenues............................................  $10,621    $11,882    $12,800     $13,204
Gross Profit........................................    5,231      5,729      6,330       6,860
Net Income..........................................      937      1,132      1,194       1,206
Earnings per Share:
  Basic.............................................      .12        .13        .13         .13
  Diluted...........................................      .09        .10        .10         .10

---------------
(1) Reflects the April 1997 acquisition of Milmega Ltd.

(2) Reflects the July 1996 acquisition of Pacific Power Source Corporation.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income from continuing operations before taxes, plus fixed charges. "Fixed charges" for continuing operations consist of interest on indebtedness and amortization of debt expense and one-third of rental expense, which is deemed to be the interest component of such rental expense.

                                                   FISCAL YEAR(1)               NINE MONTHS ENDED
                                        ------------------------------------    -----------------
                                        1993    1994    1995    1996    1997     OCTOBER 3, 1998
                                        ----    ----    ----    ----    ----    -----------------
Ratio of earnings to fixed charges....  1.84    1.63    2.49    4.77    1.34          1.92

---------------
(1) The Company's fiscal years ended on January 1, 1994, December 31, 1994, December 30, 1995, December 28, 1996 and January 3, 1998.

                         SELECTED FINANCIAL INFORMATION

     The selected financial information included below for the Company as of and for the fiscal years ended January 3, 1998, and December 28, 1996, and for the fiscal year ended December 30, 1995, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement. The selected financial information as of December 30, 1995, and as of and for the fiscal years ended December 31, 1994, and January 1, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this Proxy Statement. The selected financial information as of and for the nine months ended October 3, 1998, and September 27, 1997, has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine months ended October 3, 1998, are not necessarily indicative of results for the entire year.

                                             NINE MONTHS ENDED
                                         --------------------------                     FISCAL YEAR
                                         OCTOBER 3,   SEPTEMBER 27,   -----------------------------------------------
                                            1998          1997        1997(1)   1996(2)   1995(3)   1994(4)    1993
                                         ----------   -------------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA
Revenues...............................   $30,836        $32,736      $44,648   $48,507   $36,326   $23,641   $18,089
                                          -------        -------      -------   -------   -------   -------   -------
Costs and Operating Expenses:
  Cost of revenues.....................    17,357         18,042       24,860    24,357    18,790    12,120     9,687
  Selling, general, and administrative     10,284         11,850       15,992    14,889    11,766     8,027     6,008
    expenses...........................
  Research and development expenses....     2,092          2,712        3,620     3,618     2,349     1,492     1,240
                                          -------        -------      -------   -------   -------   -------   -------
                                           29,733         32,604       44,472    42,864    32,905    21,639    16,935
                                          -------        -------      -------   -------   -------   -------   -------
Operating Income.......................     1,103            132          176     5,643     3,421     2,002     1,154
Interest Income........................       705            967        1,247     1,774     2,073     1,697       179
Interest Expense.......................      (870)          (869)      (1,162)   (1,408)   (2,130)   (2,216)     (807)
Gain on Sale of Related-party                  --            180          180        --        --        --        --
  Investments..........................
Other Income...........................        69             --           53        --        --        --       225
                                          -------        -------      -------   -------   -------   -------   -------
Income Before Income Tax Provision.....     1,007            410          494     6,009     3,364     1,483       751
Income Tax Provision...................       403            156          215     1,540       692       365       271
                                          -------        -------      -------   -------   -------   -------   -------
Net Income.............................   $   604        $   254      $   279   $ 4,469   $ 2,672   $ 1,118   $   480
                                          =======        =======      =======   =======   =======   =======   =======
Earnings per Share:
  Basic................................   $   .07        $   .03      $   .03   $   .51   $   .41   $   .19   $   .08
                                          =======        =======      =======   =======   =======   =======   =======
  Diluted..............................   $   .07        $   .03      $   .03   $   .38   $   .28   $   .17   $   .08
                                          =======        =======      =======   =======   =======   =======   =======
Weighted Average Shares:
  Basic................................     8,707          9,297        9,182     8,827     6,528     5,995     5,896
                                          =======        =======      =======   =======   =======   =======   =======
  Diluted..............................     8,772          9,436        9,305    13,628    13,512     7,995     6,014
                                          =======        =======      =======   =======   =======   =======   =======
BALANCE SHEET DATA (at end of period)
  Working Capital......................   $28,019        $30,384      $29,863   $40,915   $41,826   $41,990   $42,023
  Total Assets.........................    60,245         64,802       63,296    73,689    68,845    62,224    57,471
  Long-term Obligations................    15,250         18,450       17,750    19,345    36,740    46,000    46,000
  Shareholders' Investment.............    34,454         34,265       34,392    42,445    20,959     8,472     7,097
OTHER DATA
  Book Value per Share.................      3.97           3.88         3.89      4.35      4.30      2.10      1.80
  Cash Dividends.......................        --             --           --        --        --        --        --

---------------
(1) Reflects the April 1997 acquisition of Milmega Ltd.

(2) Reflects the July 1996 acquisition of Pacific Power Source Corporation.

(3) Reflects the March 1995 acquisition of Kalmus Engineering Incorporated.

(4) Reflects the July 1994 acquisition of Verifier Systems Limited.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Forward-looking statements, within the meaning of Section 21E of the Exchange Act, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Conditions and Results of Operations under the heading "FORWARD-LOOKING STATEMENTS."

OVERVIEW

     The Company designs, manufactures, and markets test instruments and a range of products related to power amplification, conversion, and quality. The Company's test instruments help manufacturers of electronic systems and integrated circuits ensure product quality and meet certain regulatory requirements. The Company's power products are used in communications, broadcast, research, and medical imaging applications, as well as in EMC testing applications.

     The Company's KeyTek Instrument division manufactures instruments that test for immunity to pulsed EMI and systems used in reliability testing and characterization of electronic devices. The Company's Kalmus division manufactures RF power amplifiers and systems used to test products for immunity to conducted and radiated RFI and in communications, medical, and research applications. The Company's Pacific Power Source division manufactures power-conversion equipment for use in a variety of commercial applications and programmable power amplifiers that can be incorporated into EMC test equipment to assess how well electronics tolerate normal variations in the quality and quantity of AC voltage. Acquired in April 1997, Milmega Ltd. primarily manufactures and markets microwave amplifiers that are suitable for EMC testing; physics research; and communications, medical, and military applications. In October 1997, the Company established its Global Power Systems division to market specialized power products, particularly for use in boating and marine applications.

     During 1997, the Company experienced lower demand for its EMC test products. Due in part to these developments, during 1997, the Company implemented certain operational, organizational, and personnel changes. During 1998, the Company has continued making changes of this nature in several of its business units.

     A significant percentage of the Company's revenues are derived from sales of products outside the U.S., including certain Asian countries, through export sales and sales by the Company's European operations. Asia is experiencing a severe economic crisis characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's export sales to Asia and to customers that do business in Asia have been affected by the unstable economic conditions there. Although the Company seeks to charge its international customers in the same currency as its operating costs, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations.

RESULTS OF OPERATIONS

  First Nine Months 1998 Compared With First Nine Months 1997

     Revenues decreased to $30.8 million in the first nine months of 1998 from $32.7 million in the first nine months of 1997. Revenues decreased $4.2 million due to lower demand for certain lower-margin products in Europe and $1.2 million as a result of lower sales of high-margin ESD-test equipment for the semiconductor industry due in part to unstable economic conditions in Asia, as discussed above. To a lesser extent, revenues decreased due to lower demand for power supply products. These decreases were offset in part by revenues from the Company's new EMC-test product, introduced in the third quarter of 1997, an increase in sales at Universal Voltronics, related to certain new OEM arrangements and an increase in revenues of $0.9 million due to the inclusion of Milmega, acquired in 1997, for the full period in 1998. In November 1998, the Company sold the business of Universal Voltronics. (See Note 14 to the Company's Consolidated Financial Statements included elsewhere within this Proxy Statement.)

     The gross profit margin decreased to 44% in the first nine months of 1998 from 45% in the first nine months of 1997, primarily due to a decrease in sales of high-margin ESD-test equipment, offset in part by the favorable effect of a reduction in the sale of certain lower-margin products and the inclusion of higher-margin revenues from the Company's new EMC-test product.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 33% in the first nine months of 1998 from 36% in the first nine months of 1997, primarily due to efficiencies gained from operational, organizational, and personnel changes implemented in 1997, offset in part by the costs of certain ongoing operational changes in 1998. The Company expects to incur approximately $0.2 million of expenses in the fourth quarter of 1998 in connection with plans to exit certain operations in Europe. Research and development expenses decreased to $2.1 million in 1998 from $2.7 million in 1997, primarily due to the completed development of certain new products in the third and fourth quarters of 1997, as well as the impact of cost-reduction efforts, offset in part by costs associated with the development of a new product by the Company's Global Power Systems division.

     Interest income decreased to $0.7 million in the first nine months of 1998 from $1.0 million in the first nine months of 1997, primarily due to lower average invested balances. Interest expense was $0.9 million in both periods.

     The effective tax rates were 40% and 38% in the first nine months of 1998 and 1997, respectively. The effective tax rates exceeded the statutory federal income tax rate primarily due to the impact of nondeductible expenses and state income taxes. The effective tax rate increased in 1998 due to a shift in the relative levels of income in the various jurisdictions in which the Company operates.

  1997 Compared With 1996

     Revenues decreased to $44.6 million in 1997 from $48.5 million in 1996. The decrease was primarily due to lower demand for the Company's EMC-test products, resulting from the declining influence of IEC 801, the European Union directive on electromagnetic compatibility that took effect January 1, 1996, and, to a lesser extent, a decline in the component-reliability market for ESD-test equipment that resulted from a slowdown in capital expenditures by the semiconductor industry. These decreases in revenues were offset in part by an increase in revenues of $5.8 million due to the acquisitions of Pacific Power in July 1996 and Milmega in April 1997.

     The gross profit margin decreased to 44% in 1997 from 50% in 1996, primarily due to a decrease in the sale of certain higher-margin EMC-test products, as well as the effect of the Company's decrease in total revenues.

     Selling, general, and administrative expenses as a percentage of revenues increased to 36% in 1997 from 31% in 1996, primarily due to the effect of the Company's decrease in revenues, offset in part by the effect of the acquisitions of Pacific Power and Milmega, which have lower costs as a percentage of revenues. In addition, during the second quarter of 1997, the Company incurred $0.4 million of severance and related costs associated with reductions in personnel, as part of a continuing evaluation of its lines of business. Research and development expenses were $3.6 million in both periods, primarily due to an increase of $0.4 million related to the acquisitions of Pacific Power and Milmega, offset by the completed development of certain new products in the third and fourth quarters of 1996.

     Interest income decreased to $1.2 million in 1997 from $1.8 million in 1996, primarily due to lower average invested balances. Interest expense decreased to $1.2 million in 1997 from $1.4 million in 1996, primarily due to conversions of the Company's subordinated convertible obligations.

     The effective tax rates were 44% and 26% in 1997 and 1996, respectively. The effective tax rate exceeded the statutory federal income tax rate in 1997, primarily due to the impact of nondeductible expenses and state income taxes. The effective tax rate was below the statutory federal income tax rate in 1996, primarily due to the elimination of the tax valuation allowance that was no longer required (see Note 6 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement), offset in part by the impact of state income taxes.

  1996 Compared With 1995

     Revenues increased 34% to $48.5 million in 1996 from $36.3 million in 1995, due to an increase in revenues at Comtest, the inclusion of $3.0 million in revenues from the July 1996 acquisition of Pacific Power, and increased revenues at KeyTek and Kalmus. Revenues at Comtest increased primarily due to an increase in demand for ESD-test equipment manufactured by its Verifier division, as well as an increase in revenues from a product line for testing immunity to RFI that was introduced in 1995. Increased revenues at KeyTek primarily resulted from greater demand for its EMC-test equipment. Revenues at Kalmus, acquired in March 1995, increased $1.1 million due to the inclusion of revenues for the full year in 1996 and $1.3 million primarily due to increased shipments resulting from the implementation of manufacturing efficiencies.

     The gross profit margin increased to 50% in 1996 from 48% in 1995, primarily due to an increase in higher-margin domestic sales at KeyTek and an increase in the gross profit margin at Kalmus, primarily due to implementation of manufacturing efficiencies.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 31% in 1996 from 32% in 1995, primarily due to an increase in revenues. Research and development expenses increased to $3.6 million in 1996 from $2.3 million in 1995, principally due to higher research and development expenses at Comtest and KeyTek.

     Interest income decreased to $1.8 million in 1996 from $2.1 million in 1995, primarily due to lower average invested balances. Interest expense decreased to $1.4 million in 1996 from $2.1 million in 1995, primarily due to conversions of the Company's subordinated convertible obligations during 1995 and 1996.

     The effective tax rate was 26% in 1996 and 21% in 1995. The effective tax rates were below the statutory federal income tax rate primarily due to the elimination of the tax valuation allowance that was no longer required (see Note 6 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement), offset in part by the impact of state income taxes. The effective tax rate increased in 1996 primarily due to a decrease in tax net operating loss carryforwards as a percentage of income before provision for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Consolidated working capital was $28.0 million at October 3, 1998, compared with $29.9 million at January 3, 1998. Included in working capital are cash, cash equivalents, and available-for-sale investments of $15.4 million at October 3, 1998, compared with $17.6 million at January 3, 1998. During the first nine months of 1998, $0.6 million of cash was provided by operating activities. Cash of $1.7 million was provided by a decrease in accounts receivable, primarily due to the decrease in revenues. Cash of $2.1 million was used to reduce accounts payable and other current liabilities, primarily as a result of decreased business activity, while cash of $1.3 million was used to fund an increase in inventories, primarily due to an increase in unbilled contract costs and fees earned under certain government contracts.

     Excluding available-for-sale investment activity, the Company's investing activities in the first nine months of 1998 consisted primarily of $0.9 million of expenditures for purchases of property, plant, and equipment. The Company expects to make capital expenditures of approximately $0.4 million during the remainder of 1998.

     The Company's financing activities used $2.1 million of cash during the first nine months of 1998. In April and December 1997, the Company's Board of Directors authorized the repurchase by the Company, through various dates ending December 16, 1998, of up to $15.0 million of its own securities, to be funded from working capital. During the first nine months of 1998, the Company expended $3.4 million under these authorizations. The Company does not currently intend to repurchase any additional securities under these authorizations.

     During 1997, $2.1 million of cash was provided by operating activities. Cash of $1.6 million provided by a decrease in accounts receivable as a result of the Company's decrease in revenues was offset by cash of $1.4 million used to reduce other current liabilities.

     Excluding available-for-sale investment activity, the Company's investing activities in 1997 consisted primarily of the acquisition of Milmega for $2.8 million, net of cash acquired (see Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Proxy Statement), and $0.9 million of expenditures for purchases of property, plant, and equipment.

     The Company's financing activities used $8.5 million of cash during 1997. During 1997, the Company expended $9.7 million under authorizations to purchase its own securities.

     The Company expects to have positive cash flow from its existing operations. Although the Company does not presently intend to actively seek to acquire additional businesses in the near future, it may acquire one or more complementary businesses if they are presented to the Company on terms the Company believes to be attractive. Such acquisitions may require significant amounts of cash. The Company expects that it will finance any such acquisitions through a combination of internal funds and/or short-term borrowings from Thermo Electron or Thermedics although there is no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

YEAR 2000

     The Company continues to assess the potential impact of the year 2000 on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading internal business systems and facilities; (ii) testing and developing necessary upgrades for the Company's current products and certain discontinued products; (iii) contacting key suppliers, vendors, and customers to determine their year 2000 compliance status; and (iv) developing contingency plans.

  The Company's State of Readiness

     The Company has tested and evaluated its critical information technology systems for year 2000 compliance, including its significant computer systems, software applications, and related equipment. The Company is currently in the process of upgrading or replacing its noncompliant systems. The Company expects that all of its material information-technology systems will be year 2000 compliant by the end of 1999. The Company is also evaluating the potential year 2000 impact on its facilities, including its buildings and utility systems. Any problems that are identified will be prioritized and remediated based on their assigned priority. The Company will continue periodic testing of its critical internal business systems and facilities in an effort to minimize operating disruptions due to year 2000 issues.

     The Company believes that all of the material products that it currently manufactures and sells are year 2000 compliant. However, as many of the Company's products are complex, interact with third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and evaluate such products and may offer upgrades or alternative products where reasonably practicable.

     The Company is in the process of identifying and contacting suppliers, vendors, and customers that are believed to be significant to the Company's business operations in order to assess their year 2000 readiness. As part of this effort, the Company is developing questionnaires relating to year 2000 compliance and intends to distribute them to its significant suppliers, vendors, and customers. The Company intends to follow-up and monitor the year 2000 compliant progress of significant suppliers, vendors, and customers that indicate that they are not year 2000 compliant or that do not respond to the Company's questionnaires.

  Contingency Plans

     The Company intends to develop a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. These plans may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products and significant suppliers, vendors and customers, it will modify and adjust its contingency plan as may be required.

  Estimated Costs to Address the Company's Year 2000 Issues

     As of October 3, 1998, costs incurred by the Company in connection with the year 2000 issue have not been material. The total cost of year 2000 remediation is not expected to exceed $100,000, but there can be no assurance that the Company will not encounter unexpected costs or delays in achieving year 2000 compliance.

  Risks of the Company's Year 2000 Issues

     While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. The Company's research and development, production, distribution, financial, administrative, and communications operations might be disrupted. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition.

                        CERTAIN PROJECTED FINANCIAL DATA

     The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the evaluation of the Company by the Special Committee and HSBC and HSBC's assessment of the fairness, from a financial point of view, of the consideration of $7.00 per share in cash payable pursuant to the Merger Agreement, the Company, in August 1998 and November 1998 furnished the Special Committee and HSBC with certain projections (the "August Projections" and the "November Projections," respectively, and collectively the "Projections") prepared by the Company's management. The following summary of the Projections is included in this Proxy Statement solely because the Projections were made available to such parties. The Projections do not reflect any of the effects of the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Except to the extent the November Projections update the August Projections, the Company has not updated the Projections to reflect changes that have occurred since their preparation.

     The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of the Company and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

     THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND STOCKHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

     The Projections included herein have been prepared by the Company based upon management's estimates of the total market for its EMC and non-EMC products and the Company's own performance through 2003, as well as cost reductions (reflected in Selling, General and Administrative Expenses) related to the elimination of the Company's central sales and marketing group, closure of certain European facilities and other estimated expense reduction. The projected results for fiscal 1998 set forth in the August Projections were based upon actual results through June 1998 and management forecasts for the remainder of the year. The projected results for fiscal 1998 set forth in the November Projections were based upon actual results through September 1998 and management forecasts for the remainder of the year. The historical and projected data contained in the August Projections and the November Projections have been prepared on a pro forma basis assuming the disposition of the Universal Voltronics division had occurred prior to the earliest periods presented in the respective Projections.

                               AUGUST PROJECTIONS

                                           Q4        Q1       Q2        Q3         Q4        TOTAL
                                          1997      1998     1998     1998(P)    1998(P)    1998(P)    1999(P)    2000(P)
                                         ------    ------    -----    -------    -------    -------    -------    -------
REVENUES...............................  10,786    10,165    9,260     8,616      9,395     37,436     38,170     42,000
COSTS AND OPERATING EXPENSES:
Cost of Revenues.......................   6,058     5,342    4,944     4,859      5,153     20,298     19,183     20,740
Selling, General and Administrative
  Expenses.............................   3,948     3,652    3,292     3,195      3,135     13,274     12,297     13,601
Expenses for Research and
  Development..........................     825       469      359       625        628      2,081      2,524      2,520
                                         ------    ------    -----     -----      -----     ------     ------     ------
                                         10,831     9,463    8,595     8,679      8,916     35,653     34,004     36,861
                                         ------    ------    -----     -----      -----     ------     ------     ------
Operating Income (Loss)................     (45)      702      665       (63)       479      1,783      4,166      5,139
Interest Income........................     317       285      269       256        256      1,066      1,024      1,024
Interest Expense.......................    (294)     (287)    (298)     (264)      (264)    (1,113)    (1,056)    (1,044)
Other Income...........................      53        69        0         0          0         69          0          0
                                         ------    ------    -----     -----      -----     ------     ------     ------
Income (Loss) before Provision for
  Income Taxes.........................      31       769      636       (71)       471      1,805      4,134      5,119
Income Tax (Provision) Benefit.........     (20)     (308)    (255)       28       (188)      (722)    (1,654)    (2,048)
                                         ------    ------    -----     -----      -----     ------     ------     ------
Net Income (Loss)......................      11       461      381       (43)       283      1,083      2,480      3,071
                                         ======    ======    =====     =====      =====     ======     ======     ======


                                         2001(P)    2002(P)    2003(P)
                                         -------    -------    -------
REVENUES...............................  44,550     48,400     53,250
COSTS AND OPERATING EXPENSES:
Cost of Revenues.......................  20,715     21,900     23,690
Selling, General and Administrative
  Expenses.............................  13,921     14,867     16,141
Expenses for Research and
  Development..........................   2,600      2,805      3,070
                                         ------     ------     ------
                                         37,236     39,572     42,901
                                         ------     ------     ------
Operating Income (Loss)................   7,314      8,828     10,349
Interest Income........................   1,024      1,029      1,034
Interest Expense.......................    (823)      (820)      (413)
Other Income...........................       0          0          0
                                         ------     ------     ------
Income (Loss) before Provision for
  Income Taxes.........................   7,515      9,037     10,970
Income Tax (Provision) Benefit.........  (3,006)    (3,615)    (4,388)
                                         ------     ------     ------
Net Income (Loss)......................   4,509      5,422      6,582
                                         ======     ======     ======

                                              Q4        Q1        Q2        Q3        YEAR       YEAR       YEAR       YEAR
                                             1997      1998      1998     1998(P)    1998(P)    1999(P)    2000(P)    2001(P)
                                            ------    ------    ------    -------    -------    -------    -------    -------
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................   9,550     9,721     9,558     8,767      8,701      7,675      7,871      8,252
Inventories...............................   9,504    10,017    10,517    10,013      9,508      8,775      8,799      8,880
Prepaid Income Taxes and Other Prepaid
  Expenses................................   1,984     2,032     2,095     1,985      1,971      2,008      2,053      2,053
Total Current Assets Excluding Cash and
  Investments.............................  21,038    21,770    22,170    20,765     20,180     18,458     18,723     19,185
Property, Plant & Equipment:
Balance, beginning of period..............   3,644     3,464     3,217     3,210      3,464      3,003      2,679      2,446
Additions.................................     246       134       432       300      1,146      1,121      1,275      1,275
Depreciation Expense......................     434       359       343       346      1,409      1,365      1,358      1,203
Sales, Transfers, Other...................       8       (22)      (96)      (40)      (198)       (80)      (150)      (150)
Balance, end of period....................   3,464     3,217     3,210     3,124      3,003      2,679      2,446      2,368
Cost in Excess of Net Assets of Acquired
  Companies...............................  18,056    18,018    17,757    17,622     17,488     16,956     16,424     15,892
Current Liabilities Excluding Notes
  Payable.................................   7,112     7,331     6,040     5,614      5,919      5,745      5,725      6,506

                                             YEAR       YEAR
                                            2002(P)    2003(P)
                                            -------    -------
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................   8,483      8,915
Inventories...............................   9,032      9,286
Prepaid Income Taxes and Other Prepaid
  Expenses................................   2,053      2,053
Total Current Assets Excluding Cash and
  Investments.............................  19,568     20,254
Property, Plant & Equipment:
Balance, beginning of period..............   2,368      2,270
Additions.................................   1,275      1,275
Depreciation Expense......................   1,223      1,243
Sales, Transfers, Other...................    (150)      (150)
Balance, end of period....................   2,270      2,152
Cost in Excess of Net Assets of Acquired
  Companies...............................  15,360     14,828
Current Liabilities Excluding Notes
  Payable.................................   6,970      7,660

NOTE: The historical and projected data contained herein have been prepared on a pro forma basis assuming the disposition of the Company's Universal Voltronics division had occurred prior to the earliest period presented.

                              NOVEMBER PROJECTIONS

                                            Q4        Q1       Q2       Q3        Q4        TOTAL
                                           1997      1998     1998     1998     1998(P)    1998(P)    1999(P)    2000(P)    2001(P)
                                          ------    ------    -----    -----    -------    -------    -------    -------    -------
REVENUES................................  10,786    10,165    9,260    7,351     8,942     35,718     35,173     39,220     40,970
COSTS AND OPERATING EXPENSES:
Cost of Revenues........................   6,058     5,342    4,944    4,444     5,529     20,259     17,711     19,364     19,163
Selling, General and Administrative
  Expenses..............................   3,948     3,652    3,292    3,168     3,112     13,224     11,808     12,051     12,734
Expenses for Research and Development...     825       469      359      625       690      2,143      2,863      2,963      3,169
                                          ------    ------    -----    -----     -----     ------     ------     ------     ------
                                          10,831     9,463    8,595    8,237     9,331     35,626     32,382     34,378     35,066
                                          ------    ------    -----    -----     -----     ------     ------     ------     ------
Operating Income (Loss).................     (45)      702      665     (886)     (389)        92      2,791      4,842      5,904
Interest Income.........................     317       285      269      259       248      1,061      1,009      1,010      1,010
Interest Expense........................    (294)     (287)    (298)    (284)     (286)    (1,155)    (1,074)    (1,044)      (805)
Other Income............................      53        69        0        0         0         69          0          0          0
                                          ------    ------    -----    -----     -----     ------     ------     ------     ------
Income (Loss) Before Provision for
  Income Taxes..........................      31       769      636     (911)     (427)        67      2,726      4,808      6,109
Income Tax (Provision) Benefit..........     (20)     (308)    (255)     365       171        (27)    (1,091)    (1,921)    (2,444)
                                          ------    ------    -----    -----     -----     ------     ------     ------     ------
Net Income (Loss).......................      11       461      381     (546)     (256)        40      1,635      2,887      3,665
                                          ======    ======    =====    =====     =====     ======     ======     ======     ======


                                          2002(P)    2003(P)
                                          -------    -------
REVENUES................................  44,680     49,062
COSTS AND OPERATING EXPENSES:
Cost of Revenues........................  20,445     21,949
Selling, General and Administrative
  Expenses..............................  13,740     14,679
Expenses for Research and Development...   3,409      3,703
                                          ------     ------
                                          37,594     40,331
                                          ------     ------
Operating Income (Loss).................   7,086      8,731
Interest Income.........................   1,010      1,010
Interest Expense........................    (785)      (350)
Other Income............................       0          0
                                          ------     ------
Income (Loss) Before Provision for
  Income Taxes..........................   7,311      9,391
Income Tax (Provision) Benefit..........  (2,924)    (3,757)
                                          ------     ------
Net Income (Loss).......................   4,387      5,634
                                          ======     ======

                                              Q4        Q1        Q2        Q3        YEAR       YEAR       YEAR       YEAR
                                             1997      1998      1998      1998      1998(P)    1999(P)    2000(P)    2001(P)
                                            ------    ------    ------    -------    -------    -------    -------    -------
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................   9,550     9,721     9,558     8,004      8,134      7,282      7,403      7,936
Inventories...............................   9,504    10,017    10,517    10,349     10,098      8,655      8,758      8,891
Prepaid Income Taxes and Other Prepaid
  Expenses................................   1,984     2,032     2,095     2,014      2,001      1,972      2,043      2,045
Total Current Assets Excluding Cash and
  Investments.............................  21,038    21,770    22,170    20,367     20,233     17,909     18,204     18,872
Property, Plant & Equipment:
Balance, beginning of period..............   3,644     3,464     3,217     3,210      3,464      2,869      2,548      2,285
Additions.................................     246       134       432       257      1,003      1,019      1,125      1,175
Depreciation Expense......................     434       359       343       350      1,404      1,300      1,288      1,333
Sales, Transfers, Other...................       8       (22)      (96)      (36)      (194)       (40)      (100)      (100)
Balance, end of period....................   3,464     3,217     3,210     3,081      2,869      2,548      2,285      2,027
Cost in Excess of Net Assets of Acquired
  Companies...............................  18,056    18,018    17,757    17,804     17,531     16,999     16,467     15,935
Current Liabilities Excluding Notes
  Payable.................................   7,112     7,331     6,040     5,550      5,720      5,459      5,739      6,243

                                             YEAR       YEAR
                                            2002(P)    2003(P)
                                            -------    -------
SELECTED BALANCE SHEET DATA:
Accounts Receivable, Net..................   8,387      8,958
Inventories...............................   9,271      9,685
Prepaid Income Taxes and Other Prepaid
  Expenses................................   2,049      2,054
Total Current Assets Excluding Cash and
  Investments.............................  19,707     20,697
Property, Plant & Equipment:
Balance, beginning of period..............   2,027      1,900
Additions.................................   1,225      1,275
Depreciation Expense......................   1,252      1,179
Sales, Transfers, Other...................    (100)      (100)
Balance, end of period....................   1,900      1,896
Cost in Excess of Net Assets of Acquired
  Companies...............................  15,403     14,871
Current Liabilities Excluding Notes
  Payable.................................   6,566      7,178

NOTE: The historical and projected data contained herein have been prepared on a pro forma basis assuming the disposition of the Company's Universal Voltronics division had occurred prior to the earliest period presented.

                           FORWARD-LOOKING STATEMENTS

     In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company, including those set forth in the Projections.

     Rapid Technological Change. The market for EMC testing products and services is characterized by rapid technological change. No assurance can be given that the Company will be able to develop new and enhanced instruments that keep pace with technological developments and respond to the increasingly complex requirements of electronics manufacturers.

     Reliance on Electrical Standards. Demand for the Company's EMC testing products and services is driven to a large extent by mandatory government standards and voluntary industry standards relating to electromagnetic compatibility. In particular, demand for many of the Company's products results from efforts by manufacturers to comply with IEC 801, an EC directive that became effective on January 1, 1996. As the number of noncomplying manufacturers is reduced over time, demand for the Company's products could be adversely affected. In addition, if new EMC standards requiring new testing capabilities are enacted less frequently or if EMC standards become less strict or are not strictly enforced, demand for the Company's products could be adversely affected.

     Sole Source Suppliers. A number of the components of the Company's EMC testing products are supplied by single vendors. Although the Company has not experienced significant difficulty in obtaining adequate supplies from these vendors, and believes that it would be able to identify alternative suppliers if necessary, there can be no assurance that the unanticipated loss of a single vendor would not result in delays in shipments or in the introduction of new products.

     International Sales. International sales account for a significant portion of the Company's revenues. Sales to customers in certain foreign countries are subject to a number of risks, including the following: agreements may be difficult to enforce, and receivables difficult to collect, through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries could impose withholding taxes or otherwise tax the Company's foreign income, impose tariffs, embargoes, or exchange controls, or adopt other restrictions on foreign trade; and export licenses, if required, may be difficult to obtain. In addition, fluctuations in foreign currency exchange rates could have an adverse impact on international sales. A portion of the Company's revenues is derived from exports to the Asia. Certain countries in Asia are experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's export sales to Asia could be adversely affected by the unstable economic conditions there.

     Risks Associated With Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approval, including antitrust approvals. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired business. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms that are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders.

     Potential Impact of Year 2000 on Processing of Date-Sensitive
Information. The Company is currently assessing the potential impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000."

                                   MANAGEMENT

     The directors and executive officers of the Company are as follows:

NAME                                         AGE                      POSITION
----                                         ---                      --------
John W. Wood Jr............................   54  Chairman and Chief Executive Officer
Colin I.W. Baxter..........................   66  President and Chief Operating Officer
John N. Hatsopoulos........................   64  Chief Financial Officer and Senior Vice President
Paul F. Kelleher...........................   56  Chief Accounting Officer
Elias P. Gyftopoulos.......................   70  Director
William W. Hoover..........................   66  Director
Sandra L. Lambert..........................   43  Director
Theo Melas-Kyriazi.........................   39  Director
Peter Richman..............................   70  Director

     All of the Company's directors are elected annually by the stockholders and hold office until their respective successors are duly elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion.

     John W. Wood Jr. has been a director of the Company and chairman of the board since 1990. Mr. Wood has been the chief executive officer of the Company since 1992, and was also the president of the Company from 1992 to January 1997. Mr. Wood has been a senior vice president of Thermo Electron since December 1995, and, prior to that promotion, was a vice president of Thermo Electron from September 1994. Mr. Wood was president and chief executive officer of Thermedics from 1984 through March 1998 and, since March 1998, has been the chairman of the board of Thermedics. Mr. Wood is also a director of Thermedics and the following affiliates of Thermo Electron: Thermedics Detection Inc., Thermo Cardiosystems Inc. and Thermo Sentron Inc.

     Colin I.W. Baxter has been president and chief operating officer of the Company since February 1997. Mr. Baxter has been president of the Company's Kalmus division since May 1995, and from July 1996 to January 1997 was president of the Company's Pacific Power Source division. Prior to joining the Company, Mr. Baxter was president and chief executive officer of Drantez Technologies, Inc., a designer and manufacturer of electronic instruments for measuring and monitoring electrical power quality, demand and sequence of events recorders.

     John N. Hatsopoulos has been vice president and chief financial officer of the Company since 1990, was vice president from 1990 to 1998 and has been senior vice president since January 1998. He has been the chief financial officer of Thermo Electron since 1988. Mr. Hatsopoulos became a director of Thermo Electron in September 1997, and became vice chairman of the board of Thermo Electron in September 1998. Mr. Hatsopoulos served as the president of Thermo Electron from January 1997 until September 1998. Prior to being named president of Thermo Electron in January 1997, Mr. Hatsopoulos served as an executive vice president, a position he had held since 1986. Mr. Hatsopoulos is also a director of Thermedics, LOIS/USA Inc. and the following affiliates of Thermo Electron:
Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Power Corporation and Thermo TerraTech Inc. Mr. Hatsopoulos is also the chief financial officer and senior vice president of Thermedics.

     Paul F. Kelleher has been the chief accounting officer of the Company since 1990. He has been senior vice president, finance and administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron. Mr. Kelleher also serves as the chief accounting officer of Thermedics.

     Elias P. Gyftopoulos has been a director of the Company since 1994. He is Professor Emeritus at The Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron and the following affiliates of Thermo Electron: Thermo BioAnalysis Corporation, Thermo

Cardiosystems Inc., ThermoLase Corporation, ThermoRetec Corporation, ThermoSpectra Corporation, Thermo Vision Corporation and Trex Medical Corporation.

     William W. Hoover has been a director of the Company since 1986. Mr. Hoover is a retired U.S. Air Force Major General and former assistant secretary of the U.S. Department of Energy. Since 1993, Mr. Hoover has been president of Hoover Associates, a consulting firm. Prior to 1993, Mr. Hoover was executive vice president of Air Transport Association of America, a position he held for more than five years.

     Sandra L. Lambert has been a director of the Company since 1990. Ms. Lambert has been secretary of the Company since January 1991 and secretary and senior counsel of Thermo Electron since July 1990. For more than five years prior to that time, she was associate general counsel of Thermo Electron. Ms. Lambert also serves as clerk of Thermedics.

     Theo Melas-Kyriazi has been a director of the Company since 1990. Mr. Melas-Kyriazi was treasurer of the Company from January 1991 to September 1994 and was treasurer of Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as president and chief executive officer of ThermoSpectra Corporation, an affiliate of Thermo Electron, which manufactures precision imaging, inspection, temperature control and test and measurement instruments. Since March 1998, he has served as vice president, corporate strategy, of Thermo Electron. Effective January 1, 1999, Mr. Melas-Kyriazi will become the chief financial officer of Thermedics and Thermo Electron. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation and ThermoSpectra Corporation, both affiliates of Thermo Electron.

     Peter Richman has been a director of the Company since 1993. Mr. Richman was a consultant to Thermedics and its subsidiaries, including the Company, on corporate development and acquisition strategies from March 1993 to March 1995. For more than five years prior to that time, he was president and chief executive officer of KeyTek Instrument Corp., a manufacturer of EMC testing equipment that was purchased in 1993 by the Company. Mr. Richman is also a director of Thermo Sentron Inc., a majority-owned subsidiary of Thermedics.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of November 30, 1998 with respect to the only person that was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

NAME AND ADDRESS                                           NUMBER OF SHARES    PERCENTAGE OF OUTSTANDING
OF BENEFICIAL OWNER                                       BENEFICIALLY OWNED   SHARES BENEFICIALLY OWNED
-------------------                                       ------------------   -------------------------
Thermo Electron Corporation(1)..........................      8,474,496                  76.0%
  81 Wyman Street
  Waltham, MA 02454-9046

---------------
(1) Thermo Electron beneficially owned 76.0% of the Common Stock outstanding as of November 30, 1998, of which approximately 73.9% is owned through Thermedics and approximately 2.7% is owned directly. Includes 2,465,088 shares that Thermo Electron, through Thermedics, had the right to acquire within 60 days of November 30, 1998, through the conversion of certain convertible notes of the Company held by Thermedics. Thermo Electron, through Thermedics, has the power to elect all of the members of the Company's Board of Directors. After the Merger, Thermo Electron will beneficially own 100% of the outstanding Common Stock.

MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics and Thermo Electron, as of November 30, 1998, with respect to (i) each director of the Company, (ii) the chief executive officer of the Company and other executive officers of the Company who, during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules and (iii) all directors and current executive officers as a group.

     While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermedics or by Thermo Electron, as the case may be.

                                             THERMO                                       THERMO ELECTRON
                                        VOLTEK CORP.(2)         THERMEDICS INC.(3)         CORPORATION(4)
                                     ----------------------   ----------------------   ----------------------
                                     NUMBER OF   PERCENTAGE    NUMBER     PERCENTAGE   NUMBER OF   PERCENTAGE
NAME(1)                               SHARES      OF CLASS    OF SHARES    OF CLASS     SHARES      OF CLASS
-------                              ---------   ----------   ---------   ----------   ---------   ----------
Colin I.W. Baxter..................   149,207       1.7         20,000        *           17,366        *
Elias P. Gyftopoulos...............     5,250         *         10,048        *           71,704        *
William W. Hoover..................    23,892         *              0        *                0        *
Sandra L. Lambert..................     1,912         *         10,122        *           94,832        *
Theo Melas-Kyriazi.................     5,581         *         21,263        *          210,320        *
Peter Richman......................    45,726         *          4,500        *                0        *
John W. Wood Jr....................    96,971       1.1        157,006        *          269,366        *
All directors and current executive
  officers as a group (9
  persons).........................   338,539       3.9        306,635        *        1,617,207      1.0

---------------
 *  Reflects ownership of less than 1.0% of the outstanding common stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The shares of Common Stock beneficially owned by Mr. Baxter, Dr. Gyftopoulos, Mr. Hoover, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 131,900, 4,250, 14,898, 41,150, 82,350 and 274,548 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Richman and all directors and executive officers as a group include 3,576 full shares allocated through November 30, 1998, to his account maintained under the Company's deferred compensation plan for directors. Except for Mr. Wood and Mr. Baxter, who beneficially owned 1.1% and 1.7%, respectively, of the Company's Common Stock outstanding as of November 30, 1998, no director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of November 30, 1998; all directors and current executive officers as a group beneficially owned 3.9% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Baxter, Dr. Gyftopoulos, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 20,000, 4,500, 8,000, 20,000, 4,500, 99,300 and 225,300 shares, respectively, that such person or group had the right to acquire within 60 days of November 30, 1998, through the exercise of stock options. Shares of the common stock of Thermedics beneficially owned by Ms. Lambert, Mr. Melas-Kyriazi and all directors and executive officers as a group include 978, 1,119 and 3,834 full shares, respectively, allocated through November 30, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares of common stock of Thermedics beneficially owned by Mr. Wood include 2,600 shares held by him as custodian for two minor children. The directors and executive officers did not individually or as a group beneficially own more than 1.0% of Thermedics common stock outstanding as of November 30, 1998.

(4) The shares of the common stock of Thermo Electron beneficially owned by Mr. Baxter, Dr. Gyftopoulos, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Wood and all directors and executive officers as a group include 15,000, 9,125, 83,074, 174,835, 228,359 and 1,371,065 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Ms. Lambert, Mr. Melas-Kyriazi and all directors and executive officers as a group include 951, 1,071 and 5,484 full shares, respectively, allocated through November 30, 1998, to their respective accounts maintained pursuant to Thermo Electron's ESOP. The directors and executive officers as a group beneficially owned 1.0% of Thermo Electron common stock outstanding as of November 30, 1998. No director or executive officer individually beneficially owned more than 1.0% of Thermo Electron common stock outstanding as of November 30, 1998.

                              CERTAIN TRANSACTIONS

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. Thermedics has created Thermedics Detection Inc., Thermo Cardiosystems Inc. and Thermo Sentron Inc. as publicly held subsidiaries, and has acquired the majority interest in the Company, which until 1990 was an unaffiliated public company. From time to time, Thermo Electron and its subsidiaries may create other majority-owned subsidiaries as part of its spinout strategy. (The Company and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Company, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Company. The Company was assessed an annual fee equal to 1.0% of the Company's revenues for these services in fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Company's revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During fiscal 1996, 1997 and the nine-month period ended October 3, 1998, Thermo Electron assessed the Company $485,000, $446,000 and $247,000, respectively, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based on charges attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided to the Company following termination.

     As of October 3, 1998, $14,234,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government and agency securities, money market funds, certificates of deposit and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Thermedics holds two subordinated convertible notes of the Company. One is in the principal amount of $6.0 million, bears interest at a rate of 6 3/4%, is due 2002 and is convertible into Common Stock at a conversion price of $4.27 per share. The other note is in the principal amount of $4.0 million, bears interest at a rate of 5%, is due 2003 and is convertible into Common Stock at a conversion price of $3.78 per share.

     The Company, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of October 3, 1998, the Company had a negative cash balance of approximately $2,669,000, based on an exchange rate of $1.6994/ L1.00 as of October 3, 1998. For the nine-month period ended October 3, 1998, the average annual interest rate earned on British pounds sterling deposits by participants in this credit arrangement was approximately 7.58% and the average annual interest rate paid on British pounds sterling overdrafts was approximately 7.81%.

     The Company, along with certain other Thermo Subsidiaries, also participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of October 3, 1998, the Company had a negative cash balance of approximately $573,000, based on an exchange rate of $1.00/Dutch gilders 1.89. For the nine-month period ended October 3, 1998, the average annual interest rate earned on Dutch gilders deposits by participants in this credit arrangement was approximately 5.0% and the average annual interest rate paid on Dutch gilders overdrafts was approximately 5.0%.

     At October 3, 1998, the Company owed Thermo Electron and its other subsidiaries an aggregate of $496,000 for amounts due under the Corporate Services Agreement and related administrative changes, for other products and services, and for miscellaneous items, excluding loans described above.

     In January 1996, Thermedics acquired 315,199 shares of the Company's Common Stock having a deemed value of $17.125 per share, the five day average closing price of Common Stock from January 15, 1996 to January 19, 1996 from Thermo Electron in exchange for 228,236 shares of Thermedics Common Stock having a deemed value of $23.65, the five day average closing price of Thermedics Common Stock from January 15, 1996 to January 19, 1996.

     During 1996, the human resources committee of the Board of Directors established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. In addition, the human resources committee adopted a policy requiring directors to hold shares of the Company's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

     In 1996, the Company also adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Company also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase Common Stock in the open market. During 1997, Mr. Colin I.W. Baxter received a loan in the principal amount of $84,383 under the plan to purchase 13,400 shares of Common Stock, of which amount, $84,383 was outstanding as of November 30, 1998. During 1998, Mr. Baxter received a loan in the principal amount of $11,005 under the plan to purchase 2,000 shares of Common Stock, of which amount $11,005 was outstanding as of November 30, 1998. The loan is required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Company in the future.

                 CERTAIN INFORMATION CONCERNING THE MERGER SUB,
                         THERMEDICS AND THERMO ELECTRON

THE MERGER SUB

     The Merger Sub is a newly formed Delaware corporation organized at the direction of Thermedics for the sole purpose of facilitating the Merger and has not conducted any prior business.

     The principal executive offices of the Merger Sub are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1578, and its telephone number is (781) 938-3786.

THERMEDICS

     Thermedics develops, manufactures and markets precision weighing and inspection equipment, electrochemistry and microweighing products, product quality assurance systems, electronic test instruments and a range of power electronics and security devices, as well as implantable heart-assist systems, whole-blood coagulation testing equipment, skin-incision devices and other biomedical products.

     The principal executive offices of Thermedics are located at 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799, and its telephone number is (781) 938-3786.

THERMO ELECTRON

     Thermo Electron develops, manufactures and markets analytical and monitoring instruments; biomedical products including heart-assist devices, respiratory-care equipment and mammography systems; paper recycling and papermaking equipment; alternative-energy systems; industrial process equipment; and other specialized products. Thermo Electron also provides a range of services that include industrial outsourcing, particularly in environmental-liability management, laboratory analysis and metallurgical processing; and conducts advanced-technology research and development.

     The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Consolidated Balance Sheets as of January 3, 1998 and December 28, 1996, and the related Consolidated Statements of Income, Shareholders' Investment, and Cash Flows for each of the three years in the period ended January 3, 1998, included in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report. Representatives of Arthur Andersen LLP are not expected to be at the Special Meeting.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 1999 Annual Meeting of the Stockholders of Voltek must have been received by the Company for inclusion in the proxy statement and form of proxy on or before December 30, 1998. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not included in Voltek's proxy materials for the 1999 Annual Meeting unless (a) Voltek receives notice of such proposal by March 15, 1999 and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met. Such proposals must also meet other requirements of the rules of the Commission relating to stockholders' proposals. If the Merger is consummated, the annual meeting of stockholders may be scheduled for an earlier or later date consistent with the Company's organizational documents.

                             ADDITIONAL INFORMATION

     Pursuant to the requirements of Section 13(e) of the Exchange Act, and Rule 13e-3 promulgated thereunder, the Company, as issuer of the class of equity securities that are the subject of the Rule 13e-3 transaction, together with the Merger Sub, Thermedics and Thermo Electron, have filed a Schedule 13E-3 with the Commission with respect to the transactions contemplated by the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information, exhibits and undertakings contained in the Schedule 13E-3. Such additional information can be inspected at and obtained from the Commission in the manner set forth below under "AVAILABLE INFORMATION."

     Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission. The reports, proxy statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The same information is also available on the Internet at http://www.FreeEDGAR.com. The Common Stock is listed on the American Stock Exchange, and such material that relates to the Company may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881. See "Incorporation of Certain Documents by Reference."

     THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, THE MERGER SUB, THERMEDICS AND THERMO ELECTRON SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission (File No. 1-10574) are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998;

          2. The Company's Current Report on Form 8-K, filed with the Commission on April 3, 1998, regarding the proposal of Thermedics to acquire, through a merger, all of the shares of the Voltek Common Stock;

          3. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1998;

          4. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998;

          5. The Company's Current Report on Form 8-K, filed with the Commission on August 13, 1998, regarding a proposed reorganization at Thermo Electron and certain of its subsidiaries, including the Company;

          6. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1998; and

          7. The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

     Copies of the documents listed above (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Sandra L. Lambert, Secretary, Thermo Voltek Corp., c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 (telephone (781) 622-1000).

     Any statements contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Public Accountants....................    F-2
Consolidated Statement of Income for the nine months ended
  October 3, 1998, and September 27, 1997, and the years
  ended January 3, 1998, December 28, 1996, and December 30,
  1995......................................................    F-3
Consolidated Balance Sheet as of October 3, 1998, January 3,
  1998, and December 28, 1996...............................    F-4
Consolidated Statement of Cash Flows for the nine months
  ended October 3, 1998, and September 27, 1997, and the
  years ended January 3, 1998, December 28, 1996, and
  December 30, 1995.........................................    F-5
Consolidated Statement of Shareholders' Investment for the
  nine months ended October 3, 1998, and the years ended
  January 3, 1998, December 28, 1996, and December 30,
  1995......................................................    F-6
Notes to Consolidated Financial Statements..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Thermo Voltek Corp.:

     We have audited the accompanying consolidated balance sheet of Thermo Voltek Corp. (a Delaware corporation and 65%-owned subsidiary of Thermedics Inc.) and subsidiaries as of January 3, 1998, and December 28, 1996, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Voltek Corp. and subsidiaries as of January 3, 1998, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 12, 1998
(except with respect to
certain matters discussed
in Note 14, as to which
the date is November 6, 1998)

                              THERMO VOLTEK CORP.

                        CONSOLIDATED STATEMENT OF INCOME

                                                   NINE MONTHS ENDED
                                               --------------------------
                                               OCTOBER 3,   SEPTEMBER 27,
                                                  1998          1997         1997      1996      1995
                                               ----------   -------------   -------   -------   -------
                                                      (UNAUDITED)
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues (Note 11)...........................   $30,836        $32,736      $44,648   $48,507   $36,326
                                                -------        -------      -------   -------   -------
Costs and Operating Expenses:
  Cost of revenues...........................    17,357         18,042       24,860    24,357    18,790
  Selling, general, and administrative
     expenses (Note 9).......................    10,284         11,850       15,992    14,889    11,766
  Research and development expenses..........     2,092          2,712        3,620     3,618     2,349
                                                -------        -------      -------   -------   -------
                                                 29,733         32,604       44,472    42,864    32,905
                                                -------        -------      -------   -------   -------
Operating Income.............................     1,103            132          176     5,643     3,421
Interest Income..............................       705            967        1,247     1,774     2,073
Interest Expense (includes $453, $453, $605,
  $706, and $706 to related parties; Note
  9).........................................      (870)          (869)      (1,162)   (1,408)   (2,130)
Gain on Sale of Related-party Investments
  (Notes 2 and 9)............................        --            180          180        --        --
Other Income.................................        69             --           53        --        --
                                                -------        -------      -------   -------   -------
Income Before Income Tax Provision...........     1,007            410          494     6,009     3,364
Income Tax Provision (Note 6)................       403            156          215     1,540       692
                                                -------        -------      -------   -------   -------
Net Income...................................   $   604        $   254      $   279   $ 4,469   $ 2,672
                                                =======        =======      =======   =======   =======
Earnings per Share (Note 12):
  Basic......................................   $   .07        $   .03      $   .03   $   .51   $   .41
                                                =======        =======      =======   =======   =======
  Diluted....................................   $   .07        $   .03      $   .03   $   .38   $   .28
                                                =======        =======      =======   =======   =======
Weighted Average Shares (Note 12):
  Basic......................................     8,707          9,297        9,182     8,827     6,528
                                                =======        =======      =======   =======   =======
  Diluted....................................     8,772          9,436        9,305    13,628    13,512
                                                =======        =======      =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO VOLTEK CORP.

                           CONSOLIDATED BALANCE SHEET

                                                               OCTOBER 3,
                                                                  1998          1997        1996
                                                              ------------    --------    --------
                                                              (UNAUDITED)
                                                              (IN THOUSANDS EXCEPT SHARE AMOUNTS)
                                              ASSETS
Current Assets:
  Cash and cash equivalents (includes $14,234, $13,744, and
     $16,623 under repurchase agreement with affiliated
     company)...............................................    $14,903       $14,608     $17,874
  Available-for-sale investments, at quoted market value
     (amortized cost of $502, $3,041, and $10,011; includes
     $1,399 of related-party investments in 1996; Notes 2
     and 9).................................................        502         3,041      10,067
  Accounts receivable, less allowances of $603, $799, and
     $587...................................................      8,788        10,388      12,123
  Inventories...............................................     12,335        10,981      10,725
  Prepaid income taxes and other current Assets (Note 6)....      2,032         1,999       2,025
                                                                -------       -------     -------
                                                                 38,560        41,017      52,814
                                                                -------       -------     -------
Property, Plant, and Equipment, at Cost, Net................      3,318         3,682       4,151
                                                                -------       -------     -------
Long-term Prepaid Income Taxes and Other Assets.............        564           539         299
                                                                -------       -------     -------
Cost in Excess of Net Assets of Acquired Companies (Note
  3)........................................................     17,803        18,058      16,425
                                                                -------       -------     -------
                                                                $60,245       $63,296     $73,689
                                                                =======       =======     =======

                             LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Notes payable (Note 8)....................................    $ 3,762       $ 2,376     $ 1,666
  Accounts payable..........................................      2,473         3,194       3,718
  Accrued payroll and employee benefits.....................        984         1,159       1,264
  Accrued income taxes......................................        (67)          489       1,244
  Accrued commissions.......................................        982         1,080       1,063
  Accrued warranty costs....................................        540           624         449
  Other accrued expenses....................................      1,221         1,538       1,594
  Due to parent company and affiliated companies............        646           694         901
                                                                -------       -------     -------
                                                                 10,541        11,154      11,899
                                                                -------       -------     -------
Subordinated Convertible Obligations (includes $10,000 of
  related-party debt; Note 8)...............................     15,250        17,750      19,345
                                                                -------       -------     -------
Commitments (Note 7)
Shareholders' Investment (Notes 4 and 5):
  Common stock, $.05 par value, 25,000,000 shares
     authorized; 9,939,865, 9,939,865, and 9,765,676 shares
     issued.................................................        497           497         488
  Capital in excess of par value............................     38,649        38,799      37,762
  Retained earnings.........................................      5,167         4,563       4,284
  Treasury stock at cost, 1,253,282, 1,098,912, and 6,438
     shares.................................................     (9,522)       (8,836)        (69)
  Cumulative translation adjustment.........................       (337)         (631)        (56)
  Net unrealized gain on available-for-sale investments
     (Note 2)...............................................         --            --          36
                                                                -------       -------     -------
                                                                 34,454        34,392      42,445
                                                                -------       -------     -------
                                                                $60,245       $63,296     $73,689
                                                                =======       =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO VOLTEK CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     NINE MONTHS ENDED
                                                 --------------------------
                                                 OCTOBER 3,   SEPTEMBER 27,
                                                    1998          1997         1997      1996      1995
                                                 ----------   -------------   -------   -------   -------
                                                        (UNAUDITED)
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income...................................   $   604        $   254      $   279   $ 4,469   $ 2,672
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization.............     1,551          1,433        2,117     1,636     1,529
     Provision for losses on accounts
       receivable..............................       143            144          326       103       135
     Gain on sale of investments...............        --           (180)        (180)       --        --
     Other.....................................       (69)            --         (330)       --       (17)
     Changes in current accounts, excluding the
       effects of acquisitions:
       Accounts receivable.....................     1,674          1,848        1,616    (3,552)   (1,525)
       Inventories.............................    (1,259)           (93)         233      (903)   (2,527)
       Other current assets....................       (29)           201           25    (1,390)      (44)
       Accounts payable........................      (785)          (678)        (625)     (191)      968
       Other current liabilities...............    (1,280)          (900)      (1,386)      329       720
                                                  -------        -------      -------   -------   -------
Net cash provided by operating activities......       550          2,029        2,075       501     1,911
                                                  -------        -------      -------   -------   -------
INVESTING ACTIVITIES
  Acquisitions, net of cash acquired (Note
     3)........................................        --         (2,820)      (2,820)   (6,040)   (4,127)
  Purchases of available-for-sale
     investments...............................        --             --           --    (5,500)   (7,500)
  Proceeds from sale and maturities of
     available-for-sale investments............     2,502          6,980        6,980    21,009    10,000
  Purchases of property, plant, and
     equipment.................................      (902)          (557)        (938)   (2,048)   (1,364)
  Other........................................        94           (125)        (171)      325       526
                                                  -------        -------      -------   -------   -------
Net cash provided by (used in) investing
  activities...................................     1,694          3,478        3,051     7,746    (2,465)
                                                  -------        -------      -------   -------   -------
FINANCING ACTIVITIES
  Net increase in short-term obligations.......     1,132            943          979       510       435
  Net proceeds from issuance of Company common
     stock.....................................       123            293          201       232       324
  Repurchases of Company common stock and long-
     term obligations..........................    (3,390)        (8,955)      (9,655)       --      (132)
  Other........................................        37           (113)
                                                  -------        -------      -------   -------   -------
Net cash provided by (used in) financing
  activities...................................    (2,098)        (7,832)      (8,475)      742       627
                                                  -------        -------      -------   -------   -------
Exchange Rate Effect on Cash...................       149            169           83       234      (377)
                                                  -------        -------      -------   -------   -------
Increase (Decrease) in Cash and Cash
  Equivalents..................................       295         (2,156)      (3,266)    9,223      (304)
Cash and Cash Equivalents at Beginning of
  Period.......................................    14,608         17,874       17,874     8,651     8,955
                                                  -------        -------      -------   -------   -------
Cash and Cash Equivalents at End of Period.....   $14,903        $15,718      $14,608   $17,874   $ 8,651
                                                  =======        =======      =======   =======   =======
CASH PAID FOR
  Interest.....................................   $   856        $   789      $ 1,121   $ 1,311   $ 2,034
  Income taxes.................................   $   884        $   808      $ 1,335   $ 2,604   $   236
NONCASH ACTIVITIES
  Conversions of subordinated convertible
     obligations (Note 8)......................   $    --        $   895      $   895   $17,395   $ 9,111
                                                  =======        =======      =======   =======   =======
  Fair value of assets of acquired companies...   $    --        $ 4,807      $ 4,807   $ 7,048   $ 5,228
  Cash paid for acquired companies.............        --         (3,248)      (3,248)   (6,300)   (4,157)
                                                  -------        -------      -------   -------   -------
     Liabilities assumed of acquired
       companies...............................   $    --        $ 1,559      $ 1,559   $   748   $ 1,071
                                                  =======        =======      =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO VOLTEK CORP.

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT

                                                   NINE MONTHS
                                                      ENDED
                                                   -----------
                                                   OCTOBER 3,
                                                      1998         1997       1996       1995
                                                   -----------    -------    -------    -------
                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
COMMON STOCK, $.05 PAR VALUE
  Balance at beginning of period.................    $   497      $   488    $   244    $   202
  Issuance of stock under employees' and
     directors' stock plans......................         --            3          3          3
  Conversion of subordinated convertible
     obligations (Note 8)........................         --            6         83         39
  Effect of three-for-two stock split............         --           --        158         --
                                                     -------      -------    -------    -------
  Balance at end of period.......................        497          497        488        244
                                                     -------      -------    -------    -------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at beginning of period.................     38,799       37,762     20,545     11,237
  Issuance of stock under employees' and
     directors' stock plans......................       (150)          10        279        291
  Tax benefit related to employees' and
     directors' stock plans......................         --          153        112        166
  Conversion of subordinated convertible
     Obligations (Note 8)........................         --          874     16,984      8,851
  Effect of three-for-two stock split............         --           --       (158)        --
                                                     -------      -------    -------    -------
  Balance at end of period.......................     38,649       38,799     37,762     20,545
                                                     -------      -------    -------    -------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
  Balance at beginning of period.................      4,563        4,284       (185)    (2,857)
  Net income.....................................        604          279      4,469      2,672
                                                     -------      -------    -------    -------
  Balance at end of period.......................      5,167        4,563      4,284       (185)
                                                     -------      -------    -------    -------
TREASURY STOCK
  Balance at beginning of period.................     (8,836)         (69)       (20)       (50)
  Issuance of stock under employees' and
     directors' stock plans......................        270          188        (49)        30
  Repurchase of Company common stock.............       (956)      (8,955)        --         --
                                                     -------      -------    -------    -------
  Balance at end of period.......................     (9,522)      (8,836)       (69)       (20)
                                                     -------      -------    -------    -------
CUMULATIVE TRANSLATION ADJUSTMENT
  Balance at beginning of period.................       (631)         (56)       229        260
  Translation adjustment.........................        294         (575)      (285)       (31)
                                                     -------      -------    -------    -------
  Balance at end of period.......................       (337)        (631)       (56)       229
                                                     -------      -------    -------    -------
NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE
  INVESTMENTS
  Balance at beginning of period.................         --           36        146       (320)
  Change in net unrealized gain (loss) on
     available-for-sale investments (Note 2).....         --          (36)      (110)       466
                                                     -------      -------    -------    -------
  Balance at end of period.......................         --           --         36        146
                                                     -------      -------    -------    -------
TOTAL SHAREHOLDERS' INVESTMENT...................    $34,454      $34,392    $42,445    $20,959
                                                     =======      =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              THERMO VOLTEK CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo Voltek Corp. (the Company) designs, manufactures, and markets test instruments and a range of products related to power amplification, conversion, and quality. The Company's test instruments simulate pulsed electromagnetic interference (pulsed EMI), radio frequency interference (RFI), and changes in AC voltage, to allow manufacturers of electronic systems and integrated circuits to test for electromagnetic compatibility (EMC) to ensure product quality and to meet certain regulatory requirements. The Company also provides EMC consulting and systems-integration services and distributes EMC-related products. The Company's power products include radio frequency (RF) and microwave power amplifiers, power-conversion equipment, and high-voltage and application-specific power supplies. These power products are used in communications, broadcast, research, and medical imaging applications.

  Relationship with Thermedics Inc. and Thermo Electron Corporation

     As of January 3, 1998, Thermedics Inc. owned 5,771,208 shares of the Company's common stock, representing 65% of such stock outstanding. Thermedics is a 58%-owned subsidiary of Thermo Electron Corporation. As of January 3, 1998, Thermo Electron owned 238,200 shares of the Company's common stock, representing 3% of such stock outstanding.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1997, 1996, and 1995 are for the fiscal years ended January 3, 1998, December 28, 1996, and December 30, 1995, respectively. Fiscal year 1997 included 53 weeks; 1996 and 1995 each included 52 weeks.

  Revenue Recognition

     The Company recognizes product revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method were $5,367,000 in 1997, $4,806,000 in 1996, and $2,884,000 in 1995. The percentage of completion is determined by relating either the actual costs or actual labor incurred to date to management's estimate of total costs or total labor, respectively, to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are included in inventories in the accompanying balance sheet and were not material at year-end 1997 and 1996. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts billed but not paid under retainage provisions.

  Stock-based Compensation Plans

     The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans

                              THERMO VOLTEK CORP.

(Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

  Income Taxes

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings per Share" (Note 12). As a result, all previously reported earnings per share have been restated; however, basic earnings per share equals the Company's previously reported primary earnings per share for 1996 and diluted earnings per share equals the Company's previously reported fully diluted earnings per share for 1996 and 1995. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Except where the result would be antidilutive, diluted earnings per share have been computed assuming the conversion of convertible obligations and the elimination of the related interest expense, and the exercise of stock options, as well as their related income tax effects (Note
12).

  Stock Split

     All share and per share information has been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, distributed in August 1996.

  Cash and Cash Equivalents

     At year-end 1997 and 1996, $13,744,000 and $16,623,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, commercial paper, U.S. government-agency securities, money market funds, and other marketable equity securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

  Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                            1997       1996
                                                           -------    -------
                                                             (IN THOUSANDS)
Raw Materials............................................  $ 5,100    $ 4,835
Work in Process..........................................    4,089      3,097
Finished Goods...........................................    1,792      2,793
                                                           -------    -------
                                                           $10,981    $10,725
                                                           =======    =======

                              THERMO VOLTEK CORP.

  Property, Plant, and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: building and improvements, 5 to 25 years; machinery and equipment, 2 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

                                                             1997       1996
                                                            -------    ------
                                                             (IN THOUSANDS)
Land and Building.........................................  $ 1,808    $1,806
Machinery, Equipment, and Leasehold Improvements..........    8,829     7,933
                                                            -------    ------
                                                             10,637     9,739
Less: Accumulated Depreciation and Amortization...........    6,955     5,588
                                                            -------    ------
                                                            $ 3,682    $4,151
                                                            =======    ======

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods not exceeding 40 years. Accumulated amortization was $1,886,000 and $1,371,000 at year-end 1997 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Presentation

     Certain amounts in 1996 have been reclassified to conform to the presentation in the 1997 financial statements.

  Interim Financial Statements

     The financial statements as of October 3, 1998, and for the nine-month periods ended September 27, 1997, and October 3, 1998, are unaudited but, in the opinion of management, reflect all adjustments of a

                              THERMO VOLTEK CORP.

normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the nine-month period ended October 3, 1998, are not necessarily indicative of the results to be expected for the entire year.

2.  AVAILABLE-FOR-SALE INVESTMENTS

     In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain on available-for-sale investments."

     The aggregate market value, cost basis, and gross unrealized gains and losses of available-for-sale investments by major security type are as follows:

                                                                    GROSS         GROSS
                                            MARKET      COST      UNREALIZED    UNREALIZED
                                             VALUE      BASIS       GAINS         LOSSES
                                            -------    -------    ----------    ----------
                                                            (IN THOUSANDS)
1997
Corporate Bonds...........................  $ 1,001    $ 1,001       $--           $ --
Other.....................................    2,040      2,040        --             --
                                            -------    -------       ---           ----
                                            $ 3,041    $ 3,041       $--           $ --
                                            =======    =======       ===           ====
1996
Government-agency Securities..............  $ 4,501    $ 4,500       $ 1           $ --
Corporate Bonds...........................    2,379      2,314        65             --
Money Market Preferred Stock..............    1,060      1,070        --            (10)
Other.....................................    2,127      2,127        --             --
                                            -------    -------       ---           ----
                                            $10,067    $10,011       $66           $(10)
                                            =======    =======       ===           ====

     All of the Company's available-for-sale investments in the accompanying 1997 balance sheet had contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable the Company, the issuer, or both to redeem these securities at an earlier date.

     Gain on the sale of investments in the accompanying 1997 statement of income represents the gross realized gains relating to the sale of related-party available-for-sale investments (Note 9). To determine the gain, the cost of such investments was based on specific identification.

3.  ACQUISITIONS

     In April 1997, the Company acquired substantially all of the assets, subject to certain liabilities, of Milmega Ltd. for approximately $3,248,000 in cash. Milmega primarily manufactures and markets microwave amplifiers that are suitable for EMC testing, physics research, and communications, medical, and military applications.

     In July 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Pacific Power Source Corporation for $6,300,000 in cash, including the repayment of $800,000 in debt. Pacific Power manufactures programmable power amplifiers that can be incorporated into EMC test equipment to assess how well electronics tolerate normal variations in the quality and quantity of AC voltage. These amplifiers are also used in other kinds of test equipment and in application-specific power supplies.

                              THERMO VOLTEK CORP.

     In March 1995, the Company acquired substantially all of the assets, subject to certain liabilities, of Kalmus Engineering Incorporated and R.F. Power Labs, Incorporated (collectively, Kalmus) for $3,755,000 in cash. Kalmus is a manufacturer of radio frequency power amplifiers and systems used to test products for immunity to RFI and in medical imaging and telecommunications applications.

     Additionally, the Company acquired a component-reliability product line in 1995 for approximately $402,000 in cash.

     These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of these acquisitions exceeded the estimated fair value of the acquired net assets by $10,413,000, which is being amortized over periods not exceeding 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.

     Pro forma data is not presented for the Company's acquisitions since they were not material to the Company's results of operations.

4.  EMPLOYEE BENEFIT PLANS

  Stock-based Compensation Plans

     Stock Option Plans

     The Company has stock-based compensation plans for its key employees, directors, and others. Two of the plans, adopted in 1985 and 1990, permit the grant of nonqualified and incentive stock options. The plan adopted in 1985 expired in 1995, and no grants were made after that date. A third plan, adopted in 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1993, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron and Thermedics.

                              THERMO VOLTEK CORP.

     A summary of the Company's stock option activity is as follows:

                                             1997                  1996                  1995
                                      ------------------    ------------------    ------------------
                                                WEIGHTED              WEIGHTED              WEIGHTED
                                      NUMBER    AVERAGE     NUMBER    AVERAGE     NUMBER    AVERAGE
                                        OF      EXERCISE      OF      EXERCISE      OF      EXERCISE
                                      SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                      ------    --------    ------    --------    ------    --------
                                                          (SHARES IN THOUSANDS)
Options Outstanding, Beginning of
  Year..............................   782       $6.37       766       $ 5.22      740       $4.07
  Granted...........................   196        8.27       115        12.52      167        8.73
  Exercised.........................   (95)       3.28       (55)        3.64      (98)       2.94
  Forfeited.........................   (93)       9.06       (44)        5.74      (43)       4.30
                                       ---                   ---                   ---
Options Outstanding, End of Year....   790       $6.90       782       $ 6.37      766       $5.22
                                       ===       =====       ===       ======      ===       =====
Options Exercisable.................   790       $6.90       782       $ 6.37      766       $5.22
                                       ===       =====       ===       ======      ===       =====
Options Available for Grant.........   281                    85                   155
                                       ===                   ===                   ===

     A summary of the status of the Company's stock options at January 3, 1998, is as follows:

                                                     OPTIONS OUTSTANDING AND EXERCISABLE
                                                ---------------------------------------------
                                                    NUMBER                           WEIGHTED
                                                      OF         WEIGHTED AVERAGE    AVERAGE
                                                    SHARES          REMAINING        EXERCISE
RANGE OF EXERCISE PRICES                        (IN THOUSANDS)   CONTRACTUAL LIFE     PRICE
------------------------                        --------------   ----------------    --------
$ 1.59 -- $ 4.70..............................       221            2.0 years         $ 3.30
  4.71 --   7.82..............................       324            6.7 years           6.33
  7.83 --  10.93..............................       173            5.6 years          10.15
 10.94 --  14.05..............................        72            6.0 years          12.60
                                                     ---
$ 1.59 -- $14.05..............................       790            5.1 years         $ 6.90
                                                     ===

     Employee Stock Purchase Program

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock may be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

  Pro Forma Stock-based Compensation Expense

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1997, 1996, and 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant

                              THERMO VOLTEK CORP.

dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                         1997        1996        1995
                                                       ---------    -------    ---------
                                                             (IN THOUSANDS EXCEPT
                                                              PER SHARE AMOUNTS)
Net Income:
  As reported........................................       $279     $4,469       $2,672
  Pro forma..........................................         16      4,294        2,601
Basic Earnings per Share:
  As reported........................................        .03        .51          .41
  Pro forma..........................................         --        .49          .40
Diluted Earnings per Share:
  As reported........................................        .03        .38          .28
  Pro forma..........................................         --        .37          .28

     Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

     The weighted average fair value per share of options granted was $3.41, $5.58, and $3.70 in 1997, 1996, and 1995, respectively. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                         1997        1996        1995
                                                       ---------    -------    ---------
Volatility...........................................        37%        41%          41%
Risk-free Interest Rate..............................       6.1%       6.6%         6.3%
Expected Life of Options.............................  4.8 years    5 years    4.4 years

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  401(k) Savings Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $258,000, $249,000, and $184,000 in 1997, 1996, and 1995,
respectively.

5.  COMMON STOCK

     At January 3, 1998, the Company had reserved 4,670,330 unissued shares of its common stock for possible issuance under stock-based compensation plans and for issuance upon possible conversion of the Company's subordinated convertible obligations.

                              THERMO VOLTEK CORP.

6.  INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                   1997       1996      1995
                                                  -------    ------    ------
                                                        (IN THOUSANDS)
Domestic........................................  $ 1,805    $4,684    $2,616
Foreign.........................................   (1,311)    1,325       748
                                                  -------    ------    ------
                                                  $   494    $6,009    $3,364
                                                  =======    ======    ======

     The components of the provision for income taxes are as follows:

                                                    1997      1996      1995
                                                    -----    ------    ------
                                                         (IN THOUSANDS)
Currently Payable (Receivable):
  Federal.........................................  $ 815    $1,554    $  608
  Foreign.........................................   (540)      466       323
  State...........................................     92       249       276
                                                    -----    ------    ------
                                                      367     2,269     1,207
                                                    -----    ------    ------
Net Prepaid:
  Federal.........................................   (132)     (689)     (412)
  State...........................................    (20)      (40)     (103)
                                                    -----    ------    ------
                                                     (152)     (729)     (515)
                                                    -----    ------    ------
                                                    $ 215    $1,540    $  692
                                                    =====    ======    ======

     The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $153,000, $112,000, and $166,000 of such benefits allocated to capital in excess of par value in 1997, 1996, and 1995, respectively.

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                     1997     1996      1995
                                                     ----    ------    ------
                                                          (IN THOUSANDS)
Provision for Income Taxes at Statutory Rate.......  $168    $2,043    $1,144
Increases (Decreases) Resulting From:
  Decrease in valuation allowance..................    --      (684)     (630)
  State income taxes, net of federal tax...........    48       138       114
  Nondeductible expenses...........................    63        62        86
  Foreign tax rate and tax regulation
     differential..................................    10        15        68
  Foreign sales corporation........................   (89)     (123)      (87)
  Other............................................    15        89        (3)
                                                     ----    ------    ------
                                                     $215    $1,540    $  692
                                                     ====    ======    ======

                              THERMO VOLTEK CORP.

     Prepaid income taxes in the accompanying balance sheet consist of the following:

                                                              1997      1996
                                                             ------    ------
                                                              (IN THOUSANDS)
Prepaid (Deferred) Income Taxes:
  Tax loss and credit carryforwards........................  $  568    $  652
  Accruals and reserves....................................     199        65
  Inventory basis differences..............................     875       693
  Accrued compensation.....................................     470       290
  Allowance for doubtful accounts..........................     174        82
  Other....................................................    (108)       20
                                                             ------    ------
                                                             $2,178    $1,802
                                                             ======    ======

     The Company had a valuation allowance at year-end 1995 that primarily related to uncertainty surrounding the realization of tax loss and credit carryforwards and certain other tax assets of the Company. The valuation allowance was eliminated in 1996. Of the total decrease to the valuation allowance, $684,000 related to reduced uncertainty surrounding the realizability of the tax loss and credit carryforwards, and was recorded as a decrease in the provision for income taxes in 1996. The remaining decrease in the valuation allowance primarily related to the elimination of related tax loss and credit carryforwards due to the inability to obtain a benefit prior to the expiration thereof. The provision for income taxes was reduced by $630,000 in 1995 as a result of changes in the amount of estimated tax assets and the utilization of a portion of the Company's tax loss and credit carryforwards.

     The Company has federal tax net loss carryforwards, subject to the limitations described below. These net operating loss carryforwards will begin to expire in 1999. Pursuant to U.S. Internal Revenue Code Sections 382 and 383, the utilization of the net operating loss carryforwards is limited to the tax benefit of a deduction of approximately $240,000 per year with any unused portion of this annual limitation carried forward to future years. As of January 3, 1998, net operating loss carryforwards totaled $2.5 million, including $0.6 million that have not been benefited since they will expire unused.

     A provision has not been made for U.S. or additional foreign taxes on $0.6 million of undistributed earnings of foreign subsidiaries that could be subject to tax if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

7.  COMMITMENTS

     The Company occupies office and operating facilities under operating leases expiring at various dates through 2010. The accompanying statement of income includes expenses from operating leases of $886,000, $555,000, and $381,000 in 1997, 1996, and 1995, respectively. The future minimum payments due under noncancellable operating leases as of January 3, 1998, are $814,000 in 1998; $745,000 in 1999; $655,000 in 2000; $312,000 in 2001; $149,000 in 2002; and
$89,000 in 2003 and thereafter. Total future minimum lease payments are $2,764,000.

8.  SHORT- AND LONG-TERM OBLIGATIONS

  Short-term Obligations

     The Company has lines of credit denominated in certain foreign currencies to borrow up to approximately $3,638,000. Amounts borrowed under these arrangements are classified as notes payable in the accompanying balance sheet. The weighted average interest rate for these borrowings at year-end 1997 and 1996 was 8.0% and 6.3%, respectively. Unused lines of credit were $1,262,000 at January 3, 1998.

                              THERMO VOLTEK CORP.

  Long-term Obligations

     Long-term obligations of the Company are as follows:

                                                             1997        1996
                                                           --------    --------
                                                           (IN THOUSANDS EXCEPT
                                                            PER SHARE AMOUNTS)
3 3/4% Subordinated Convertible Debentures, due 2000,
  Convertible at $7.83 per Share(a)......................  $ 7,750     $ 9,345
5% Subordinated Convertible Note, due 2003, Convertible
  at $3.78 per Share(b)..................................    4,000       4,000
6 3/4% Subordinated Convertible Note, due 2002,
  Convertible at $4.27 per Share(b)......................    6,000       6,000
                                                           -------     -------
                                                           $17,750     $19,345
                                                           =======     =======

---------------
(a) In lieu of issuing shares of the Company's common stock upon conversion, the Company has the option to pay holders of the debentures cash equal to the weighted average market price of the Company's common stock on the last trading date prior to conversion.

(b) Represents an obligation to Thermedics.

     During 1997 and 1996, $895,000 and $17,395,000, respectively, of convertible obligations were converted into shares of the Company's common stock.

     Short- and long-term obligations in the accompanying balance sheet are guaranteed on a subordinated basis by Thermo Electron. Thermedics has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantees.

     See Note 10 for fair value information pertaining to the Company's long-term obligations.

9.  RELATED-PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.0% of the Company's revenues in 1997 and 1996 and 1.20% of the Company's revenues in 1995. For these services, the Company was charged $446,000, $485,000, and $436,000 in 1997, 1996, and 1995, respectively. Beginning in fiscal 1998, the Company will pay an annual fee equal to 0.8% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

  Repurchase Agreement

     The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

                              THERMO VOLTEK CORP.

  Available-for-sale Investments

     At December 28, 1996, the Company's available-for-sale investments included $1,399,000 (amortized cost of $1,336,000), of 6 1/2% subordinated convertible debentures, which were purchased on the open market. These debentures, which were sold in 1997 for a gain of $180,000, had a par value of $1,300,000 and were issued by Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron.

  Subordinated Convertible Notes

     See Note 8 for subordinated convertible notes of the Company held by Thermedics.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, notes payable, accounts payable, due to parent company and affiliated companies, and subordinated convertible obligations. The carrying amounts of these financial instruments, with the exception of available-for-sale investments and subordinated convertible obligations, approximate fair value due to their short-term nature.

     Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

     The fair value of the Company's subordinated convertible obligations was determined based on quoted market prices. The carrying amount and fair value of the Company's subordinated convertible obligations are as follows:

                                                     1997                   1996
                                              -------------------    -------------------
                                              CARRYING     FAIR      CARRYING     FAIR
                                               AMOUNT      VALUE      AMOUNT      VALUE
                                              --------    -------    --------    -------
                                                            (IN THOUSANDS)
Subordinated Convertible Obligations........  $17,750     $21,263    $19,345     $38,836

     The fair value of subordinated convertible obligations exceeds the carrying amount primarily due to the market price of the Company's common stock exceeding the conversion price of the subordinated convertible obligations.

                              THERMO VOLTEK CORP.

11.  GEOGRAPHICAL INFORMATION

     The following table shows data for the Company by geographical area.

                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Revenues:
  United States.......................................  $31,415    $31,013    $23,375
  The Netherlands.....................................    7,509      8,164      6,977
  United Kingdom......................................    4,621      8,565      6,967
  Italy...............................................    2,421      3,460      2,143
  Transfers among geographical areas(a)...............   (1,318)    (2,695)    (3,136)
                                                        -------    -------    -------
                                                        $44,648    $48,507    $36,326
                                                        =======    =======    =======
Income Before Provision for Income Taxes:
  United States.......................................  $ 2,829    $ 5,045    $ 3,343
  The Netherlands.....................................      247        798        405
  United Kingdom......................................   (1,357)       370        388
  Italy...............................................     (231)       236        123
  Corporate and eliminations(b).......................   (1,312)      (806)      (838)
                                                        -------    -------    -------
  Total operating income..............................      176      5,643      3,421
  Interest and other income (expense), net............      318        366        (57)
                                                        -------    -------    -------
                                                        $   494    $ 6,009    $ 3,364
                                                        =======    =======    =======
Identifiable Assets:
  United States.......................................  $33,731    $30,954    $21,816
  The Netherlands.....................................    4,147      5,249      5,238
  United Kingdom......................................    5,099      6,561      5,015
  Italy...............................................    1,115      1,643      1,914
  Corporate(c)........................................   19,204     29,282     34,862
                                                        -------    -------    -------
                                                        $63,296    $73,689    $68,845
                                                        =======    =======    =======
Export Revenues Included in United States Revenues
  Above(d):
  Europe..............................................  $ 4,733    $ 2,150    $ 4,598
  Asia................................................    6,041      7,881      4,994
  Other...............................................    1,249      1,513        330
                                                        -------    -------    -------
                                                        $12,023    $11,544    $ 9,922
                                                        =======    =======    =======

---------------
(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.

(b) Primarily corporate general and administrative expenses.

(c) Primarily cash and cash equivalents and available-for-sale investments.

(d) In general, export sales are denominated in U.S. dollars.

                              THERMO VOLTEK CORP.

12.  EARNINGS PER SHARE

     Basic and diluted earnings per share were calculated as follows:

                                             NINE MONTHS ENDED
                                        ---------------------------
                                        OCTOBER 3,    SEPTEMBER 27,
                                           1998           1997          1997      1996       1995
                                        ----------    -------------    ------    -------    -------
                                                (UNAUDITED)
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
BASIC
Net Income............................    $  604         $  254        $  279    $ 4,469    $ 2,672
                                          ------         ------        ------    -------    -------
Weighted Average Shares...............     8,707          9,297         9,182      8,827      6,528
                                          ------         ------        ------    -------    -------
Basic Earnings per Share..............    $  .07         $  .03        $  .03    $   .51    $   .41
                                          ======         ======        ======    =======    =======
DILUTED
Net Income............................    $  604         $  254        $  279    $ 4,469    $ 2,672
Effect of Convertible Obligations.....        --             --            --        731      1,123
                                          ------         ------        ------    -------    -------
Income Available to Common
  Shareholders, as Adjusted...........    $  604         $  254        $  279    $ 5,200    $ 3,795
                                          ------         ------        ------    -------    -------
Weighted Average Shares...............     8,707          9,297         9,182      8,827      6,528
Effect of:
  Convertible obligations.............        --             --            --      4,553      6,781
  Stock options.......................        65            139           123        248        203
                                          ------         ------        ------    -------    -------
Weighted Average Shares, as
  Adjusted............................     8,772          9,436         9,305     13,628     13,512
                                          ------         ------        ------    -------    -------
Diluted Earnings per Share............    $  .07         $  .03        $  .03    $   .38    $   .28
                                          ======         ======        ======    =======    =======

     The computation of diluted earnings per share in each period excludes the effect of assuming the exercise of certain outstanding stock options because the effect would be antidilutive. As of January 3, 1998, there were 347,750 of such options outstanding, with exercise prices ranging from $7.01 to $14.40 per share.

     In addition, the computation of diluted earnings per share for the nine-month periods ended October 3, 1998, and September 27, 1997, and for 1997 excludes the effect of assuming the conversion of all of the Company's convertible obligations (Note 8) because the effect would be antidilutive.

                              THERMO VOLTEK CORP.

13.  UNAUDITED QUARTERLY INFORMATION

1997                                          FIRST     SECOND(A)     THIRD     FOURTH
----                                         -------    ---------    -------    -------
                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues...................................  $ 9,716     $11,888     $11,132    $11,912
Gross Profit...............................    4,265       5,446       4,983      5,094
Net Income (Loss)..........................     (333)        160         427         25
Basic and Diluted Earnings (Loss) per
  Share....................................     (.03)        .02         .05         --

1996                                          FIRST     SECOND(A)     THIRD     FOURTH
----                                         -------    ---------    -------    -------
                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues...................................  $10,621     $11,882     $12,800    $13,204
Gross Profit...............................    5,231       5,729       6,330      6,860
Net Income.................................      937       1,132       1,194      1,206
Earnings per Share:
  Basic....................................      .12         .13         .13        .13
  Diluted..................................      .09         .10         .10        .10

---------------
(a) Reflects the April 1997 acquisition of Milmega.

(b) Reflects the July 1996 acquisition of Pacific Power.

14.  SUBSEQUENT EVENTS

  Offer to Acquire the Outstanding Common Stock of the Company

     On March 31, 1998, the Company received a proposal from its parent company, Thermedics Inc., to acquire, through a merger, all of the outstanding shares of the Company's common stock that Thermedics does not own, at a price of $7.00 per share in cash. In addition, the proposal contemplates the redemption of the Company's $5.3 million principal amount of 3 3/4% convertible subordinated debentures due 2000. As of October 3, 1998, Thermedics owned 66% of the outstanding common stock of the Company. Thermedics is a 70%-owned subsidiary of Thermo Electron Corporation, which in turn owns approximately 3% of the outstanding common stock of the Company.

     The Company appointed a special committee, comprised of certain of its directors, to evaluate the proposal with the assistance of a financial advisor, HSBC Securities, Inc. In September 1998, the Company's Board of Directors, upon recommendation of the special committee, voted to proceed with the Thermedics' proposal. The merger is still subject to, among other things, approval by the holders of a majority of the Company's shares, excluding Thermedics, Thermo Electron, and the directors and officers of Thermedics, Thermo Electron and the Company; and clearance by the Securities and Exchange Commission (SEC) of the proxy materials regarding the proposed transaction. Once SEC clearance is obtained, the Company intends to submit the proposal to a vote of its shareholders and, if approved, close the transaction in the first quarter of 1999.

     In late March and early April, 1998, four putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by stockholders of the Company. On October 6, 1998, the Court of Chancery entered an order consolidating these four actions under the caption In re Thermo Voltek Corp. Shareholders Litigation, Consolidated C.A. 16287 (the "Action"). The complaint in the Action names the Company, Thermedics, Thermo Electron, and directors of the Company as defendants and alleges, among other things, that the Company's directors violated the fiduciary duties of loyalty, good faith, and fair dealing that they owed to all stockholders of the Company other than the named defendants and the affiliates of the named defendants because the proposed price of $7.00 per share to be paid to the Company's stockholders under the terms of the proposed Merger Agreement was allegedly unfair and grossly inadequate. The

                              THERMO VOLTEK CORP.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

complaints further allege that the Company, Thermedics, and Thermo Electron have violated their alleged fiduciary duty of fair dealing by proposing the merger transaction at the time. The complaints request that the Court of Chancery, among other things, declare that the Action is a proper class action and enjoin the proposed transaction or order that any transaction be approved by a majority of the Voltek stockholders other than the named defendants and their affiliates.

     On November 17, 1998, the Company, Thermedics, Thermo Electron, and the individual defendants filed an answer to the complaint in the Action in which they deny the allegations of any violation of law or breaches of any duty to the plaintiffs or the purported class set forth in the complaints. Thermedics filed a motion to dismiss the complaint for, among other things, procedural and jurisdictional defects and failure to state a claim upon which relief can be granted.

  Sale of Universal Voltronics Division

     In November 1998, the Company sold substantially all of the assets, excluding real property, of its Universal Voltronics division, to an unrelated buyer. The purchase price for the transferred assets was $2.5 million in cash, subject to a post-closing adjustment. The Company expects to realize a nominal gain from the sale. Universal Voltronics had unaudited revenues and operating income of $4.4 million and $0.7 million, respectively, in the first nine months of 1998, and in 1997 had revenues and an operating loss of $3.9 million and $0.1 million, respectively.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                THERMEDICS INC.

                           TV ACQUISITION CORPORATION

                                      AND

                              THERMO VOLTEK CORP.

                         DATED AS OF NOVEMBER 24, 1998

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I THE MERGER...............................................   A-5
1.1.   The Merger..................................................   A-5
1.2.   Effective Time; Closing.....................................   A-5
1.3.   Effect of the Merger........................................   A-5
1.4.   Certificate of Incorporation; Bylaws........................   A-5
1.5.   Directors and Officers......................................   A-5
1.6.   Effect on Capital Stock.....................................   A-5
1.7.   Surrender of Certificates...................................   A-6
1.8.   No Further Ownership Rights in Thermo Voltek Common Stock...   A-7
1.9.   Lost, Stolen or Destroyed Certificates......................   A-7
1.10.  Dissenting Shares...........................................   A-7
1.11.  Taking of Necessary Action; Further Action..................   A-7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THERMO VOLTEK.........   A-8
2.1.   Organization of Thermo Voltek...............................   A-8
2.2.   Thermo Voltek Capital Structure.............................   A-8
2.3.   Authority...................................................   A-8
2.4.   Board Approval..............................................   A-9
2.5.   Fairness Opinion............................................   A-9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THERMEDICS AND MERGER
  SUB..............................................................   A-9
3.1.   Organization................................................   A-9
3.2.   Authority...................................................   A-9
3.3.   Financial Resources.........................................  A-10
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.....................  A-10
4.1.   Conduct of Business by Thermo Voltek........................  A-10
4.2.   Certain Actions by Thermo Voltek............................  A-10
ARTICLE V ADDITIONAL AGREEMENTS....................................  A-11
5.1.   Schedule 13E-3; Proxy Statement; Other Filings..............  A-11
5.2.   Meeting of Thermo Voltek Stockholders.......................  A-12
5.3.   Access to Information.......................................  A-12
5.4.   Public Disclosure...........................................  A-12
5.5.   Legal Requirements..........................................  A-13
5.6.   Notification of Certain Matters.............................  A-13
5.7.   Best Efforts and Further Assurances.........................  A-13
5.8.   Stock Options...............................................  A-13
5.9.   Thermedics Form S-8.........................................  A-13
5.10.  Indemnification; Insurance..................................  A-14
5.11.  Deferred Compensation Plan..................................  A-14

                                                                     PAGE
                                                                     ----
ARTICLE VI CONDITIONS TO THE MERGER................................  A-14
6.1.   Conditions to Obligations of Each Party to Effect the
       Merger......................................................  A-14
6.2.   Additional Conditions to Obligations of Thermo Voltek.......  A-14
6.3.   Additional Conditions to the Obligations of Thermedics and
       Merger Sub..................................................  A-15
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER......................  A-15
7.1.   Termination.................................................  A-15
7.2.   Notice of Termination; Effect of Termination................  A-16
7.3.   Fees and Expenses...........................................  A-16
7.4.   Amendment...................................................  A-16
7.5.   Extension; Waiver...........................................  A-16
ARTICLE VIII GENERAL PROVISIONS....................................  A-16
8.1.   Non-Survival of Representations and Warranties..............  A-16
8.2.   Notices.....................................................  A-17
8.3.   Counterparts................................................  A-17
8.4.   Entire Agreement............................................  A-17
8.5.   Severability................................................  A-17
8.6.   Other Remedies; Specific Performance........................  A-18
8.7.   Governing Law...............................................  A-18
8.8.   Assignment..................................................  A-18

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 24, 1998 is by and among Thermedics Inc. ("Thermedics"), a Massachusetts corporation, TV Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Thermedics, and Thermo Voltek Corp. ("Thermo Voltek"), a Delaware corporation.

                                    RECITALS

     A. Thermedics and its parent, Thermo Electron Corporation ("Thermo Electron"), own 66% and 3%, respectively, of the outstanding shares of Common Stock, par value $0.05 per share, of Thermo Voltek (the "Thermo Voltek Common Stock"), and Thermedics desires to acquire the remaining outstanding shares of Thermo Voltek Common Stock.

     B. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermedics and Thermo Voltek will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Thermo Voltek (the "Merger").

     C. The Board of Directors of Thermedics (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermedics, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D. The Board of Directors of Thermo Voltek, on the recommendation of a special committee of the Board of Directors consisting of all directors of Thermo Voltek that are not officers or directors of Thermedics or Thermo Electron (the "Special Committee"), (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Voltek and fair to, and in the best interests of, Thermo Voltek and its stockholders other than Thermedics and Thermo Electron, (ii) has approved and deemed advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended the approval of this Agreement by the stockholders of Thermo Voltek.

     E. Thermedics, Thermo Voltek and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Thermo Voltek, the separate corporate existence of Merger Sub shall cease and Thermo Voltek shall continue as the surviving corporation. Thermo Voltek as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Palmer & Dodge LLP at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) Thermo Voltek shall deliver to Thermedics the various certificates and instruments required under
Article VI, (ii) Thermedics and Merger Sub shall deliver to Thermo Voltek the various certificates and instruments required under Article VI, and (iii) Thermo Voltek and Merger Sub shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware.

     1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Thermo Voltek and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Thermo Voltek and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4.  CERTIFICATE OF INCORPORATION; BYLAWS.

     (a) At the Effective Time, the Certificate of Incorporation of Thermo Voltek, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (b) The Bylaws of Thermo Voltek, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5. DIRECTORS AND OFFICERS. The directors of Thermo Voltek immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Thermo Voltek immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

     1.6. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Thermo Voltek or the holders of any of the following securities:

          (a) Conversion of Thermo Voltek Common Stock. Each share of Thermo Voltek Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Thermo Voltek Common Stock held in the treasury of Thermo Voltek, by Thermedics or Thermo Electron or Dissenting Shares, as defined in Section 1.10 hereof) will be automatically converted into the right to receive Seven Dollars ($7.00) in cash (the "Exchange Price") upon surrender of the certificate representing such share of Thermo Voltek Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (b) Stock Options. All options to purchase Thermo Voltek Common Stock then outstanding under Thermo Voltek's 1985 Stock Option Plan, 1990 Stock Option Plan, 1994 Equity Incentive Plan and 1994 Director Stock Option Plan, each as amended, (together, the "Thermo Voltek Stock Option Plans") shall be assumed by Thermedics in accordance with Section 5.8 hereof.

          (c) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

          (d) Treasury Stock; Affiliate Stock. Each share of Thermo Voltek Common Stock issued and outstanding and owned by Thermedics and Thermo Electron shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. All treasury shares held by Thermo Voltek immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

          (e) Adjustments to Exchange Price. The Exchange Price shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Thermo Voltek Common Stock), recapitalization or other like change without receipt of consideration with respect to Thermo Voltek Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7.  SURRENDER OF CERTIFICATES.

     (a) Payment Agent. Thermedics shall authorize one or more persons to act as the payment agent (the "Payment Agent") in the Merger.

     (b) Thermedics to Provide Exchange Consideration. Promptly after the Effective Time, Thermedics shall deposit with the Payment Agent in trust for the benefit of the holders of certificates (the "Certificates") representing shares of Thermo Voltek Common Stock converted pursuant to Section 1.6(a) for payment in accordance with this Article I cash in an amount equal to the product of the Exchange Price multiplied by the number of shares of Thermo Voltek Common Stock entitled to payment pursuant to Section 1.6(a).

     (c) Exchange Procedures. Promptly after the Effective Time, Thermedics shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Thermedics may reasonably specify) and (ii) instructions for effecting the exchange of the Certificates for the Exchange Price. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Thermedics, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the Exchange Price multiplied by the number of shares of Thermo Voltek Common Stock represented by such Certificate, without interest, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive payment of the Exchange Price for each share of Thermo Voltek Common Stock represented on such Certificate.

     (d) Transfers of Ownership. If payment of the Exchange Price is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermedics or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the satisfaction of Thermedics or any agent designated by it that such tax has been paid or is not payable.

     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Payment Agent, Thermedics, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of

Thermo Voltek Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Responsibility; Term. The Payment Agent shall make the payments referred to in Section 1.6(a) out of the funds supplied by Thermedics. Promptly following the date that is six months after the Effective Date, the Payment Agent shall, upon request by Thermedics, deliver to Thermedics all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Thermo Voltek Common Stock may surrender such Certificate to Thermedics and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Exchange Price multiplied by the number of shares of Thermo Voltek Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against Thermedics than as may be accorded to general creditors of Thermedics under applicable law.

     1.8. NO FURTHER OWNERSHIP RIGHTS IN THERMO VOLTEK COMMON STOCK. All amounts paid upon the surrender of shares of Thermo Voltek Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Thermo Voltek Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Thermo Voltek Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay the aggregate Exchange Price in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Thermedics or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermedics waives such requirement in writing.

     1.10. DISSENTING SHARES. Notwithstanding any other provision of this Agreement, shares of Thermo Voltek Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal of such shares in accordance with DGCL
Section 262 and who shall not have withdrawn such demand or otherwise forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Price. Such stockholders shall, as of the Effective Time, cease to retain any rights with respect to the Thermo Voltek Common Stock, except as provided in the DGCL including the right to receive payment of the appraised value of the shares held by them in accordance with the provisions of Section 262, provided that all Dissenting Shares held by stockholders (i) who shall have failed to perfect or lost their rights to appraisal of such shares under Section 262, or (ii) who have effectively withdrawn their demand for appraisal within 60 days after the Effective Date and agree to accept the terms offered upon merger in accordance with Section 262(e), shall thereupon be, or be deemed to have been, converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Exchange Price, upon surrender, in the manner provided in Section 1.7, of the Certificates that formerly evidenced such shares without the prior consent of Thermedics.

     1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Thermo Voltek and Merger Sub, the officers and directors of Thermo Voltek and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THERMO VOLTEK

     Thermo Voltek represents and warrants to Thermedics and Merger Sub as follows:

     2.1. ORGANIZATION OF THERMO VOLTEK. Thermo Voltek and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by Thermo Voltek to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Thermo Voltek.

     2.2.  THERMO VOLTEK CAPITAL STRUCTURE.

     The authorized capital stock of Thermo Voltek consists of 25,000,000 shares of Common Stock, par value $0.05 per share, of which there were 8,686,583 shares issued and outstanding as of October 3, 1998, and 1,253,282 shares in treasury as of October 3, 1998. All outstanding shares of Thermo Voltek Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Voltek or any agreement or document to which Thermo Voltek is a party or by which it is bound. As of November 19, 1998, (i) an aggregate of 1,035,814 shares of Thermo Voltek Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to the Thermo Voltek Stock Option Plans, under which options are outstanding for an aggregate of 721,646 shares, and (ii) an aggregate of 3,135,304 shares of Thermo Voltek Common Stock were reserved for issuance upon conversion of convertible debentures of Thermo Voltek. All shares of Thermo Voltek Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     2.3.  AUTHORITY.

     (a) Thermo Voltek has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Voltek, subject only to the adoption of this Agreement by Thermo Voltek's stockholders and the filing and recording of the Certificate of Merger pursuant to the DGCL. Under the DGCL, Thermo Voltek's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of Thermo Voltek Common Stock. This Agreement has been duly executed and delivered by Thermo Voltek, and assuming the due authorization, execution and delivery by Thermedics and Merger Sub, constitutes the valid and binding obligation of Thermo Voltek, enforceable in accordance with its terms. The execution and delivery of this Agreement by Thermo Voltek do not, and the performance of this Agreement by Thermo Voltek will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Voltek, (ii) subject to obtaining the adoption by Thermo Voltek's stockholders of this Agreement as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Voltek or any of its material subsidiaries or by which its or their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Thermo Voltek or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Voltek or any of its material subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Voltek or any of its material subsidiaries is a party or by which Thermo Voltek or any of its material subsidiaries or its or any of their properties are bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, defaults or other occurrences that would not have a material adverse effect on Thermo Voltek or the Surviving Corporation; provided, however, that consummation of the transactions contemplated hereunder shall give the holders of Thermo Voltek's

3 3/4% Convertible Subordinated Debentures due 2000 the right to cause Thermo Voltek to redeem such Debentures for a cash amount equal to 100% of the principal amount to be redeemed plus accrued interest.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to Thermo Voltek in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 5.1) with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

     2.4. BOARD APPROVAL. The Board of Directors of Thermo Voltek, upon recommendation of the Special Committee, has, as of the date of this Agreement, determined unanimously (i) that the Merger is fair to, and in the best interests of Thermo Voltek and its stockholders, and (ii) to recommend that the stockholders of Thermo Voltek approve this Agreement.

     2.5. FAIRNESS OPINION. Thermo Voltek has received an opinion from HSBC Securities, Inc. dated September 23, 1998 and confirmed as of November 5, 1998 that, as of such date, the consideration to be received by Thermo Voltek's stockholders in the Merger is fair from a financial point of view to Thermo Voltek's stockholders other than Thermedics and Thermo Electron.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THERMEDICS AND MERGER SUB

     Thermedics and Merger Sub represent and warrant to Thermo Voltek as follows:

     3.1. ORGANIZATION. Thermedics is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Thermedics or Merger Sub.

     3.2.  AUTHORITY.

          (a) Each of Thermedics and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermedics and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermedics and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Thermo Voltek, this Agreement constitutes the valid and binding obligation of each of Thermedics and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermedics and Merger Sub do not, and the performance of this Agreement by each of Thermedics and Merger Sub will not, (i) conflict with or violate the Articles of Organization or Bylaws of Thermedics or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.2(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermedics or any of its material subsidiaries (including Merger Sub, but excluding Thermo Voltek and its subsidiaries) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermedics' rights or alter the rights or obligations of any third party under, or give to others

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

     any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermedics or any of its material subsidiaries (including Merger Sub, but excluding Thermo Voltek and its subsidiaries) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermedics or any of its material subsidiaries (including Merger Sub, but excluding Thermo Voltek and its subsidiaries) is a party or by which Thermedics or any of its material subsidiaries (including Merger Sub, but excluding Thermo Voltek and its subsidiaries) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and
     (iii), for any such conflicts, violations, defaults or other occurrences that would not have a material adverse effect on Thermedics or Merger Sub.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermedics or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Schedule 13E-3 (as defined in Section 5.1) with the SEC in accordance with the Exchange Act, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

     3.3. FINANCIAL RESOURCES. Thermedics has the financial resources to consummate the transactions contemplated by this Agreement and to pay the consideration in the Merger provided for in Section 1.6(a).

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1. CONDUCT OF BUSINESS BY THERMO VOLTEK. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Voltek shall, except as otherwise contemplated by this Agreement or consented to by Thermedics, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     4.2.  CERTAIN ACTIONS BY THERMO VOLTEK.  In addition, notwithstanding
Section 4.1 above, without the prior consent of Thermedics, Thermo Voltek shall not do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

          (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of Thermo Voltek Common Stock pursuant to the exercise of stock options therefor or conversion of outstanding convertible debentures outstanding as of the date of this Agreement;

          (f) Cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws;

          (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

          (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Thermo Voltek;

          (i) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or guarantee any debt securities of others;

          (j) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, except increases in amounts consistent with policies and past practices;

          (k) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (l) Make any grant of exclusive rights to any third party; or

          (m) Agree in writing or otherwise to take any of the actions described in this Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

5.1.  SCHEDULE 13E-3; PROXY STATEMENT; OTHER FILINGS.

     (a) The information supplied by Thermo Voltek for inclusion or incorporation by reference in the Rule 13e-3 Transaction Statement on Schedule 13E-3 (such Schedule as amended or supplemented is referred to herein as the "Schedule 13E-3") or the proxy statement to be sent to the stockholders of Thermo Voltek in connection with the meeting of Thermo Voltek's stockholders to consider the adoption of this Agreement and approval of the Merger (the "Thermo Voltek Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Thermo Voltek's stockholders and at the time of the Thermo Voltek Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Thermo Voltek Stockholders' Meeting or the Schedule 13E-3 which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (b) The information supplied by Thermedics and Merger Sub for inclusion in the Schedule 13E-3 and the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Thermo Voltek's stockholders, and at the time of the Thermo Voltek Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the
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

statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier written communication with respect to the solicitation of proxies for the Thermo Voltek Stockholders' Meeting or the Schedule 13E-3 which has become false or misleading. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (c) As promptly as practicable after the execution of this Agreement, Thermedics and Thermo Voltek will prepare and file with the SEC the Schedule 13E-3 and the Proxy Statement. Thermedics and Thermo Voltek will cause the
Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of Thermo Voltek at the earliest practicable time. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Schedule 13E-3 or the Proxy Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Schedule 13E-3 or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Thermo Voltek, such amendment or supplement.

     (d) The Proxy Statement will include the recommendations of the Board of Directors of Thermo Voltek in favor of approval of this Agreement (except that the Board of Directors of Thermo Voltek may withdraw, modify or refrain from making such recommendation to the extent that the Board determines in good faith on the written advice of outside legal counsel that the Board's fiduciary duties under applicable law require it to do so).

     5.2. MEETING OF THERMO VOLTEK STOCKHOLDERS. Promptly after the date hereof, Thermo Voltek will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Thermo Voltek Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement. Unless otherwise required by the fiduciary duties of the Thermo Voltek Board of Directors, Thermo Voltek will use its best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Each of Thermedics and Thermo Electron shall vote, or cause to be voted, all of the Thermo Voltek Common Stock then owned by it and any of its subsidiaries in favor of the approval of the Merger and the authorization and adoption of this Agreement.

     5.3. ACCESS TO INFORMATION. Thermo Voltek will afford Thermedics and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Thermo Voltek during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Thermo Voltek, as Thermedics may reasonably request. Thermedics agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Thermedics shall not be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by Thermedics or Merger Sub in violation of this Agreement, (ii) which was available to Thermedics on a nonconfidential basis prior to disclosure to Thermedics, or (iii) which becomes available to Thermedics on a nonconfidential basis from a source other than Thermo Voltek.

     5.4. PUBLIC DISCLOSURE. Thermedics and Thermo Voltek will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

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

     5.5. LEGAL REQUIREMENTS. Each of Thermedics, Merger Sub and Thermo Voltek will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

     5.6. NOTIFICATION OF CERTAIN MATTERS. Thermedics and Merger Sub will give prompt notice to Thermo Voltek, and Thermo Voltek will give prompt notice to Thermedics, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermedics and Merger Sub or Thermo Voltek, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     5.7. BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of Thermedics and Thermo Voltek under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.8. STOCK OPTIONS. At the Effective Time, each outstanding option to purchase shares of Thermo Voltek Common Stock (each a "Thermo Voltek Stock Option") under the Thermo Voltek Stock Option Plans, whether or not exercisable, will be assumed by Thermedics. Each Thermo Voltek Stock Option so assumed by Thermedics under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Thermo Voltek Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Thermo Voltek Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermedics Common Stock equal to the product of the number of shares of Thermo Voltek Common Stock that were issuable upon exercise of such Thermo Voltek Stock Option immediately prior to the Effective Time multiplied by a fraction (the "Exchange Ratio"), the numerator of which is the Exchange Price and the denominator of which is the closing price of the Thermedics Common Stock on the day immediately preceding the Effective Date as reported by the American Stock Exchange, rounded down to the nearest whole number of shares of Thermedics Common Stock, and (ii) the per share exercise price for the shares of Thermedics Common Stock issuable upon exercise of such assumed Thermo Voltek Stock Option will be equal to the quotient determined by dividing the exercise price per share of Thermo Voltek Common Stock at which such Thermo Voltek Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermedics will issue to each holder of an outstanding Thermo Voltek Stock Option a notice describing the foregoing assumption of such Thermo Voltek Stock Option by Thermedics. Thermedics will reserve sufficient shares of Thermedics Common Stock for issuance under this Section 5.8.

     5.9. THERMEDICS FORM S-8. Thermedics agrees to file a registration statement on Form S-8 or, if required, an amendment to Thermedics' then effective registration statement on Form S-8, for the shares of Thermedics Common Stock issuable with respect to the assumed Thermo Voltek Stock Options no later than thirty (30) business days after the Closing Date and shall keep such registration statement effective for so long as any such Options remain outstanding.

     5.10.  INDEMNIFICATION; INSURANCE.

     (a) From and for a period of six (6) years after the Effective Time, Thermedics will and will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of Thermo Voltek pursuant to the provisions of the Certificate of Incorporation and the Bylaws of Thermo Voltek as in effect immediately prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Thermo Voltek, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors or officers of Thermo Voltek, unless such modification is required by law.

     (b) For a period of six (6) years after the Effective Time, Thermedics shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those Thermo Voltek directors and officers currently covered by Thermo Electron's liability insurance policy with coverage in amount and scope at least as favorable as existing coverage for such Thermo Voltek directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums allocable and payable by Thermo Voltek (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

     5.11. DEFERRED COMPENSATION PLAN. At the Effective Time, each unit of Common Stock accumulated under the Thermo Voltek directors' deferred compensation plan (the "Deferred Compensation Plan") will be automatically converted into the Exchange Price and the amounts then held under the Deferred Compensation Plan shall be paid to each director who is a participant in accordance with the Plan.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been (i) approved and adopted by the requisite vote under the DGCL by the stockholders of Thermo Voltek, and (ii) approved by the affirmative vote of a majority of the outstanding shares of Thermo Voltek Common Stock that are voted at the Thermo Voltek Stockholders' Meeting (other than shares of Thermo Voltek Common Stock held by Thermedics, Thermo Electron and the officers and directors of Thermo Voltek, Thermedics and Thermo Electron).

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THERMO VOLTEK. The obligations of Thermo Voltek to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Voltek:

          (a) Representations and Warranties. The representations and warranties of Thermedics and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that
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

     address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermedics; and Thermo Voltek shall have received a certificate to such effect signed on behalf of Thermedics by the Chief Executive Officer, President or Chief Operating Officer of Thermedics; and

          (b) Agreements and Covenants. Thermedics and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Thermo Voltek shall have received a certificate to such effect signed on behalf of Thermedics by the Chief Executive Officer, President or Chief Operating Officer of Thermedics.

     6.3. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THERMEDICS AND MERGER SUB. The obligations of Thermedics and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermedics:

          (a) Representations and Warranties. The representations and warranties of Thermo Voltek contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a material adverse effect on Thermo Voltek; and Thermedics and Merger Sub shall have received a certificate to such effect signed on behalf of Thermo Voltek by the Chief Executive Officer, President or Chief Operating Officer of Thermo Voltek; and

          (b) Agreements and Covenants. Thermo Voltek shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Thermedics shall have received a certificate to such effect signed on behalf of Thermo Voltek by the Chief Executive Officer, President or Chief Operating Officer of Thermo Voltek.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Thermo Voltek:

          (a) by mutual written consent duly authorized by the Boards of Directors of Thermedics and Thermo Voltek (upon approval of the Special Committee);

          (b) by either Thermo Voltek (upon approval of the Special Committee) or Thermedics if the Merger shall not have been consummated by June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

          (c) by either Thermo Voltek (upon approval of the Special Committee) or Thermedics if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Thermo Voltek (upon approval of the Special Committee) or Thermedics if the required approval of the stockholders of Thermo Voltek contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of

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

     stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermo Voltek where the failure to obtain stockholder approval of Thermo Voltek shall have been caused by the action or failure to act of Thermo Voltek in breach of this Agreement and the right to terminate this Agreement under this Section 7.1(d) shall not be available to Thermedics where the failure to obtain the requisite vote by the stockholders of Thermo Voltek shall have been caused by the failure of Thermedics or Thermo Electron to vote their respective shares of Thermo Voltek Common Stock in favor of the Merger and this Agreement);

          (e) by Thermo Voltek if the Thermo Voltek Board of Directors (upon approval of the Special Committee) determines in good faith on the advice of outside legal counsel that the Board's fiduciary duties under applicable law requires it to do so;

          (f) by Thermo Voltek (upon approval of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermedics set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermedics within ten (10) business days following receipt by Thermedics of written notice of such breach from Thermo Voltek; or

          (g) by Thermedics, upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Voltek set forth in this Agreement, if (i) as a result of such breach the conditions set forth in
     Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Voltek within ten (10) business days following receipt by Thermo Voltek of written notice of such breach from Thermedics.

     7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that nothing herein shall relieve any party from liability for any willful breach of this Agreement.

     7.3 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     7.4. AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that Thermo Voltek may not amend this Agreement without the approval of the Special Committee.

     7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that Thermo Voltek may not take any such actions without the approval of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Thermo Voltek, Thermedics and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

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

     8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Thermedics or Merger Sub, to:

            Thermedics Inc.
            470 Wildwood Street
            Woburn, MA 01888
            Attention: President
            Telephone: (781) 938-3786
            Facsimile: (781) 933-4476

          with a copy to:

            Thermo Electron Corporation
            81 Wyman Street
            Waltham, MA 02454
            Attention: General Counsel
            Telephone: (781) 622-1000
            Facsimile: (781) 622-1283

        (b) if to Thermo Voltek, to:
            Thermo Voltek Corp.
            470 Wildwood Street
            P.O. Box 2878
            Woburn, MA 01888
            Attention: President
            Telephone: (617) 622-1000

           with a copy to:

            Palmer & Dodge LLP
            One Beacon Street
            Boston, MA 02108
            Attention: Stanley Keller
            Telephone: (617) 573-0100
            Facsimile: (617) 227-4420

     8.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     8.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6. OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

     8.8. ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the other parties.

                  [The rest of this page intentionally blank]

     IN WITNESS WHEREOF, Thermedics, Merger Sub, and Thermo Voltek have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                          THERMEDICS INC.

                                          By:      /s/ JOHN T. KEISER
                                            ------------------------------------
                                                       JOHN T. KEISER
                                                         PRESIDENT

                                          THERMO VOLTEK CORP.

                                          By:     /s/ COLIN I.W. BAXTER
                                            ------------------------------------
                                                     COLIN I.W. BAXTER
                                               PRESIDENT AND CHIEF OPERATING
                                                           OFFICER

                                          TV ACQUISITION CORPORATION

                                          By:      /s/ JOHN T. KEISER
                                            ------------------------------------
                                                       JOHN T. KEISER
                                                         PRESIDENT

     Thermo Electron Corporation joins this Agreement for the specific purpose of consenting to the provisions of Section 1.6 hereof and agreeing to perform its obligations under Section 5.2 hereof.

                                          THERMO ELECTRON CORPORATION

                                          By:    /s/ KENNETH J. APICERNO
                                            ------------------------------------
                                                    KENNETH J. APICERNO
                                                         TREASURER

                                                                      APPENDIX B

HSBC SECURITIES, INC.
140 Broadway, New York, NY 10005

                               November 24, 1998

Special Committee of the Board of Directors
Thermo Voltek Corp.
470 Wildwood Street
Woburn, MA 01888-1578

Dear Sirs:

     Thermo Voltek Corp. (the "Company"), Thermedics Inc. (the "Buyer") and TV Acquisition Corporation, a newly formed, wholly owned subsidiary of the Buyer ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") and each share of common stock, par value $0.05 per share (the "Shares"), of the Company outstanding immediately prior to the Merger (other than Shares held in treasury or held by the Buyer and Thermo Electron Corporation or as to which dissenters rights have been perfected) will be automatically converted into the right to receive $7.00 in cash (the "Consideration").

     You have requested our opinion as to whether the Consideration to be received by holders of Shares is fair from a financial point of view to such holders, other than the Buyer and its affiliates.

     In arriving at our opinion expressed herein, we have: (1) reviewed the Agreement; (2) reviewed certain publicly available financial statements and other information of the Company; (3) reviewed certain internal business plans and financial forecasts of the Company, as prepared by senior management of the Company; (4) conducted discussions with senior management of the Company concerning the matters described in clauses (2) and (3) above; (5) reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant; (6) considered the financial terms, to the extent publicly available, of certain other transactions that we deemed to be relevant; (7) reviewed the stock market trading price ranges and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, November 24, 1998.

     We are acting as financial advisor to the Special Committee of the Company's Board of Directors in connection with the Merger and will receive a fee from the Company for our services, payable at the time of delivery of our opinion as to whether the Consideration to be received by the holders of the Shares other than the Buyer and its affiliates pursuant to the Merger is fair from a financial point of view. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In connection with our engagement to provide financial advisory services to the Special Committee of the Board of Directors concerning strategic alternatives, we were authorized to solicit, and did solicit, interest from third parties with respect to the acquisition of the Company. In arriving at our opinion, we have considered the nature, scope and results of such solicitation. We have, in the past, provided financial advisory and financing services to affiliates of the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Buyer, as well as securities of affiliates of the Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Shares pursuant to the Merger is fair from a financial point of view to the holders of such Shares, other than the Buyer and its affiliates.

                                            Very truly yours,
                                            HSBC SECURITIES, INC.

                                            By:   /s/ THOMAS R. CALLAHAN

                                              ----------------------------------
                                                      THOMAS R. CALLAHAN
                                                 EXECUTIVE MANAGING DIRECTOR

                                                                      APPENDIX C

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph(1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
         OF THE COMPANY, THERMEDICS, THE MERGER SUB AND THERMO ELECTRON

     The following individuals are executive officers or directors of the Company, Thermedics, the Merger Sub or Thermo Electron. Unless otherwise noted, all such individuals are citizens of the United States. Unless otherwise noted, the business address of each executive officer and director (i) of the Company is 470 Wildwood Street, Woburn, Massachusetts 01888; (ii) of Thermedics is 470 Wildwood Street, Woburn, Massachusetts 01888; (iii) of the Merger Sub is 470 Wildwood Street, Woburn, Massachusetts 01888; and (iv) of Thermo Electron is 81 Wyman Street, Waltham, Massachusetts 02454-9046.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

John W. Wood Jr.:  Chairman and Chief Executive Officer

     John W. Wood Jr. has been a director of the Company and chairman of the board since 1990. Mr. Wood has been the chief executive officer of the Company since 1992, and was also the president of the Company from 1992 to January 1997. Mr. Wood is also a director of Thermedics and the following affiliates of Thermo
Electron: Thermedics Detection Inc., Thermo Cardiosystems Inc. and Thermo Sentron Inc. For further information, please see descriptions under "Directors and Executive Officers of Thermedics" and "Directors and Executive Officers of Thermo Electron", below.

Colin I.W. Baxter:  President and Chief Operating Officer

     Colin I.W. Baxter has been president and chief operating officer of the Company since February 1997. Mr. Baxter has been president of the Company's Kalmus division since May 1995, and from July 1996 to January 1997 was president of the Company's Pacific Power Source division. Prior to joining the Company, Mr. Baxter was president and chief executive officer of Drantez Technologies, Inc., a designer and manufacturer of electronic instruments for measuring and monitoring electrical power quality, demand and sequence of events recorders.

John N. Hatsopoulos:  Senior Vice President and Chief Financial Officer

     John N. Hatsopoulos has been chief financial officer of the Company since 1990, was a vice president from 1990 until 1998 and has been its senior vice president since January 1998. Mr. Hatsopoulos is also a director of Thermedics, LOIS/USA Inc. and the following affiliates of Thermo Electron: Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Power Corporation and Thermo TerraTech Inc. Mr. Hatsopoulos is also the chief financial officer and senior vice president of Thermedics. Mr. Hatsopoulos' business address is 81 Wyman Street, Waltham, Massachusetts 02454. For further information, please see descriptions under "Directors and Executive Officers of Thermedics" and "Directors and Executive Officers of Thermo Electron", below.

Paul F. Kelleher:  Chief Accounting Officer

     Paul F. Kelleher has been the chief accounting officer of the Company since 1990. He is a director of ThermoLase Corporation, an affiliate of Thermo Electron. Mr. Kelleher's business address is 81 Wyman Street, Waltham, Massachusetts 02454. For further information, please see descriptions under "Directors and Executive Officers of Thermedics" and "Directors and Executive Officers of Thermo Electron", below.

Elias P. Gyftopoulos:  Director

     Elias P. Gyftopoulos has been a director of the Company since 1994. He is Professor Emeritus at The Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron and the following affiliates of Thermo Electron: Thermo BioAnalysis Corporation, Thermo

Cardiosystems Inc., ThermoLase Corporation, ThermoRetec Corporation, ThermoSpectra Corporation, Thermo Vision Corporation and Trex Medical Corporation. His business address is The Massachusetts Institute of Technology, Room 24-109, 77 Massachusetts Avenue, Cambridge, Massachusetts 02139. For further information, please see description under "Directors and Executive Officers of Thermo Electron", below.

William W. Hoover:  Director

     William W. Hoover has been a director of the Company since 1986. Mr. Hoover is a retired U.S. Air Force Major General and former assistant secretary of the U.S. Department of Energy. Since 1993, Mr. Hoover has been president of Hoover Associates, a consulting firm. Prior to 1993, Mr. Hoover was executive vice president of Air Transport Association of America, a position he held for more than five years. Mr. Hoover's business address is 81 Wyman Street, Waltham, Massachusetts 02454.

Sandra L. Lambert:  Director

     Sandra L. Lambert has been a director of the Company since 1990. Ms. Lambert has been secretary of the Company since January 1991 and secretary and senior counsel of Thermo Electron since July 1990. For more than five years prior to that time, she was associate general counsel of Thermo Electron. Ms. Lambert also serves as clerk of Thermedics. Her business address is 81 Wyman Street, Waltham, Massachusetts 02454.

Theo Melas-Kyriazi:  Director

     Theo Melas-Kyriazi has been a director of the Company since 1990. Mr. Melas-Kyriazi was treasurer of the Company from January 1991 to September 1994 and was treasurer of Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as president and chief executive officer of ThermoSpectra Corporation, a manufacturer of precision imaging, inspection, temperature control and test and measurement instruments. Since March 1998, he has served as vice president, corporate strategy, of Thermo Electron. Effective January 1, 1999, Mr. Melas-Kyriazi will become the Chief Financial Officer of Thermedics and Thermo Electron. Mr. Melas-Kyriazi is also a director of the following affiliates of Thermo Electron: ThermoRetec Corporation and ThermoSpectra Corporation. Mr. Melas-Kyriazi is a citizen of Greece. Mr. Melas-Kyriazi's business address is 81 Wyman Street, Waltham, Massachusetts 02454.

Peter Richman:  Director

     Peter Richman has been a director of the Company since 1993. Mr. Richman was a consultant to Thermedics and its subsidiaries, including the Company, on corporate development and acquisition strategies from March 1993 to March 1995. For more than five years prior to that time, he was president and chief executive officer of KeyTek Instrument Corp., a manufacturer of electromagnetic compatibility testing equipment that was purchased in 1993 by the Company. Mr. Richman is also a director of Thermo Sentron Inc., a majority-owned subsidiary of Thermedics. Mr. Richman's business address is 81 Wyman Street, Waltham, Massachusetts 02454.

DIRECTORS AND EXECUTIVE OFFICERS OF THERMEDICS

John T. Keiser:  President

     John T. Keiser has been president of Thermedics since March 1998, and was a senior vice president of Thermedics from 1994 until March 1998. Mr. Keiser has been a director of Thermedics since April 1997. Mr. Keiser was president of the Eberline Instrument division of Thermo Instrument Systems Inc. ("Thermo Instrument"), a majority-owned subsidiary of Thermo Electron, from 1985 to July 1994. Mr. Keiser is also a director of the following affiliates of Thermo
Electron: Metrika Systems Corporation, Thermedics Detection Inc., ThermoTrex Corporation, ThermoLase Corporation, Trex Medical Corporation, Thermo Sentron Inc. and Thermo Cardiosystems Inc. For further information, please see descriptions under "Directors and Executive Officers of the Merger Sub" and "Directors and Executive Officers of Thermo Electron", below.

John N. Hatsopoulos: Chief Financial Officer and Senior Vice President and Director

     John N. Hatsopoulos has been a director of Thermedics since March 1995. Mr. Hatsopoulos was chairman of the board of Thermedics from March 1995 to March 1998. He has served as Thermedics' chief financial officer since 1988 and its senior vice president since December 1997. He was a vice president of Thermedics from 1986 through December 1997. For further information, please see descriptions under "Directors and Executive Officers of the Company", above, and "Directors and Executive Officers of Thermo Electron", below.

Paul F. Kelleher:  Chief Accounting Officer

     Paul F. Kelleher has been the chief accounting officer of Thermedics since 1985. For further information, please see descriptions under "Directors and Executive Officers of the Company", above, and "Directors and Executive Officers of Thermo Electron", below.

John W. Wood Jr.:  Chairman of the Board

     John W. Wood Jr. has been a director of Thermedics since 1984 and has been chairman of the board since March 1998. For further information, please see descriptions under "Directors and Executive Officers of the Company", above, and "Directors and Executive Officers of Thermo Electron", below.

T. Anthony Brooks:  Director

     T. Anthony Brooks has been a director of Thermedics since September 1998. Mr. Brooks was a Managing Director of Lehman Brothers Inc. for more than five years until his retirement in January 1997. From 1991 to 1994, Mr. Brooks was head of Lehman Brothers' Global Equity Capital Markets division, and from 1995 to 1996, Mr. Brooks was head of Lehman Brothers' European Equity division. Mr. Brooks' business address is 81 Wyman Street, Waltham, Massachusetts 02454.

Peter O. Crisp:  Director

     Peter O. Crisp has been a director of Thermedics since 1983. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for more than five years until his retirement in September 1997. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, United States Trust Corporation, Thermo Electron and the following affiliates of Thermo Electron: Thermo Power Corporation and ThermoTrex Corporation. His address is 103 Horseshoe Road, Mill Neck, New York 11765. For further information, please see description under "Directors and Executive Officers of Thermo Electron", below.

Paul F. Ferrari:  Director

     Paul Ferrari has been a director of Thermedics since 1991. Since 1991, he has been a consultant to various companies, including Thermo Electron and its subsidiaries. Mr. Ferrari was a vice president of Thermo Electron from 1988 until his retirement at the end of 1990, its secretary from 1981 to 1990, and its treasurer from 1967 to 1988. He served as Thermedics' clerk from 1983 to 1990 and its treasurer from 1983 to 1988. Mr. Ferrari is also a director of General Scanning Inc. and ThermoTrex Corporation, an affiliate of Thermo Electron. Mr. Ferrari's business address is 81 Wyman Street, Waltham, Massachusetts 02454.

George N. Hatsopoulos:  Director

     George N. Hatsopoulos has been a director of Thermedics since 1983. Dr. Hatsopoulos is also a director of Photoelectron Corporation, Thermo Electron and the following affiliates of Thermo Electron: Thermo Fibertek Inc., Thermo Instrument, Thermo Optek Corporation, ThermoQuest Corporation and ThermoTrex Corporation. For further information, please see description under "Directors and Executive Officers of Thermo Electron", below.

Nicholas T. Zervas:  Director

     Nicholas T. Zervas has been a director of Thermedics since 1987. Dr. Zervas has been Chief of Neurosurgical Service, Massachusetts General Hospital, since 1977. Dr. Zervas is also a director of the following affiliates of Thermo
Electron: Thermo Cardiosystems Inc., ThermoLase Corporation and ThermoTrex Corporation. His business address is Massachusetts General Hospital, Neurosurgery Department, Boston, Massachusetts 02114.

DIRECTORS AND EXECUTIVE OFFICERS OF THE MERGER SUB

     John T. Keiser has been the Merger Sub's president and sole director since the Merger Sub's formation in November 1998. For further information, please see description under "Directors and Executive Officers of Thermedics", above, and "Directors and Executive Officers of Thermo Electron", below.

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON

George N. Hatsopoulos:  Director, Chairman of the Board and Chief Executive
Officer

     Dr. Hatsopoulos has been the chairman of the board and chief executive officer of Thermo Electron since he founded that company in 1956, and was president of Thermo Electron from 1956 to January 1997. For further information, please see description under "Directors and Executive Officers of Thermedics", above.

John N. Hatsopoulos: Director, Vice Chairman of the Board and Chief Financial Officer

     John N. Hatsopoulos has been the chief financial officer of Thermo Electron since 1988. Mr. Hatsopoulos became a director of Thermo Electron in September 1997, and became vice chairman of the board of Thermo Electron in September 1998. Mr. Hatsopoulos served as the president of Thermo Electron from January 1997 until September 1998. Prior to being named president of Thermo Electron in January 1997, Mr. Hatsopoulos served as an executive vice president, a position he had held since 1986. For further information, please see descriptions under "Directors and Executive Officers of the Company" and "Directors and Executive Officers of Thermedics", above.

Arvin H. Smith:  President

     Mr. Smith became president of Thermo Electron in September 1998. Prior to that time, Mr. Smith had been an executive vice president of Thermo Electron since 1991 and was a senior vice president of Thermo Electron from 1986 to 1991. Mr. Smith served as president and chief executive officer of Thermo Instrument from 1986 to March 1997 and January 1998, respectively. Mr. Smith has been a director of Thermo Instrument, an affiliate of Thermo Electron, since 1986, and chairman of the board since March 1997.

Brian D. Holt:  Chief Operating Officer, Energy & Environmental

     Mr. Holt became chief operating officer, energy & environmental, of Thermo Electron in September 1998. Mr. Holt has been President and Chief Executive Officer of Thermo Ecotek Corporation ("Thermo Ecotek"), a majority-owned subsidiary of Thermo Electron, since February 1994, and has been a director of Thermo Ecotek since January 1995. For more than five years prior to his appointment as an officer of Thermo Ecotek, he was president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities. Mr. Holt is also a director of KFx, Inc. and the following affiliates of Thermo Electron: Thermo Power Corporation, ThermoRetec Corporation, The Randers Group Incorporated and Thermo TerraTech Inc. Mr. Holt's business address is 245 Winter Street, Suite 300, Waltham, Massachusetts 02451.

John T. Keiser:  Chief Operating Officer, Biomedical & Advanced Technology

     In September 1998, Mr. Keiser became chief operating officer, biomedical and new technologies, of Thermo Electron. He has also been the president of Thermo Biomedical Inc., a wholly owned subsidiary of

Thermo Electron, since 1994. For further information, please see description under "Directors and Executive Officers of Thermedics" and "Directors and Executive Officers of the Merger Sub", above.

Earl R. Lewis:  Chief Operating Officer, Instrumentation

     Mr. Lewis became chief operating officer, instrumentation, of Thermo Electron in September 1998, and had been a vice president of Thermo Electron since September 1996. Mr. Lewis has been a director and the chief executive officer of Thermo Instrument since January 1998, and has been president of Thermo Instrument since March 1997. He was chief operating officer of Thermo Instrument from January 1996 to January 1998. Prior to that time, he was executive vice president of Thermo Instrument from January 1996 to March 1997, senior vice president from January 1994 to January 1996, and vice president from March 1992 to January 1994. Prior to his appointment as Thermo Instrument's chief executive officer, Mr. Lewis was also chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument, from its inception in August 1995 to January 1998 and was the president of its predecessor, Thermo Jarrell Ash Corporation for more than five years prior to 1995. Mr. Lewis is also a director of the following affiliates of Thermo
Electron: Metrika Systems Corporation, ONIX Systems Inc., Thermo BioAnalysis Corporation, Thermo Optek Corporation, ThermoQuest Corporation, ThermoSpectra Corporation and Thermo Vision Corporation.

William A. Rainville:  Chief Operating Officer, Recycling and Resource Recovery

     Mr. Rainville became chief operating officer, recycling and resource recovery, of Thermo Electron in September 1998. Prior to that time, Mr. Rainville had been a senior vice president of Thermo Electron since March 1993 and was a vice president of Thermo Electron from 1986 to 1993. Mr. Rainville has been president and chief executive officer of Thermo Fibertek Inc. ("Thermo Fibertek"), a majority-owned subsidiary of Thermo Electron, since its inception in 1991 and a director since January 1992. From 1984 until January 1993, Mr. Rainville was the president and chief executive officer of Thermo Web Systems Inc., a subsidiary of Thermo Fibertek. Mr. Rainville is also a director of the following affiliates of Thermo Electron: Thermo Ecotek, Thermo Fibergen Inc., ThermoRetec Corporation, and Thermo TerraTech Inc. Mr. Rainville's business address is 245 Winter Street, Waltham, Massachusetts 02451.

Paul F. Kelleher:  Senior Vice President, Finance & Administration

     Paul F. Kelleher has been senior vice president, finance & administration, of Thermo Electron since June 1997, and served as its vice president, finance from 1987 until 1997. Mr. Kelleher served as Thermo Electron's controller from 1982 until January 1996. For further information, please see description under "Directors and Executive Officers of the Company" and "Directors and Executive Officers of Thermedics", above.

John W. Wood Jr.:  Senior Vice President

     John W. Wood Jr. has been senior vice president of Thermo Electron since December 1995, and prior to that time had been a vice president of Thermo Electron since September 1994. For further information, please see descriptions under "Directors and Executive Officers of the Company" and "Directors and Executive Officers of Thermedics", above.

Peter G. Pantazelos:  Executive Vice President, Corporate Development

     Peter G. Pantazelos has been executive vice president, corporate development of Thermo Electron since 1968.

John M. Albertine:  Director

     John M. Albertine has been a director of Thermo Electron since 1986. Dr. Albertine is chairman of the board and chief executive officer of Albertine Enterprises, Inc., an economic- and public-policy consulting and full-service mergers and acquisitions firm he founded in 1990. Dr. Albertine is also a director of American

Precision Industries, Inc., Intermagnetics General Corp. and U.S. Cast Products Inc. His business address is Albertine Enterprises, Inc., 1156 15th Street N.W., Suite 505, Washington, D.C. 20005.

Peter O. Crisp:  Director

     Peter O. Crisp has been a director of Thermo Electron since 1974. For further information, please see description under "Directors and Executive Officers of Thermedics", above.

Elias P. Gyftopoulos:  Director

     Elias P. Gyftopoulos has been a director of Thermo Electron since 1976. For further information, please see description under "Directors and Executive Officers of the Company", above.

Frank Jungers:  Director

     Frank Jungers has been a director of Thermo Electron since 1978. Mr. Jungers has been a consultant on business and energy matters since 1977. Mr. Jungers was employed by the Arabian American Oil Company from 1974 through 1977 as chairman and chief executive officer. Mr. Jungers is also a director of The AES Corporation, Donaldson, Lufkin & Jenrette, Georgia-Pacific Corporation, and the following affiliates of Thermo Electron: Thermo Ecotek, ThermoQuest Corporation and ONIX Systems Inc. His business address is 822 NW Murray, Suite 242, Portland, Oregon 97229.

Robert A. McCabe:  Director

     Robert A. McCabe has been a director of Thermo Electron since 1962. He has served as president of Pilot Capital Corporation, which is engaged in private investments and provides acquisition services, since 1987. Prior to that time Mr. McCabe was a managing director of Lehman Brothers Inc., an investment banking firm. Mr. McCabe is also a director of Borg-Warner Security Corporation, Church & Dwight Company, Morrison-Knudsen Corporation and Thermo Optek Corporation, an affiliate of Thermo Electron. His business address is Pilot Capital Corporation, 444 Madison Avenue, Suite 2103, New York, New York 10022.

Donald E. Noble:  Director

     Donald E. Noble has been a director of Thermo Electron since 1983. For more than 20 years, from 1959 to 1980, Mr. Noble served as the Chief Executive Officer of Rubbermaid, Incorporated, first with the title of president and then as chairman of the board. Mr. Noble is also a director of the following affiliates of Thermo Electron: Thermo Fibertek Inc., Thermo Sentron Inc. and Thermo TerraTech Inc. His business address is Rubbermaid Incorporated, 1147 Akron Road, Wooster, Ohio 44691.

Robert W. O'Leary:  Director

     Robert W. O'Leary has been a director of Thermo Electron since June 1998. Mr. O'Leary has served since 1995 as the chairman and chief executive officer of Premier, Inc., a strategic healthcare alliance. Mr. O'Leary had served as chairman and chief executive officer of American Healthcare Systems from March 1995 until its merger with Premier in late 1995, and as chairman and chief executive officer of American Medical International, Inc. from 1991 to 1995. His business address is Premier, Inc., 12225 El Camino Real, San Diego, California 92130.

Hutham S. Olayan:  Director

     Hutham S. Olayan has been a director of Thermo Electron since 1987. She has served since 1995 as president and a director of Olayan America Corporation, a member of the Olayan Group, and as president and a director of Competrol Real Estate Limited, another member of the Olayan Group, from 1986 until its merger into Olayan America Corporation in 1997. The surviving company is engaged in private investments, including real estate, and advisory services. In addition, from 1985 to 1994, Ms. Olayan served as president and a director of Crescent Diversified Limited, another member of the Olayan Group engaged in private investments. Ms. Olayan is also a director of Trex Medical Corporation, an affiliate of Thermo Electron. Her business address is Suite 1100, 505 Park Avenue, New York, New York 10022. Ms. Olayan is a citizen of Saudi Arabia.

Richard F. Syron:  Director

     Richard F. Syron has been a director of Thermo Electron since September 1997. Since April 1994, Dr. Syron has been the chairman and chief executive officer of the American Stock Exchange Inc. From January 1989 through April 1994, he was the president and chief executive officer of the Federal Reserve Bank of Boston. Prior to that time, he held a variety of senior positions with the Federal Home Loan Bank of Boston, the Federal Reserve Bank of Boston, the Board of Governors of the Federal Reserve System and the U.S. Department of Treasury. Dr. Syron is also a director of Dreyfus Corporation and The John Hancock Corporation. His business address is 86 Trinity Place, New York, New York 10006.

Roger D. Wellington:  Director

     Roger D. Wellington has been a director of Thermo Electron since 1986. Mr. Wellington is the president and chief executive officer of Wellington Consultants, Inc. and of Wellington Associates, Inc., international business consulting firms he founded in 1994 and 1989, respectively. Prior to 1989, Mr. Wellington served as chairman of the board of Augat Inc., a manufacturer of electromechanical components and systems, for more than five years. Prior to 1988, Mr. Wellington also served as the chief executive officer and president of Augat Inc. for more than ten years. Mr. Wellington is also a director of Photoelectron Corporation.

     To the knowledge of the Company, all of the above-listed officers and directors intend to tender their shares of Common Stock in connection with the Merger and to vote to approve the Merger Agreement.

                                                                      APPENDIX E

                     INFORMATION CONCERNING TRANSACTIONS IN
                        THE COMMON STOCK OF THE COMPANY

     The following sets forth information with respect to purchases of Voltek Common Stock by Voltek, Thermedics, the Merger Sub and Thermo Electron since the commencement of Voltek's second full fiscal year preceding the date of this Proxy Statement.

                                                                                         AVERAGE PURCHASE
                                               NUMBER OF           RANGE OF PRICES       PRICE PER SHARE
                                            SHARES PURCHASED       PAID PER SHARE             DURING
QUARTER/YEAR                PURCHASER        DURING QUARTER     DURING QUARTER ($)(1)     QUARTER ($)(1)
------------             ---------------    ----------------    ---------------------    ----------------
2nd Quarter 1996.......    Thermedics            186,450(2)       13.3333 - 14.3333(2)       14.1638(2)
3rd Quarter 1996.......  Thermo Electron             700(2)                  12.625(2)        12.625(2)
3rd Quarter 1996.......    Thermedics            100,400(2)         10.5   - 12.625(2)       10.7388(2)
4th Quarter 1996.......  Thermo Electron          51,000               9.875 - 11.5          10.9047
4th Quarter 1996.......    Thermedics             34,600            11.875 - 13.125          12.5719
1st Quarter 1997.......  Thermo Electron          76,500            10.125 - 11.875          11.5395
1st Quarter 1997.......    Thermedics            354,000             10.25  - 12.25            10.95
2nd Quarter 1997.......  Thermo Electron         110,000             8.0   -  8.375           8.0341
2nd Quarter 1997.......    Thermedics            126,000               9.0   -  9.5           9.1982
2nd Quarter 1997.......      Voltek            1,038,400              7.0   -  8.75           8.0853
3rd Quarter 1997.......    Thermedics            314,275                      7.125            7.125
3rd Quarter 1997.......      Voltek               79,100             6.0   -  6.375           6.1595
4th Quarter 1997.......    Thermedics              5,600               6.5   -  7.0           6.9464
1st Quarter 1998.......      Voltek              188,700                        5.0              5.0

---------------
(1) Prices per share of Voltek Common Stock are net of commissions paid by the respective purchasers.

(2) The number of shares and the purchase prices per share for purchases of Voltek Common Stock by Thermedics and Thermo Electron in the second and third quarters of 1996 have been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, in August 1996.

     The following chart sets forth information with respect to options granted by Voltek since the commencement of Voltek's second full fiscal year preceding the date of this Proxy Statement to directors and executive officers of Voltek, Thermedics, the Merger Sub and Thermo Electron.

                                                                            NUMBER OF
                                                                              SHARES
                                                                DATE OF      COVERED      EXERCISE
NAME                                   RELATIONSHIP              GRANT      BY OPTIONS     PRICE
----                                   ------------             --------    ----------    --------
Colin I.W. Baxter............  President and Chief Operating    12/12/96       5,000       $10.45
                               Officer, Voltek
Colin I.W. Baxter............  President and Chief Operating    3/13/97       75,000       $10.28
                               Officer, Voltek
Colin I.W. Baxter............  President and Chief Operating    3/13/97          700       $10.28
                               Officer, Voltek
Colin I.W. Baxter............  President and Chief Operating    2/25/98        1,200       $ 5.00
                               Officer, Voltek
Colin I.W. Baxter............  President and Chief Operating    9/08/98       20,000       $ 6.56
                               Officer, Voltek
Elias P. Gyftopoulos.........  Director, Voltek and Thermo      5/20/96        1,500       $14.05
                               Electron
Elias P. Gyftopoulos.........  Director, Voltek and Thermo      6/02/97        1,000       $ 8.30
                               Electron
Elias P. Gyftopoulos.........  Director, Voltek and Thermo      6/01/98        1,000       $ 7.00
                               Electron
William W. Hoover............  Director, Voltek                 5/20/96        1,500       $14.05
William W. Hoover............  Director, Voltek                 6/02/97        1,000       $ 8.30
William W. Hoover............  Director, Voltek                 6/01/98        1,000       $ 7.00
Peter Richman................  Director, Voltek                 5/20/96        1,500       $14.05
Peter Richman................  Director, Voltek                 6/02/97        1,000       $ 8.30
Peter Richman................  Director, Voltek                 6/01/98        1,000       $ 7.00
John W. Wood Jr..............  Chairman and Chief Executive     3/7/96         2,100       $12.78
                               Officer, Voltek; Chairman of
                               the Board, Thermedics; Senior
                               Vice President, Thermo
                               Electron
John W. Wood Jr..............  Chairman and Chief Executive     3/13/97        2,100       $10.28
                               Officer, Voltek; Chairman of
                               the Board, Thermedics; Senior
                               Vice President, Thermo
                               Electron
John W. Wood Jr..............  Chairman and Chief Executive     2/25/98        1,800       $ 5.00
                               Officer, Voltek; Chairman of
                               the Board, Thermedics; Senior
                               Vice President, Thermo
                               Electron

     The following chart sets forth information with respect to options to purchase Voltek Common Stock that have been exercised by directors and executive officers of Voltek, Thermedics, the Merger Sub and Thermo Electron since the commencement of Voltek's second full fiscal year preceding the date of this Proxy Statement.

                                                                              NUMBER OF
                                                                               SHARES
                                                                EXERCISE    RECEIVED UPON    EXERCISE
NAME                                 RELATIONSHIP                 DATE        EXERCISE        PRICE
----                                 ------------               --------    -------------    --------
Paul F. Ferrari..........  Director, Thermedics                  4/08/97        3,748         $2.92
John N. Hatsopoulos......  Chief Financial Officer and           3/05/97        7,498         $2.92
                           Senior Vice President, Voltek and
                           Thermedics; Chief Financial
                           Officer and Vice Chairman of the
                           Board, Thermo Electron
William W. Hoover........  Director, Voltek                      3/12/96        2,250         $1.33
William W. Hoover........  Director, Voltek                      9/12/96        3,600         $1.08
William W. Hoover........  Director, Voltek                     11/14/97        3,898         $1.08
Sandra L. Lambert........  Director, Voltek                      10/4/96        7,498         $2.92
Theo Melas-Kyriazi.......  Director, Voltek                      3/21/97        7,498         $2.92
John W. Wood Jr..........  Chairman and Chief Executive         11/27/96        1,125         $3.35
                           Officer, Voltek; Chairman of the
                           Board, Thermedics; Senior Vice
                           President, Thermo Electron
John W. Wood Jr..........  Chairman and Chief Executive         11/27/96        7,498         $2.92
                           Officer, Voltek; Chairman of the
                           Board, Thermedics; Senior Vice
                           President, Thermo Electron

    OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF VOLTEK

     The following table sets forth the beneficial ownership of Common Stock, as of November 30, 1998, with respect to (i) each director and executive officer of the Company and (ii) all directors and current executive officers as a group.

     While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermedics or by Thermo Electron, as the case may be.

                                                                 THERMO
                                                             VOLTEK CORP.(2)
                                                         -----------------------
                                                         NUMBER OF    PERCENTAGE
NAME(1)                                                   SHARES       OF CLASS
-------                                                  ---------    ----------
Colin I.W. Baxter......................................   149,207        1.7
Elias P. Gyftopoulos...................................     5,250       *
William W. Hoover......................................    23,892       *
Sandra L. Lambert......................................     1,912       *
Theo Melas-Kyriazi.....................................     5,581       *
Peter Richman..........................................    45,726       *
John W. Wood Jr........................................    96,971        1.1
John N. Hatsopoulos....................................         0       *
Paul F. Kelleher.......................................    10,000       *
All directors and current executive officers as a group
  (9 persons)..........................................   338,539        3.9

---------------
 * Reflects ownership of less than 1.0% of the outstanding common stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The shares of Common Stock beneficially owned by Mr. Baxter, Dr. Gyftopoulos, Mr. Hoover, Mr. Richman, Mr. Wood and all directors and executive officers as a group include 131,900, 4,250, 14,898, 41,150, 82,350 and 274,548 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Richman and all directors and executive officers as a group include 3,576 full shares allocated through November 30, 1998, to his account maintained under the Company's deferred compensation plan for directors. Except for Mr. Wood, who beneficially owned 1.1% of the Company's Common Stock outstanding as of November 30, 1998, and Mr. Baxter, who beneficially owned 1.7% of the Company's Common Stock outstanding as of November 30, 1998, no director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of November 30, 1998; all directors and current executive officers as a group beneficially owned 3.9% of the Common Stock outstanding as of such date.

  OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THERMEDICS

     The following table sets forth the beneficial ownership of Common Stock, as of November 30, 1998, with respect to (i) each director and executive officer of Thermedics and (iii) all directors and current executive officers as a group.

     While certain directors and executive officers of Thermedics are also directors and executive officers of Thermo Electron or its subsidiaries other than Thermedics, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron or Thermedics, as the case may be.

                                                                 THERMO
                                                             VOLTEK CORP.(2)
                                                         -----------------------
                                                         NUMBER OF    PERCENTAGE
NAME (1)                                                  SHARES       OF CLASS
--------                                                 ---------    ----------
T. Anthony Brooks......................................         0          *
Peter O. Crisp.........................................     2,250          *
Paul F. Ferrari........................................     2,250          *
George N. Hatsopoulos..................................         0          *
John N. Hatsopoulos....................................         0          *
John T. Keiser.........................................         0          *
John W. Wood Jr........................................    96,971        1.1
Nicholas T. Zervas.....................................     2,250          *
David H. Fine..........................................         0          *
Paul F. Kelleher.......................................    10,000          *
Victor L. Poirier......................................         0          *
All directors and current executive officers as a group
  (11 persons).........................................   113,721        1.3

---------------
 * Reflects ownership of less than 1.0% of the outstanding common stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The shares of Common Stock beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Wood, Mr. Zervas and all directors and executive officers as a group include 2,250, 2,250, 82,350, 2,250 and 89,100 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1998, through the exercise of stock options. Except for Mr. Wood, who beneficially owned 1.1% of the Company's Common Stock outstanding as of November 30, 1998, no director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of November 30, 1998; all directors and current executive officers as a group beneficially owned 1.3% of the Common Stock outstanding as of such date.

OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THERMO ELECTRON

     The following table sets forth the beneficial ownership of Common Stock, as of November 30, 1998, with respect to (i) each director and executive officer of Thermo Electron and (ii) all directors and current executive officers as a group.

     While certain directors and executive officers of Thermo Electron are also directors and executive officers of majority-owned subsidiaries of Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron or by such majority-owned subsidiaries, as the case may be.

                                                                 THERMO
                                                             VOLTEK CORP.(2)
                                                         -----------------------
                                                         NUMBER OF    PERCENTAGE
NAME(1)                                                   SHARES       OF CLASS
-------                                                  ---------    ----------
John M. Albertine......................................     1,500          *
Peter O. Crisp.........................................     2,250          *
Elias P. Gyftopoulos...................................     5,250          *
George N. Hatsopoulos..................................         0          *
John N. Hatsopoulos....................................         0          *
Brian D. Holt..........................................         0          *
Frank Jungers..........................................     1,500          *
John T. Keiser.........................................         0          *
Paul F. Kelleher.......................................    10,000          *
Earl R. Lewis..........................................         0          *
Robert A. McCabe.......................................     3,300          *
Donald E. Noble........................................     1,500          *
Hutham S. Olayan.......................................     1,500          *
Robert W. O'Leary......................................         0          *
Peter G. Pantazelos....................................         0          *
William A. Rainville...................................         0          *
Arvin H. Smith.........................................         0          *
Richard F. Syron.......................................         0          *
Roger D. Wellington....................................     1,500          *
John W. Wood Jr........................................    96,971        1.1
All directors and current executive officers as a group
  (20 persons).........................................   125,271        1.4

---------------
  * Reflects ownership of less than 1.0% of the outstanding common stock.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) The shares of Common Stock beneficially owned by Mr. Albertine, Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. McCabe, Mr. Noble, Mr. Wood and all directors and executive officers as a group include 1,500, 2,250, 4,250, 1,500, 1,500, 1,500, 82,350 and 94,850 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1998, through the exercise of stock options. Except for Mr. Wood, who beneficially owned 1.1% of the Company's Common Stock outstanding as of November 30, 1998, no director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of November 30, 1998; all directors and current executive officers as a group beneficially owned 1.4% of the Common Stock outstanding as of such date.

OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS OF THE MERGER SUB

     Please see "Ownership of Common Stock by Executive Officers and Directors of Thermedics", above, for information regarding the ownership of Common Stock by John T. Keiser, the sole director and executive officer of the Merger Sub.

                    TRANSACTIONS IN THE VOLTEK COMMON STOCK

     The following sets forth information with respect to transactions in the Voltek Common Stock effected during the 60 days preceding the date of this Proxy Statement by Voltek, Thermedics, the Merger Sub, Thermo Electron or the directors and executive officers of any of Voltek, Thermedics, the Merger Sub or Thermo Electron.

     On November 12, 1998, Paul F. Ferrari, a director of Thermedics, sold 3,748 shares of Voltek Common Stock in the open market at a price per share of $6.5625.

     No other transactions in the Voltek Common Stock were effected during the 60 days preceding the date of this Proxy Statement by Voltek, Thermedics, the Merger Sub, Thermo Electron or the directors and executive officers of any of Voltek, Thermedics, the Merger Sub or Thermo Electron.

                        [ATTACHMENT A TO PROXY STATEMENT]



                                  FORM OF PROXY

                               THERMO VOLTEK CORP.

      PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD __________, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Colin I.W. Baxter, John W. Wood Jr. and Kenneth J. Apicerno, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Special Meeting of the stockholders of Thermo Voltek Corp., a Delaware corporation (the "Company"), to be held on _________, 1999, at 10:00 a.m., at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454-9046, and at any adjournment or adjournments thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on _______, 199__, with all of the powers the undersigned would possess if personally present at such meeting.

            (IMPORTANT--TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

                         SPECIAL MEETING OF STOCKHOLDERS
                               THERMO VOLTEK CORP.
                                ___________, 1999

     1. To consider and vote on a proposal to approve an Agreement and Plan of Merger dated as of November 24, 1998 (the "Merger Agreement") pursuant to which TV Acquisition Corporation, a newly-formed company and wholly owned subsidiary of Thermedics Inc., will be merged (the "Merger") with and into the Company and each stockholder of the Company (other than stockholders who are entitled to and have perfected their dissenters' rights, shares held by the Company in treasury and shares held by Thermedics Inc. and Thermo Electron Corporation) will become entitled to receive $7.00 in cash, without interest, for each outstanding share of common stock, $.05 par value, of the Company owned by such stockholder immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Appendix A to and is described in the accompanying Proxy Statement.

            [  ]  For         [  ]  Against         [  ]  Abstain

     2. To consider and act in their discretion upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

     Copies of the Notice of Special Meeting and of the Proxy Statement have been received by the undersigned.


                                       PLEASE DATE, SIGN AND PROMPTLY
                                       RETURN THIS PROXY IN THE ENCLOSED
                                       ENVELOPE.

                                       Signature(s) ___________________________


                                       Date_____________________________________

                                       Note: This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!